As filed with the Securities and Exchange Commission on June 19, 2006.

Registration No. 333-134562

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MIDDLEBURG FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	6021	54-1696103
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

111 West Washington Street

Middleburg, Virginia 20117

(703) 777-6327

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph L. Boling

Chairman and Chief Executive Officer

Middleburg Financial Corporation

111 West Washington Street

Middleburg, Virginia 20117

(703) 777-6327

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Wayne A. Whitham, Jr., Esq. John M. Oakey, III, Esq. Williams Mullen Two James Center 1021 East Cary Street Richmond, Virginia 23219 (804) 643-1991	George P. Whitley, Esq. Scott H. Richter, Esq. LeClair Ryan, A Professional Corporation Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219 (804) 783-2003

Approximate date of commencement of proposed sale to the public:    As soon as practicable following the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion – June 16, 2006

PROSPECTUS

500,000 Shares

[Insert Logo]

Common Stock

Middleburg Financial Corporation is a holding company that owns Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank, which is headquartered in Loudoun County, Virginia, is a commercial bank with $762.0 million in assets at March 31, 2006. Middleburg Investment Group is a holding company for Middleburg Trust Company, a trust company that administered $620.8 million in assets at March 31, 2006, and Middleburg Investment Advisors, Inc., an investment advisor with $590.6 million in assets under management at March 31, 2006.

We are offering 500,000 shares of our common stock in a public offering.

Our common stock is traded on the Nasdaq Capital Market under the symbol “MBRG.” On June 15, 2006, the closing price for our common stock was $31.00.

Investing in our common stock involves risks. You should read the “ Risk Factors” section beginning on page 10 before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

In addition, shares of our common stock are not deposit accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Share	Total
Price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Middleburg Financial Corporation	$	$

This is a firm commitment underwriting. We have granted the underwriters a 30-day option to purchase up to 60,000 additional shares from us at the public offering price, less the underwriting discount, to cover over-allotments.

The underwriters expect to deliver the shares to purchasers on or about                     , 2006.

Scott & Stringfellow, Inc.	Davenport & Company LLC

The date of this prospectus is                 , 2006.

Middleburg Financial Corporation

Middleburg Bank Financial Service Centers
Proposed Financial Service Centers
Purcellville
Leesburg
LOUDOUN
Ashburn
Sterling
Reston
Middleburg
VIRGINIA
Washington Dulles International Airport
Chantilly
FAUQUIER
FAIRFAX
Manassas
Warrenton
PRINCE WILLIAM
15
7
267
28
50
66
495
395
211
95

Middleburg Bank
Middleburg Investment Group
Southern Trust Mortgage
Purcellville
Leesburg
Middleburg
Ashburn
Alexandria
Reston
Warrenton
VIRGINIA
Richmond
Lynchburg
Roanoke
Virginia Beach
66
95
64
81
77
85
13

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

In this prospectus, we frequently use the terms “we,” “our” and “us” to refer to Middleburg Financial Corporation, Middleburg Bank and other subsidiaries which we own. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 10.

In addition, the source of the demographic information that we have included in our discussion of our market area in this prospectus is Environmental Systems Research Institute, Inc. and the United States Census Bureau.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Therefore, you should read this entire prospectus carefully before making a decision to invest in our common stock, including the risks of purchasing common stock discussed under the “Risk Factors” section and our financial statements and related notes.

The Company

Middleburg Financial Corporation is a bank holding company headquartered in Middleburg, Virginia. We conduct our primary operations through two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc.

Middleburg Bank, which opened for business in 1924, has seven full service financial service centers and one limited service center located in Middleburg, Ashburn, Purcellville, Reston, Leesburg and Warrenton, Virginia. Middleburg Investment Group is a non-bank holding company for Middleburg Trust Company, our trust company that began operating in 1994, and Middleburg Investment Advisors, Inc., our investment advisory firm that has served clients since 1981. The bank also owns 41.8% of Southern Trust Mortgage, LLC, a regional mortgage lender. Through our subsidiaries, we offer a wide range of banking, fiduciary and investment management services to both individuals and small businesses.

At March 31, 2006, we had total assets of $762.0 million, representing a 19.1% increase from March 31, 2005. At March 31, 2006, total loans outstanding, net of allowance for loan losses, amounted to $543.4 million, an increase of 38.5% from March 31, 2005. Deposits at March 31, 2006 were $545.8 million, representing a 21.2% increase from March 31, 2005. For the three months ended March 31, 2006, our net income was $2.0 million, an increase of 45.4% from our net income for the three months ended March 31, 2005. Earnings per diluted share for the three months ended March 31, 2006 were $0.52, an increase of 44.4% compared to $0.36 for the three months ended March 31, 2005. During the period from December 31, 2000 to December 31, 2005, we had compound annual growth rates of 20.6% in assets, 24.2% in loans, 19.7% in deposits, 11.2% in net income, and 8.7% in earnings per diluted share. In addition, at March 31, 2006, Middleburg Trust Company administered $620.8 million in assets and Middleburg Investment Advisors had $590.6 million in assets under management.

Management Team

Our senior management team consists of eight officers who have 179 years of combined experience, with an average of over 22 years experience each, in the financial services industry. The table below identifies our key managers.

Name	Position	Years Experience
Joseph L. Boling	Chairman and Chief Executive Officer	37
Alice P. Frazier	Executive Vice President and Chief Operating Officer	18
Arch A. Moore, III	Executive Vice President and Senior Loan Officer	23
Gary R. Shook	Executive Vice President, Investment Services	24
Kathleen J. Chappell	Senior Vice President and Chief Financial Officer	16
Suzanne K. Withers	Senior Vice President, HR and Organizational Development	12
John Mason L. Antrim	President and Chief Executive Officer, Middleburg Trust Company	15
James H. Patterson	President, Middleburg Investment Advisors	34

Our Market Area

Our primary service area is Loudoun County, western Fairfax County and northern Fauquier County, all of which are high growth and affluent markets in Northern Virginia. Collectively, the markets in which we operate are some of the fastest growing in Virginia and the United States. From 1990 to 2000, Loudoun County’s population increased 96.8% to 169,599, and its growth during the decade placed it as the sixth highest county in the United States in terms of percentage change in population during that period. The county’s population was 257,240 as of December 31, 2005, and is projected to grow by 49.3% between 2005 and 2010, one of the highest rates in the nation. The economy of Loudoun County is driven by service industries requiring a high skill level, self-employed individuals and the independently wealthy.

Fairfax County’s population increased 18.4% to 969,749 from 1990 to 2000, and it is projected to grow by 6.5% between 2005 and 2010. The county’s population was 1,036,578 as of December 31, 2005. Major employment sectors include service industries and federal, state and local governments. Fauquier County’s population, which grew 13.2% to 55,139 from 1990 to 2000, is projected to increase by 13.7% between 2005 and 2010. Fauquier County’s population was 63,225 as of December 31, 2005. The economy of Fauquier County consists mainly of service industries and agriculture.

Our Northern Virginia markets continue to rank among the top counties in the state and nation in terms of median household income and education levels, common gauges of an affluent market. Fairfax and Loudoun counties rank first and second in Virginia with median household incomes of $100,803 and $97,830, respectively. Both counties have median household incomes that are in the top three nationwide, nearly double the national median. Fairfax and Loudoun county residents over the age of 25 years are typically more highly educated with 59.9% and 53.9%, respectively, having a bachelor’s degree or higher. This ranks Fairfax as third and Loudon as fifth in the state and is significantly above the national median of 24.4%.

Since January 2005, three community banking institutions serving the Northern Virginia market (James Monroe Bancorp, Inc., Prosperity Bank & Trust Company, and Community Bank of Northern Virginia) have announced or completed their sales to larger institutions. We believe these acquisitions will create additional opportunities for an independent, locally headquartered community bank such as ours to grow within the market.

In addition to our Northern Virginia markets, Middleburg Trust Company serves the greater Richmond area, including the counties of Henrico, Chesterfield, Hanover, Goochland and Powhatan. Middleburg Investment Advisors serves Washington, D.C., contingent markets in Virginia and Maryland, and also has clients in 22 other states. Southern Trust is a regional mortgage lender headquartered in Norfolk, Virginia and has offices in Virginia, Maryland, North Carolina, South Carolina and Georgia.

Business Strategy

We are engaged in the business of banking and wealth management. We view wealth as a relative term in that every client goes through a life cycle of creation, preservation and transfer of their personal wealth. Our business strategy consists of the following four components.

•	Expand our Geographic Footprint. Under our current business strategy, all of our financial services are available at a single branch, known as a financial service center. The financial service centers are larger than most traditional retail banking branches in order to allow commercial, mortgage, retail and wealth management personnel and services to be readily available to our clients.

We have five financial service centers in the Loudoun County market and believe that several additional centers will be required to serve the county effectively. We plan to open another financial service center in Sterling early in the second quarter of 2007 and are currently seeking additional sites in the eastern half of Loudoun County. We have one financial service center in Reston, located in western Fairfax County. In Fauquier County, we have one financial service center in Warrenton with plans to open a second Warrenton location in 2008.

We expect to expand our market footprint by establishing new financial service centers or acquiring and converting existing branches from other financial institutions. Our strategy is to increase our penetration in the counties that we currently serve, but we will pursue other opportunities if the right banking professional or location becomes available in other areas outside of our immediate market area. We expect that the expansion of our market footprint will provide us with the “core” deposit growth needed to support continued asset and loan growth.

•	Integrate our Diversified Financial Services. While the core banking components of lending and deposit gathering continue to be a large part of our ongoing success, we believe that the financial life cycle also includes the need for mortgages, investment brokerage services, and investment and trust management. Our goal is to assist our clients in creating, preserving and ultimately transferring their wealth. Our acquisitions during the past nine years have been to enhance the financial solutions available to meet our clients’ needs.

The integration of diversified financial services to provide the right financial solutions happens at the Client Action Team level. Each of our markets has a Client Action Team that consists of senior officers from each of our commercial banking, retail banking, mortgage lending, investment brokerage and investment and trust management operations. The Client Action Team is responsible for working together to expand the relationships with our existing client base and maximize our business development efforts within the market. Our Client Action Team approach is focused on turning a single transaction into a relationship. We believe that our business strategy for financial service centers will minimize our clients’ reliance on a relationship with any one particular officer.

Our financial service centers house not only the retail banking staff but also members of the Client Action Team. Each financial service center operates like a decentralized “mini-bank”, with significant authority and responsibility to respond to the market. The result is fewer offices, but ones that are larger in size – physically and in overall deposits. We currently have three financial service centers with over $95 million in deposits, two of which have approximately $200 million in deposits. Our financial service centers also allow us to make credit decisions more quickly and to be more responsive to our clients’ needs.

•	Hire Successful Banking Officers. Each Client Action Team is led by one of our executive officers. Executive management and our board of directors have a broad range of experience through a variety of economic cycles in loan production, credit administration, investments, brokerage, mortgage operations, asset liability management and compliance. Critical to the success of the Client Action Team strategy is hiring highly competent and engaged local banking professionals with established relationships with small businesses and affluent households. Given the strength of our institution from over 81 years of service to our clients, we have found that our brand and banking strategy provides us with a competitive advantage in hiring and retaining these professionals.

The following table shows the breakdown by area of service of the experience of our banking professionals.

	Number of Bankers	Total Years	Average Years

Commercial Banking	13	304	23
Retail Managers	8	123	15
Mortgage Lenders	5	52	10
Investment Sales	3	38	13
Investment & Trust Management	2	33	17

We plan to hire one or more officers with significant experience and deep community ties to support loan and deposit generation in new financial service centers that we open.

•	Maintain Financial Discipline and Asset Quality. Competition for loans and deposits in the markets that we serve is extremely competitive, which has contributed to margin compression. Our liability funding strategy is to generate the lowest cost deposits possible, and our expansion efforts should help generate these “core” deposits. We plan to grow our loan portfolio while maintaining superior asset quality through our conservative underwriting practices. We will not, however, reduce our credit standards or pricing to generate new loans. Our net charge-offs for the past five calendar years have averaged less than $80,000 per year. We plan to continue to be a high performing company focused on returns on assets and to our shareholders.

Our principal executive offices are located at 111 West Washington Street, Middleburg, Virginia 20117, and our telephone number is (703) 777-6327. Our Internet address is www.middleburgfinancial.com. The information contained on our web site is not part of this prospectus.

The Offering

Securities Offered	500,000 shares of common stock.

Offering Price	$ per share.

Shares Outstanding	As of June 15, 2006, we had 3,809,053 shares of common stock outstanding. Assuming the sale of all 500,000 shares in the offering, we would have 4,309,053 shares outstanding upon the completion of the offering. This number excludes 208,105 shares of common stock issuable upon exercise of outstanding options granted as of June 15, 2006 under our equity compensation plans.

Use of Proceeds	We will use the net proceeds from this offering for general corporate purposes. General corporate purposes include using the net proceeds to provide additional equity capital to Middleburg Bank to support the growth of our operations.

Dividend Policy	We have historically paid quarterly dividends on our common stock and intend to continue to do so. See “Market for Common Stock” and “Dividend Policy” on pages 15 and 16.

Nasdaq Capital Market Symbol	MBRG

Risk Factors	Investing in our common stock involves investment risks. You should carefully review the information contained under “Risk Factors” beginning at page 10 before deciding to purchase shares of our common stock.

Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

SUMMARY FINANCIAL INFORMATION

The following consolidated summary sets forth our selected financial data for the periods and at the dates indicated. The selected financial data have been derived from our audited financial statements for each of the five years that ended December 31, 2005, 2004, 2003, 2002 and 2001 and from our unaudited financial statements for the three months ended March 31, 2006 and 2005. You also should read the detailed information and the financial statements included elsewhere in this prospectus.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(In thousands, except ratios and per share amounts)
Balance Sheet Data:
Assets (1)	$762,017	$639,719	$739,911	$606,121	$509,404	$425,284	$354,411
Loans, net	543,399	392,267	520,511	345,406	258,112	209,800	194,340
Deposits	545,828	450,199	551,432	424,879	369,986	328,903	271,731
Shareholders’ equity	54,533	50,676	53,476	51,562	47,327	41,410	30,338
Average shares outstanding, basic (2)	3,808	3,803	3,803	3,804	3,770	3,642	3,492
Average shares outstanding, diluted (2)	3,905	3,912	3,906	3,920	3,867	3,726	3,566

Income Statement Data:
Interest income	$10,653	$7,692	$36,212	$26,667	$24,780	$23,758	$21,822
Interest expense	4,042	2,069	11,596	6,033	5,576	6,524	7,814
Net interest income	6,611	5,623	24,616	20,634	19,204	17,234	14,008
Provision for loan losses	250	472	1,744	796	575	300	300
Net interest income after provision for loan losses	6,361	5,151	22,872	19,838	18,629	16,934	13,708
Non-interest income	2,091	1,976	9,021	8,594	9,921	7,239	5,211
Non-interest expense	5,546	5,120	21,920	18,559	16,887	15,526	11,947
Income before income taxes	2,906	2,007	9,973	9,873	11,663	8,647	6,972
Net income	2,048	1,409	7,174	7,092	8,219	6,312	5,217

Per Share Data: (2)
Net income, basic	$0.54	$0.37	$1.89	$1.86	$2.18	$1.73	$1.49
Net income, diluted	0.52	0.36	1.84	1.81	2.13	1.69	1.46
Cash dividends	0.19	0.19	0.76	0.76	0.69	0.60	0.50
Book value at period end	14.32	13.33	14.05	13.54	12.44	11.18	8.66
Tangible book value at period end	12.79	11.72	12.50	11.90	10.72	9.31	8.29

Asset Quality Ratios:
Non-performing loans to period end loans	0.00%	0.02%	0.02%	0.00%	0.14%	0.50%	0.04%
Non-performing assets to total assets	0.00	0.01	0.01	0.00	0.07	0.25	0.02
Net charge-offs (recoveries) to average loans	0.00	0.00	0.00	(0.01)	0.11	0.03	0.03
Allowance for loan losses to loans outstanding at end of period	0.98	0.98	0.98	0.98	1.00	1.09	1.05

Selected Ratios:
Return on average assets (3)	1.11%	0.93%	1.05%	1.29%	1.78%	1.62%	1.67%
Return on average equity (3)	15.09	10.96	13.65	14.31	18.27	17.24	17.55
Dividend payout	35.35	51.24	40.21	40.76	31.69	34.58	33.53
Efficiency (4)	61.95	64.97	63.32	61.92	57.00	60.93	60.40
Net interest margin (5)	4.05	4.28	4.11	4.29	4.75	5.04	5.16
Equity to assets	7.16	7.92	7.23	8.51	9.30	9.74	8.57
Tier 1 risk-based capital ratio	10.80	13.56	11.10	14.20	14.40	14.80	16.40
Total risk-based capital ratio	11.70	14.54	12.00	15.10	15.60	15.63	17.30
Leverage ratio	8.76	9.70	8.70	10.20	11.30	10.56	12.50

(1)	Amounts have been adjusted to reflect the application of Financial Accounting Standards Board (“FASB”) Interpretation No. 46R. The common equity portion of the Trust Preferred entities has been deconsolidated and is included for all years reported. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation” on page 19.
(2)	Amounts have been adjusted to reflect the two-for-one stock split of our common stock on October 17, 2003.
(3)	Annualized for the periods ended March 31, 2006 and 2005 based on a 365 day year.
(4)	The efficiency ratio is a key performance indicator in our industry. We monitor this ratio in tandem with other key indicators for signals of potential trends that should be considered when making decisions regarding strategies related to such areas as asset liability management, business line development, and growth and expansion planning. The ratio is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income, net of any securities gains or losses. It is a measure of the relationship between operating expenses and earnings. Net interest income on a tax equivalent basis for the three months ended March 31, 2006 and 2005 were $6,803,000 and $5,835,000, respectively. Net interest income on a tax equivalent basis for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 were $25,435,000, $21,507,000, $20,135,000, $18,188,000 and $15,015,000, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Critical Accounting Policies” below for additional information.
(5)	The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Net Interest Income” below for a reconciliation of net interest income to tax equivalent net interest income.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully read and consider the factors listed below before you invest. These risk factors may adversely affect our financial condition, including future earnings. You should read this section together with the other information in this prospectus.

We may not be able to successfully manage our growth or implement our growth strategies, which may adversely affect our results of operations and financial condition.

A key aspect of our business strategy is our continued growth and expansion. Our ability to continue to grow depends, in part, upon our ability to:

•	open new financial service centers;

•	attract deposits to those locations; and

•	identify attractive loan and investment opportunities.

We may not be able to successfully implement our growth strategy if we are unable to identify attractive markets, locations or opportunities to expand in the future. Our ability to manage our growth successfully also will depend on whether we can maintain capital levels adequate to support our growth, maintain cost controls and asset quality and successfully integrate any new financial service centers into our organization.

As we continue to implement our growth strategy by opening new financial service centers, we expect to incur construction costs and increased personnel, occupancy and other operating expenses. We generally must absorb those higher expenses while we continue to generate new deposits, and there is a further time lag involved in redeploying new deposits into attractively priced loans and other higher yielding earning assets. Thus, our plans to grow could depress our earnings in the short run, even if we efficiently execute this growth.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

Our banking subsidiary faces vigorous competition from banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions for deposits, loans and other financial services in our market area. A number of these banks and other financial institutions are significantly larger than we are and have substantially greater access to capital and other resources, as well as larger lending limits and branch systems, and offer a wider array of banking services. Our non-banking subsidiary faces competition from money managers and investment brokerage firms.

To a limited extent, our banking subsidiary also competes with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, insurance companies and governmental organizations which may offer more favorable financing than we can. Many of our non-bank competitors are not subject to the same extensive regulations that govern us. As a result, these non-bank competitors have advantages over us in providing certain services. This competition may reduce or limit our margins and our market share and may adversely affect our results of operations and financial condition.

We may incur losses if we are unable to successfully manage interest rate risk.

Our profitability will depend in substantial part upon the spread between the interest rates earned on investments and loans and interest rates paid on deposits and other interest-bearing liabilities. Changes in interest rates will affect our operating performance and financial condition in diverse ways including the pricing of securities, loans and deposits and the volume of loan originations in our mortgage banking business. We attempt to minimize our exposure to interest rate risk, but we will be unable to eliminate it. Based on our asset/liability position at March 31, 2006, a rise in interest rates could decrease our net interest income in the short term by approximately 1.83%. Our net interest spread will depend on many factors that are partly or entirely outside our control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally.

Our concentration in loans secured by real estate may increase our credit losses, which would negatively affect our financial results.

We offer a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Many of our loans are secured by real estate (both residential and commercial) in our market area. At March 31, 2006, approximately 34.9% and 38.7% of our $547.9 million total loan portfolio were secured by commercial and residential real estate, respectively. A major change in the real estate market, such as a deterioration in the value of this collateral, or in the local or national economy, could adversely affect our clients’ ability to pay these loans, which in turn could negatively impact us. While we are in one of the fastest growing real estate markets in the United States, risk of loan defaults and foreclosures are unavoidable in the banking industry, and we try to limit our exposure to this risk by monitoring our extensions of credit carefully. We cannot fully eliminate credit risk, and as a result credit losses may occur in the future.

We may be adversely affected by economic conditions in our market area.

Our banking operations are located primarily in the Virginia counties of Loudoun, Fairfax and Fauquier. Because our lending is concentrated in this market, we will be affected by the general economic conditions in the greater Washington, D.C. metropolitan area. Changes in the economy may influence the growth rate of our loans and deposits, the quality of the loan portfolio and loan and deposit pricing. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact the demand for banking products and services generally, which could negatively affect our financial condition and performance.

A loss of our senior officers could impair our relationships with our clients and adversely affect our business.

Many community banks attract and retain customers based on the personal relationships that the banks’ officers and customers establish with each other and the confidence that the customers have in the officers. We similarly depend on the performance of our senior officers. These officers have many years of experience in the banking industry and have numerous contacts in our market area. The loss of the services of any of our senior officers, or the failure of any of them to perform management functions in the manner anticipated by our board of directors, could have a material adverse effect on our business. Our success will be dependent upon the board’s ability to attract and retain quality personnel, including these individuals.

Many of the loans in our loan portfolio are too new to show any sign of problems.

Due to the economic growth in our market area and the opening of new financial service centers, a significant portion of our loans have been originated in the past several years, and 60% were originated within the past 18 months. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as “seasoning.” As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. Although we believe we have conservative underwriting standards, it is difficult to assess the future performance of our loan portfolio due to the recent origination of many of the loans. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

If we need additional capital in the future to continue our growth, we may not be able to obtain it on terms that are favorable. This could negatively affect our performance and the value of our common stock.

Our business strategy calls for continued growth. We anticipate that we will be able to support this growth through this offering, as well as the generation of additional deposits at new financial service centers and investment opportunities. However, we may need to raise additional capital in the future to support our continued growth and to maintain our capital levels. Our ability to raise capital through the sale of additional securities will depend primarily upon our financial condition and the condition of financial markets at that time. We may not be able to obtain additional capital in the amounts or on terms satisfactory to us. Our growth may be constrained if we are unable to raise additional capital as needed.

Our profitability and the value of your investment may suffer because of rapid and unpredictable changes in the highly regulated environment in which we operate.

We are subject to extensive supervision by several governmental regulatory agencies at the federal and state levels in the financial services area. Recently enacted, proposed and future legislation and regulations have had, and will continue to have, or may have a significant impact on the financial services industry. These regulations, which are intended to protect depositors and not our shareholders, and the interpretation and application of them by federal and state regulators, are beyond our control, may change rapidly and unpredictably and can be expected to influence our earnings and growth. Our success depends on our continued ability to maintain compliance with these regulations. Some of these regulations may increase our costs and thus place other financial institutions that are not subject to similar regulation in stronger, more favorable competitive positions.

Revenue from our mortgage lending investment is sensitive to changes in economic conditions, decreased economic activity and a slowdown in the housing market. These factors, along with higher interest rates, may adversely impact our profits.

Maintaining our revenue stream from our investment in Southern Trust is dependent upon its ability to originate loans and sell them to investors. Loan production levels are sensitive to changes in economic conditions and can suffer from decreased economic activity, a slowdown in the housing market and higher interest rates. Generally, any sustained period of decreased economic activity or higher interest rates could adversely affect Southern Trust’s mortgage originations and, consequently, reduce its income from mortgage lending activities. As a result, these conditions may ultimately adversely affect our net income.

Because we have less than a majority of the ownership interest in Southern Trust, its management may make decisions that are not in our best interests.

We hold 41.8% of the ownership of Southern Trust. Because we do not have a majority of the voting rights in Southern Trust, we are unable to control the board of directors or management. The management of Southern Trust may make decisions that are not in our best interests and reduce the value of either our investment or the revenue stream that it provides to us from its mortgage originations. If this occurs, it may adversely affect both our net income and our balance sheet.

Our management will have discretion in allocating all of the proceeds of the offering, and it could delay the achievement of our strategic goals.

We will use the net proceeds from this offering for general corporate purposes. General corporate purposes include using the net proceeds to provide additional equity capital to Middleburg Bank to support the growth of our operations. We have not otherwise made a specific allocation for the use of the net proceeds.

Subject to the requirements of safe and sound banking practices, however, our management will have discretion in determining specific uses of the offering proceeds. The discretion of management to allocate the proceeds of the offering may result in the use of the net proceeds for non-banking activities that are permitted for bank holding companies, but that are not otherwise specifically identified in this prospectus. While we do not anticipate that these proceeds will be used for other purposes, to the extent that they are, it may take us longer to grow our business and operations and otherwise achieve our strategic goals.

Banking regulators have broad enforcement power, but regulations are meant to protect depositors, and not investors.

We are subject to supervision by several governmental regulatory agencies. Bank regulations, and the interpretation and application of them by regulators, are beyond our control, may change rapidly and unpredictably and can be expected to influence our earnings and growth. In addition, these regulations may limit our growth and the return to investors by restricting activities such as the payment of dividends, mergers with, or acquisitions by, other institutions, investments, loans and interest rates, interest rates paid on deposits and the creation of financial service centers. We have included information on the regulations that impact us in “Supervision and Regulation” beginning on page 73 below. Although these regulations impose costs upon us, they are intended to protect depositors, and you should not assume that they protect your interests as a shareholder. The regulations to which we are subject may not always be in the best interests of investors.

Trading in our common stock has been sporadic and volume has been light. As a result, shareholders may not be able to quickly and easily sell their common stock.

Although our common stock trades on the Nasdaq Capital Market and a number of brokers offer to make a market in the common stock on a regular basis, trading volume to date has been limited and there can be no assurance that an active and liquid market for the common stock will develop. Accordingly, even though there is no holding period required for shares purchased in the offering, shareholders may find it difficult to sell a significant number of shares at the prevailing market price or at a price equal to or greater than the offering price. We cannot assure you that you will be able to sell your shares of common stock at such prices should you need to liquidate your investment. Before purchasing, you should consider the limited trading market for the shares and be financially prepared and able to hold your shares for an indefinite period.

Our directors and officers have significant voting power.

Our present officers and directors beneficially own 25.14% of our common stock and may purchase additional shares of our common stock in this offering. By voting against a proposal submitted to shareholders, the directors and officers may be able to make approval more difficult for proposals requiring the vote of shareholders such as mergers, share exchanges, asset sales and amendments to our articles of incorporation. See “Description of Capital Stock” and “Management – Security Ownership of Management”.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import.

Such forward-looking statements involve known and unknown risks including, but not limited to, the following factors:

•	the ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future;

•	our ability to continue to attract low cost core deposits to fund asset growth;

•	changes in interest rates and interest rate policies and the successful management of interest rate risk;

•	maintaining cost controls and asset qualities as we open or acquire new facilities;

•	maintaining capital levels adequate to support our growth;

•	changes in general economic and business conditions in our market area;

•	reliance on our management team, including our ability to attract and retain key personnel;

•	risks inherent in making loans such as repayment risks and fluctuating collateral values;

•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;

•	demand, development and acceptance of new products and services;

•	problems with technology utilized by us;

•	changing trends in customer profiles and behavior;

•	changes in banking and other laws and regulations applicable to us; and

•	other factors described in “Risk Factors” above.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive $ million in net proceeds from the sale of 500,000 shares of our common stock, using the offering price of $                 per share and after deducting the underwriting discount and other estimated offering expenses. We will receive additional net proceeds of up to $                 million if the underwriters exercise the option granted to them in connection with this offering to cover over-allotments.

We will use the net proceeds from the offering to increase our equity and for general corporate purposes, including using the net proceeds to provide additional equity capital to Middleburg Bank to support the growth of our operations. We have not otherwise made a specific allocation for the use of the net proceeds.

MARKET FOR COMMON STOCK

Shares of our common stock trade on the Nasdaq Capital Market (formerly known as the Nasdaq SmallCap Market) under the symbol “MBRG.” The high and low sale prices per share for our common stock for each completed quarter of 2004 and 2005 and 2006 through June 15, 2006, and the amount of cash dividends declared per share in each quarter, are set forth in the table below.

	High	Low	Dividend
2004
1st Quarter	$40.50	$34.00	$0.19
2nd Quarter	38.75	33.00	0.19
3rd Quarter	36.75	32.07	0.19
4th Quarter	39.00	35.01	0.19
2005
1st Quarter	$38.85	$31.71	$0.19
2nd Quarter	33.00	29.00	0.19
3rd Quarter	36.25	29.05	0.19
4th Quarter	36.53	29.31	0.19
2006
1st Quarter	$36.25	$30.63	$0.19
2nd Quarter (through June 15, 2006)	35.73	30.30	—

The closing sales price for our common stock on June 15, 2006, as reported on the Nasdaq Capital Market, was $31.00 per share.

As of June 15, 2006, we had approximately 437 shareholders of record and at least 1,239 beneficial owners of shares of common stock.

DIVIDEND POLICY

We have historically paid cash dividends on a quarterly basis. Our future dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future consolidated earnings, financial condition, liquidity and capital requirements of both us and Middleburg Bank, applicable governmental regulations and policies and other factors deemed relevant by our board of directors.

The primary source of funds for dividends paid by us to our shareholders is the dividends received from our subsidiaries. As a state bank and member of the Federal Reserve, Middleburg Bank is subject to certain restrictions on its reserves and capital imposed by federal banking statutes and regulations. Furthermore, under Virginia law, we may not declare or pay a cash dividend on our capital stock if we are insolvent or if the payment of the dividend would render us insolvent or unable to pay our obligations as they become due in the ordinary course of business. For additional information on these limitations, see “Supervision and Regulation – Payment of Dividends” on page 74.

CAPITALIZATION

The following table shows (a) our actual consolidated capitalization at March 31, 2006 and (b) our pro forma capitalization as if this offering had been completed on that date. The pro forma capitalization assumes the sale of all 500,000 shares, our receipt of $                 in estimated net proceeds, after deducting the underwriting discount and our estimated offering expenses, and that there is no exercise of the underwriters’ over-allotment option.

	March 31, 2006
	Actual	Pro Forma
	(In thousands)
Shareholders’ Equity:
Common stock, par value $2.50 per share, authorized 20,000,000 shares; issued and outstanding at March 31, 2006 – 3,809,053; issued and outstanding pro forma – 4,309,053	$9,523		$10,773
Capital surplus	5,459
Retained earnings	40,605		40,605
Accumulated other comprehensive loss, net	(1,054)		(1,054)

Total shareholders’ equity	$54,533	$

SELECTED HISTORICAL FINANCIAL INFORMATION

The following consolidated summary sets forth our selected financial data for the periods and at the dates indicated. The selected financial data have been derived from our audited financial statements for each of the five years that ended December 31, 2005, 2004, 2003, 2002 and 2001 and from our unaudited financial statements for the three months ended March 31, 2006 and 2005. You also should read the detailed information and the financial statements included elsewhere in this prospectus.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(In thousands, except ratios and per share amounts)
Balance Sheet Data:
Assets (1)	$762,017	$639,719	$739,911	$606,121	$509,404	$425,284	$354,411
Loans, net	543,399	392,267	520,511	345,406	258,112	209,800	194,340
Deposits	545,828	450,199	551,432	424,879	369,986	328,903	271,731
Shareholders’ equity	54,533	50,676	53,476	51,562	47,327	41,410	30,338
Average shares outstanding, basic (2)	3,808	3,803	3,803	3,804	3,770	3,642	3,492
Average shares outstanding, diluted (2)	3,905	3,912	3,906	3,920	3,867	3,726	3,566

Income Statement Data:
Interest income	$10,653	$7,692	$36,212	$26,667	$24,780	$23,758	$21,822
Interest expense	4,042	2,069	11,596	6,033	5,576	6,524	7,814
Net interest income	6,611	5,623	24,616	20,634	19,204	17,234	14,008
Provision for loan losses	250	472	1,744	796	575	300	300
Net interest income after provision for loan losses	6,361	5,151	22,872	19,838	18,629	16,934	13,708
Non-interest income	2,091	1,976	9,021	8,594	9,921	7,239	5,211
Non-interest expense	5,546	5,120	21,920	18,559	16,887	15,526	11,947
Income before income taxes	2,906	2,007	9,973	9,873	11,663	8,647	6,972
Net income	2,048	1,409	7,174	7,092	8,219	6,312	5,217

Per Share Data: (2)
Net income, basic	$0.54	$0.37	$1.89	$1.86	$2.18	$1.73	$1.49
Net income, diluted	0.52	0.36	1.84	1.81	2.13	1.69	1.46
Cash dividends	0.19	0.19	0.76	0.76	0.69	0.60	0.50
Book value at period end	14.32	13.33	14.05	13.54	12.44	11.18	8.66
Tangible book value at period end	12.79	11.72	12.50	11.90	10.72	9.31	8.29

Asset Quality Ratios:
Non-performing loans to period end loans	0.00%	0.02%	0.02%	0.00%	0.14%	0.50%	0.04%
Non-performing assets to total assets	0.00	0.01	0.01	0.00	0.07	0.25	0.02
Net charge-offs (recoveries) to average loans	0.00	0.00	0.00	(0.01)	0.11	0.03	0.03
Allowance for loan losses to loans outstanding at end of period	0.98	0.98	0.98	0.98	1.00	1.09	1.05

Selected Ratios:
Return on average assets (3)	1.11%	0.93%	1.05%	1.29%	1.78%	1.62%	1.67%
Return on average equity (3)	15.09	10.96	13.65	14.31	18.27	17.24	17.55
Dividend payout	35.35	51.24	40.21	40.76	31.69	34.58	33.53
Efficiency (4)	61.95	64.97	63.32	61.92	57.00	60.93	60.40
Net interest margin (5)	4.05	4.28	4.11	4.29	4.75	5.04	5.16
Equity to assets	7.16	7.92	7.23	8.51	9.30	9.74	8.57
Tier 1 risk-based capital ratio	10.80	13.56	11.10	14.20	14.40	14.80	16.40
Total risk-based capital ratio	11.70	14.54	12.00	15.10	15.60	15.63	17.30
Leverage ratio	8.76	9.70	8.70	10.20	11.30	10.56	12.50

(1)	Amounts have been adjusted to reflect the application of FASB Interpretation No. 46R. The common equity portion of the Trust Preferred entities has been deconsolidated and is included for all years reported. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation” on page 19.
(2)	Amounts have been adjusted to reflect the two-for-one stock split of our common stock on October 17, 2003.
(3)	Annualized for the periods ended March 31, 2006 and 2005 based on a 365 day year.
(4)	The efficiency ratio is a key performance indicator in our industry. We monitor this ratio in tandem with other key indicators for signals of potential trends that should be considered when making decisions regarding strategies related to such areas as asset liability management, business line development, and growth and expansion planning. The ratio is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income, net of any securities gains or losses. It is a measure of the relationship between operating expenses and earnings. Net interest income on a tax equivalent basis for the three months ended March 31, 2006 and 2005 were $6,803,000 and $5,835,000, respectively. Net interest income on a tax equivalent basis for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 were $25,435,000, $21,507,000, $20,135,000, $18,188,000 and $15,015,000, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Critical Accounting Policies” below for additional information.
(5)	The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Net Interest Income” below for a reconciliation of net interest income to tax equivalent net interest income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides information about the major components of our results of operations and financial condition, liquidity and capital resources. This discussion and analysis should be read in conjunction with our consolidated financial statements and notes to consolidated financial statements included elsewhere in this prospectus.

Overview

We are headquartered in Middleburg, Virginia and conduct our primary operations through two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group. The bank is a community bank serving Loudoun, Fairfax and Fauquier County, Virginia with seven full service financial service centers and one limited service center. Middleburg Investment Group is a newly formed non-bank holding company with two wholly owned subsidiaries, Middleburg Trust Company and Middleburg Investment Advisors. Middleburg Trust Company is a trust company headquartered in Richmond, Virginia. Middleburg Investment Advisors is a registered investment advisor headquartered in Alexandria, Virginia.

We generate a significant amount of our income from the net interest income earned by the bank. Net interest income is the difference between interest income and interest expense. Interest income depends on the amount of interest-earning assets outstanding during the period and the interest rates earned thereon. The bank’s cost of money is a function of the average amount of deposits and borrowed money outstanding during the period and the interest rates paid thereon. The quality of the assets further influences the amount of interest income lost on non-accrual loans and the amount of additions to the allowance for loan losses. Middleburg Investment Advisors and Middleburg Trust Company generate fee income by providing investment management and trust services to their clients. Investment management and trust fees are generally based upon the value of assets under management, and, therefore can be significantly affected by fluctuation in the values of securities caused by changes in the capital markets.

During the first quarter of 2006 and all of 2005, we continued to realize the benefit of high growth rates in both assets and net interest income. Our total assets increased to $762.0 million at March 31, 2006, compared to $739.9 million at December 31, 2005, representing an increase of $22.1 million or 3.0%. Our total assets of $739.9 million on December 31, 2005 increased 22.1% from our December 31, 2004 balance of $606.1 million.

Total loans at March 31, 2006 were $547.9 million, an increase of $23.1 million from the December 31, 2005 amount. In 2005, total loans grew 50.4%, from $348.8 million at December 31, 2004 to $524.8 million at December 31, 2005, without sacrificing credit quality. The increase during 2005 is the largest single year increase in portfolio loans we have experienced in the past 10 years. Considering the current interest rate environment, we have been cautious about the amount and type of loan growth we have added to the loan portfolio. Because of our cautious approach, non-accrual loans were $11,000 or less than 0.01% of total loans at March 31, 2006 and $88,000 or 0.02% of total loans at December 31, 2005. Additional staff, a solid local economy and the relationship with Southern Trust contributed to the strong loan growth we experienced. At March 31, 2006, Purcellville, Reston and Warrenton, our financial service centers which were fully operational under the business strategy, had outstanding loans of $24.5 million, $25.3 million and $44.9 million, respectively.

Deposits decreased $5.6 million to $545.8 million at March 31, 2006 from the balance on December 31, 2005. Total deposits increased $126.5 million from $424.9 million at December 31, 2004 to $551.4 million at December 31, 2005. Low cost deposits, including demand checking, interest checking and savings, increased $7.5 million during the three months ended March 31, 2006 to $409.7 million. Low cost deposits increased $97.8 million or 43.0% from the year ended December 31, 2004 to $325.5 million for the year ended December 31, 2005 and continued to drive much of the growth in deposits. Time deposits decreased $13.1 million from December 31, 2005 to $136.1 million at March 31, 2006. Time deposits include brokered certificates of deposit of $13.9 million with maturities ranging from two to four years. Higher cost time deposits, excluding brokered certificates of deposit, increased 32.7% or $31.6 million from the year ended December 31, 2004 to $128.2 million for the year ended December 31, 2005. The increases in both lower cost and higher cost deposits contributed to the 92.2% increase in interest expense in 2005.

The net interest margin, on a tax equivalent basis, was 4.05% for the three months ended March 31, 2006 compared to 4.28% for the same period in 2005. The net interest margin declined from 4.29% for the year ended December 31, 2004 to 4.11% for the year ended December 31, 2005. The decline is attributed to both the lower yields earned on loan growth due to the flattening of the yield curve and the steady rise in shorter term interest rates on deposits and borrowed money to fund the earning asset growth.

Total non-interest expense increased 8.3% or $426,000 from $5.1 million for the three months ended March 31, 2005 to $5.5 million for the three months ended March 31, 2006. Non-interest expenses grew at a rate of 18.1% for the 2005 year compared to 2004. Additions to staff to support business development and retail branching contributed to the increase in salaries and employee benefits. Several experienced commercial lenders were hired to support business development efforts related to the Reston financial service center, which opened in November 2004, and the Warrenton financial service center, which opened in October 2005. Additionally, various retail staff positions were added to our payroll in efforts to prepare for openings of the new facilities. Net occupancy expenses related to our branching efforts also contributed to this increase for 2005. Because of our plans for growth and expansion, we expect that non-interest expense growth rates may exceed this level in the future.

We remain well capitalized with risk-adjusted core capital and total capital ratios well above the regulatory minimums. Asset quality measures also remained consistently strong throughout the year. The loan loss provision increased primarily due to loan growth.

With the creation of Middleburg Investment Group, we have expanded our integration of Middleburg Trust Company, Middleburg Investment Advisors and the bank’s investment services department into a more focused wealth management program for all of our clients. We intend to make each of our wealth management services available within all of our financial service centers. Also, through our affiliation with Southern Trust, the bank may continue to increase its loan portfolio by purchasing high credit quality, low loan to value first deeds of trusts on residential property. The bank plans to continue its focus on low cost deposit growth with advertising campaigns and product development. Management has developed a growth strategy that includes expansion into Sterling, Virginia (Loudoun County) in 2007. Other markets under consideration include Herndon and Chantilly (Fairfax County). Management will look for key lenders in those markets to join our team to generate earning assets and awareness prior to the facility opening.

We are not aware of any current recommendations by any regulatory authorities that, if they were implemented, would have a material effect on our liquidity, capital resources or results of operations.

Critical Accounting Policies

General

The financial condition and results of operations presented in the consolidated financial statements, the accompanying notes to the consolidated financial statements and this section are, to a large degree, dependent upon our accounting policies. The selection and application of these accounting policies involve judgments, estimates, and uncertainties that are susceptible to change.

Presented below is discussion of those accounting policies that management believes are the most important to the portrayal and understanding of our financial condition and results of operations. These critical accounting policies require our management’s most difficult, subjective and complex judgments about matters that are inherently uncertain. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood.

Allowance for Loan Losses

The bank monitors and maintains an allowance for loan losses to absorb an estimate of probable losses inherent in the loan portfolio. The bank maintains policies and procedures that address the systems of controls over the following areas of maintenance of the allowance: the systematic methodology used to determine the appropriate level of the allowance to provide assurance they are maintained in accordance with accounting principles generally accepted in the United States of America; the accounting policies for loan charge-offs and recoveries; the assessment and measurement of impairment in the loan portfolio; and the loan grading system.

The bank evaluates various loans individually for impairment as required by Statement of Financial Accounting Standard (“SFAS”) No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures. Loans evaluated individually for impairment include non-performing loans, such as loans on non-accrual, loans past due by 90 days or more, restructured loans and other loans selected by management. The evaluations are based upon discounted expected cash flows or collateral valuations. If the evaluation shows that a loan is individually impaired, then a specific reserve is established for the amount of impairment. If a loan evaluated individually is not impaired, then the loan is assessed for impairment under SFAS No. 5, Accounting for Contingencies, with a group of loans that have similar characteristics.

For loans without individual measures of impairment, the bank makes estimates of losses for groups of loans as required by SFAS No. 5. Loans are grouped by similar characteristics, including the type of loan, the assigned loan grade and the general collateral type. A loss rate reflecting the expected loss inherent in a group of loans is derived based upon estimates of default rates for a given loan grade, the predominant collateral type for the group and the terms of the loan. The resulting estimate of losses for groups of loans are adjusted for relevant environmental factors and other conditions of the portfolio of loans, including: borrower and industry concentrations; levels and trends in delinquencies, charge-offs and recoveries; changes in underwriting standards and risk selection; level of experience, ability and depth of lending management; and national and local economic conditions.

The amount of estimated impairment for individually evaluated loans and groups of loans is added together for a total estimate of loan losses. This estimate of losses is compared to the allowance for loan losses of the bank as of the evaluation date and, if the estimate of losses is greater than the allowance, an additional provision to the allowance would be made. If the estimate of losses is less than the allowance, the degree to which the allowance exceeds the estimate is evaluated to determine whether the allowance falls outside a range of reasonable estimates. If the estimate of losses is below the range of reasonable estimates, the allowance would be reduced by way of a credit to the provision for loan losses. The bank recognizes the inherent imprecision in estimates of losses due to various uncertainties and variability related to the factors used, and therefore a reasonable range around the estimate of losses is derived and used to ascertain whether the allowance is too high. If different assumptions or conditions were to prevail and it is determined that the allowance is not adequate to absorb the new estimate of probable losses, an additional provision for loan losses would be made, which amount may be material to the consolidated financial statements.

Intangibles and Goodwill

We had approximately $5.8 million in intangible assets and goodwill at March 31, 2006, a decrease of $84,000 since December 31, 2005. We had approximately $5.9 million in intangible assets and goodwill at December 31, 2005, a decrease of $338,000 since December 31, 2004. On April 1, 2002, we acquired Middleburg Investment Advisors, a registered investment advisor, for $6.0 million. We allocated approximately $5.9 million of the purchase price to intangible assets and goodwill. To determine the appropriate allocation to identified intangibles, we had a purchase price valuation (using SFAS Nos. 141 and 142 as a guideline) completed. The valuation concluded that approximately 42% of the purchase price was related to the acquisition of customer relationships with an amortizable life of 15 years. Another 19% of the purchase price was allocated to a non-compete agreement with an amortizable life of 7 years. The remainder of the purchase price has been allocated to goodwill. Approximately $1.0 million of our total intangible assets and goodwill of $5.8 million at March 31, 2006 is attributable to our investment in Middleburg Trust Company. The decrease in intangible assets and goodwill since December 31, 2004 is due to our amortization of these assets.

The purchase price allocation process requires management estimates and judgment as to expectations for the life span of various customer relationships as well as the value that key members of management add to our success. For example, customer attrition rates were determined based upon assumptions that the past five years may predict the future. If the actual attrition rates, among other assumptions, differed from the estimates and judgments used in the purchase price allocation, the amounts recorded in the consolidated financial statements could result in a possible impairment of the intangible assets and goodwill or require acceleration of the amortization expense.

In addition, SFAS No. 142 requires that goodwill be tested annually using a two-step process. The first step is to identify a potential impairment. The second step measures the amount of the impairment loss, if any. Processes and procedures have been identified for the two-step process.

When we complete our ongoing review of the recoverability of intangible assets and goodwill, factors that are considered important to determining whether an impairment might exist include loss of customers acquired or significant withdrawals of the assets currently under management and/or early retirement or termination of key members of management. Any changes in the key management estimates or judgments could result in an impairment charge, and such a charge could have an adverse effect on our financial condition and results of operations.

Tax-Equivalent Interest Income

Tax-equivalent interest income is gross interest income adjusted for the non-taxable interest income earned on municipal securities and corporate securities, which are dividend-received deduction eligible. The effective tax rate of 34% is used in calculating tax equivalent income related to municipal securities and corporate securities. A dividend-received deduction of 70% is used in determining tax-equivalent income related to corporate securities, as well.

Results of Operations

Net Income

Our net income for the three months ended March 31, 2006 increased to $2.0 million from $1.4 million for the three months ended March 31, 2005. Annualized returns on average assets and equity for the three months ended March 31, 2006 were 1.1% and 15.2%, respectively, compared to 0.9% and 11.1% for the same period in 2005. Our continued focus on loan growth resulted in an increase in interest income. Interest and fees on loans increased 53.3% for the three months ended March 31, 2006 to $8.9 million, compared to $5.8 million for the same period in 2005. Core operations have been impacted by increased funding costs. Total interest expense was $4.0 million for the three months ended March 31, 2006, compared to $2.1 million for the three months ended March 31, 2005. Trust and investment advisory fees increased 13.6% for the three months ended March 31, 2006 compared to the three months ended March 31, 2005. Total other expense was $5.5 million for the three months ended March 31, 2006 compared to $5.1 million for the same period in 2005.

Our net income for 2005 was $7.2 million, an increase of 1.2% from 2004’s net income of $7.1 million. Net income for 2004 decreased 13.7% from 2003’s net income of $8.2 million. For 2005, earnings per diluted share were $1.84 compared to $1.81 and $2.13 for 2004 and 2003, respectively.

Return on average assets measures how effectively we employ our assets to produce net income. Our return on average assets decreased to 1.05% for the year ended December 31, 2005 from 1.29% for the same period in 2004. The decrease in 2005 and 2004 is the result of increases in capital expenditures and non-interest expenses related to the bank’s branching strategy as well as the decline in net interest margin. The return on average assets for 2003 was 1.78%. Return on average equity, another measure of earnings performance, indicates the amount of net income earned in relation to the total equity capital invested. Return on average equity decreased to 13.7% for the year ended December 31, 2005. Return on average equity was 14.3% and 18.3% for the years ended December 31, 2004 and 2003, respectively.

The following table reflects an analysis of our net interest income using the daily average balances of our assets and liabilities as of the periods indicated. Non-accrual loans are included in the loan balances.

Average Balances, Income and Expenses, Yields and Rates

	Three Months Ended March 31,
	2006			2005
	Average Balance	Income/ Expense	Yield/ Rate (1)	Average Balance	Income/ Expense	Yield/ Rate (1)

	(Dollars in thousands)
Assets
Securities:
Taxable	$118,683	$1,405	4.80%	$139,204	$1,494	4.35%
Tax-exempt (2) (3)	30,899	563	7.39%	33,990	620	7.40%

Total securities	$149,582	$1,968	5.34%	$173,194	$2,114	4.95%
Loans:
Taxable	$531,275	$8,865	6.77%	$378,547	$5,781	6.19%
Tax-exempt (2)	101	2	8.03%	221	5	9.18%

Total loans	$531,376	$8,867	6.77%	$378,768	$5,781	6.20%
Federal funds sold	731	8	4.44%	294	2	2.76%
Interest on money market investments	—	—	—	—	—	—
Interest-bearing deposits in			—			—
other financial institutions	108	1	3.76%	440	2	1.84%

Total earning assets	$681,797	$10,844	6.45%	$552,696	$7,904	5.80%
Less: allowances for credit losses	(5,161)			(3,514)
Total nonearning assets	68,536			61,996

Total assets	$745,172			$611,178

Liabilities
Interest-bearing deposits:
Checking	$148,390	$813	2.22%	$81,603	$135	0.67%
Regular savings	59,518	254	1.73%	30,410	19	0.25%
Money market savings	74,193	173	0.95%	90,260	110	0.49%
Time deposits:
$100,000 and over	80,212	776	3.92%	67,465	422	2.54%
Under $100,000	59,684	509	3.46%	43,940	252	2.33%

Total interest-bearing deposits	$421,997	$2,525	2.43%	$313,678	$938	1.21%

Federal Home Loan Bank advances	$28,158	$333	4.80%	$25,144	$178	2.87%
Securities sold under agreements to repurchase	35,487	323	3.69%	32,827	169	2.09%
Long-term debt	70,521	851	4.89%	68,965	778	4.58%
Federal Funds purchased	942	10	4.31%	816	6	2.98%

Total interest-bearing liabilities	$557,105	$4,042	2.94%	$441,430	$2,069	1.90%
Non-interest bearing liabilities:
Demand deposits	129,123			113,724
Other liabilities	3,904			3,889

Total liabilities	$690,132			$559,043
Shareholders’ equity	55,040			52,135

Total liabilities and shareholders’ equity	$745,172			$611,178

Net interest income		$6,802			$5,835

Interest rate spread			3.51%			3.90%
Interest expense as a percent of average earning assets			2.40%			1.52%
Net interest margin			4.05%			4.28%

(1)	All yields and rates have been annualized on a 365 day year.
(2)	Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.
(3)	Income and yields include dividends on preferred bonds which are 70% excludable for tax purposes.

Average Balances, Income and Expenses, Yields and Rates

	Years Ended December 31,
	2005			2004			2003
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate

	(Dollars in thousands)
Assets
Securities:
Taxable	$131,007	$5,649	4.31%	$147,868	$6,333	4.28%	$131,564	$6,339	4.82%
Tax-exempt (1) (2)	32,773	2,404	7.34%	35,770	2,552	7.13%	36,700	2,717	7.40%

Total securities	$163,780	$8,053	4.92%	$183,638	$8,885	4.84%	$168,264	$9,057	5.38%
Loans:
Taxable	$453,566	$28,940	6.38%	$313,947	$18,597	5.92%	$250,345	$16,577	6.62%
Tax-exempt (1)	163	13	7.98%	290	24	8.28%	415	33	7.85%

Total loans	$453,729	$28,953	6.38%	$314,237	$18,621	5.93%	$250,760	$16,609	6.62%
Federal funds sold	546	18	3.30%	2,250	24	1.07%	2,574	28	1.10%
Interest on money market investments	—	—	0.00%	209	2	0.96%	1,733	14	0.81%
Interest-bearing deposits in other financial institutions	250	7	2.80%	732	8	1.09%	460	3	0.65%

Total earning assets	$618,305	$37,031	5.99%	$501,066	$27,540	5.50%	$423,790	$25,711	6.07%
Less: allowances for credit losses	(4,331)			(2,933)			(2,394)
Total nonearning assets	64,736			48,429			39,586

Total assets	$678,710			$546,562			$460,983

Liabilities
Interest-bearing deposits:
Checking	$95,837	$1,111	1.16%	$67,314	$114	0.17%	$46,473	$57	0.12%
Regular savings	44,784	555	1.24%	32,300	98	0.30%	26,930	106	0.39%
Money market savings	88,939	597	0.67%	90,872	453	0.50%	84,390	545	0.65%
Time deposits:
$100,000 and over	77,995	2,584	3.31%	56,826	1,244	2.19%	60,564	1,418	2.34%
Under $100,000	60,764	1,677	2.76%	41,433	961	2.32%	39,559	1,094	2.77%

Total interest-bearing deposits	$368,319	$6,524	1.77%	$288,745	$2,870	0.99%	$257,916	$3,220	1.25%
Federal Home Loan Bank advances	$30,563	$1,083	3.54%	$9,841	$160	1.63%	$6,695	$130	1.94%
Securities sold under agreements to repurchase	34,696	934	2.69%	30,364	507	1.67%	11,287	83	0.74%
Long-term debt	65,759	3,021	4.59%	57,363	2,483	4.33%	42,788	2,138	5.00%
Federal Funds purchased	987	34	3.44%	814	13	1.60%	391	5	1.30%

Total interest-bearing liabilities	$500,324	$11,596	2.32%	$387,127	$6,033	1.56%	$319,077	$5,576	1.75%
Non-interest bearing liabilities:
Demand deposits	122,978			107,255			95,055
Other liabilities	2,667			2,789			1,851

Total liabilities	$625,969			$497,171			$415,983
Shareholders’ equity	52,741			49,391			45,000

Total liabilities and shareholders’ equity	$678,710			$546,562			$460,983

Net interest income		$25,435			$21,507			$20,135

Interest rate spread			3.67%			3.94%			4.32%
Interest expense as a percent of average earning assets			1.88%			1.20%			1.32%
Net interest margin			4.11%			4.29%			4.75%

(1)	Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.
(2)	Income and yields include dividends on preferred securities that are 70% excludable for tax purposes.

Net Interest Income

Net interest income represents our principal source of earnings. Net interest income is the amount by which interest generated from earning assets exceeds the expense of funding those assets. Changes in volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income.

Three months ended March 31, 2006 compared to three months ended March 31, 2005

Net interest income totaled $6.6 million for the first three months of 2006 compared to $5.6 million for the same period in 2005, an increase of 17.6%. Interest income increased 38.5% and interest expense increased 95.4% when comparing the three months ended March 31, 2006 to March 31, 2005. Average earning assets increased $129.1 million from $552.7 million for the three months ended March 31, 2005 to $681.8 million for the three months ended March 31, 2006.

Interest income from loans increased $3.1 million to $8.9 million for the three months ended March 31, 2006 compared to $5.8 million for the same period in 2005. The increase in loan interest income results from the amount of loan growth experienced since March 31, 2005. The weighted average yield of loans increased 57 basis points from 6.2% for the three months ended March 31, 2005 to 6.8% for the three months ended March 31, 2006. The net increase to the portfolio of $22.9 million during the first three months of 2006 and the recent increases in the prime lending rate helped mitigate the impact of record low interest rates on fixed rate loan products to us. Approximately $115.2 million, or 21.0%, of total loans at March 31, 2006 are tied to the Wall Street Journal prime interest rate.

Under SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans, loan fees are recognized over the life of the related loan as an adjustment of yield. Since December 31, 2005, the recognition of $85,000 in loan fees has been deferred. The deferral of such fees decreased the yield on the loan portfolio by approximately six basis points for the three month period ended March 31, 2006. As a result, for the same three month period, the income recognition change negatively affected the net interest margin by approximately five basis points. Loan origination costs are recorded as a deferred expense and are recognized over the life of the loan. Deferred loan origination costs for the three months ended March 31, 2006 were $72,000.

Interest income from the investment portfolio decreased by $127,000 to $1.8 million for the three month period ended March 31, 2006 from $1.9 million for the three month period ended March 31, 2005. This is the result of our strategy of decreasing the size of the investment portfolio by using the cash received from principal pay-downs, maturities and calls of securities to fund loan growth instead of reinvesting in securities. The tax equivalent yield on securities for the three months ended March 31, 2006 increased 39 basis points compared to the March 31, 2005 yield of 4.95%. The increase in yield helped to offset the impact of the decrease in the size of the portfolio. For 2006, management plans to maintain the balance in the investment portfolio at or near current levels through reinvestment in securities.

Average deposits increased $123.7 million from $427.4 million for the three months ended March 31, 2005 to $551.1 million for the three months ended March 31, 2006. Total interest expense on deposits increased $1.6 million for the three months ended March 31, 2006, compared to the same period in 2005. Competition and the rising rate environment continued to exert upward pressures on the cost of deposits, thus resulting in increased levels of interest expense.

Interest expense for securities sold under agreements to repurchase, which includes a portion of the Tredegar Institutional Select balance, increased $154,000 from the three months ended March 31, 2005 to $323,000 for the three months ended March 31, 2006. Tredegar Institutional Select earns interest at a rate equal to approximately 90% of the Federal Home Loan Bank of Atlanta’s overnight rate. Interest expense related to borrowed funds increased nearly $232,000 from $962,000 for the three months ended March 31, 2005 to $1.2 million for the three months ended March 31, 2006.

With the anticipation of rising short term interest rates, continued growth in interest-bearing deposits and continued reliance on borrowings to fund our asset growth, we expect interest expense to increase.

Year ended December 31, 2005 compared to year ended December 31, 2004

Our net interest income on a fully tax equivalent basis was $25.4 million for the year ended December 31, 2005. This is an increase of 18.1% over the $21.5 million reported for the same period in 2004. The increase in net interest income in 2005 resulted primarily from the 50.6% growth in loans, net of deferred costs and allowance for loan losses.

The average yield on our loan portfolio increased 45 basis points in 2005 over 2004. Growth in the loan portfolio combined with the increase in loan yields to produce a 55.5% increase in loan interest income in 2005. Loan demand remained strong during 2005, and in response, the bank has added commercial lenders in markets in which the bank opened new facilities.

The average balance in our securities portfolio decreased by $19.9 million during 2005, while the tax-equivalent yield increased eight basis points to 4.92%. The decrease in balance resulted in a decrease in income of $832,000 or 9.4% for the year ended December 31, 2005, compared with the same period in 2004. The increase in yield helped offset the impact of the decrease in the portfolio balance.

During 2005, the average balance of low cost interest-bearing accounts (interest-bearing checking, savings and money market accounts) grew 20.5% to $229.6 million. The cost of such funding increased 64 basis points during the year ended December 31, 2005. The average balances in certificates of deposit increased 41.2%, while the cost of such funding increased 83 basis points or $2.1 million as a result of the steady rise in short term interest rates.

During 2005, our reliance on other funding sources increased on average by $33.6 million with a related increase in interest expense of only $1.9 million. We increased our average long term borrowings (from the Federal Home Loan Bank of Atlanta) by $8.4 million. Much of the increase in borrowings was related to the funding the growth in the bank’s loan portfolio. Total interest expense for 2005 was $11.6 million, an increase of $5.6 million compared to the total interest expense for 2004.

We expect that our net interest margin will continue to compress during 2006. Based on conservative internal interest rate risk models and the assumption of a sustained rising rate environment, we expect net interest income to trend downward slightly throughout the next 12 months as mortgage related assets extend and funding costs continue to rise. The expected decrease to net interest income could be as little as 1.66% or $450,000 in a 12 month period of rising rates of 200 basis points. It is anticipated that increased growth in earning assets will help mitigate the above mentioned impact to our net interest margin. The Asset/Liability Management Committee continues to focus on various strategies to maintain the net interest margin.

Year ended December 31, 2004 compared to year ended December 31, 2003

Net interest income on a fully tax equivalent basis for 2004 increased 7.0% over the $20.1 million reported for 2003. The increase in our net interest income in 2004 resulted from the 18.2% growth in average earning assets. The 57 basis point decrease in earning assets yield was offset somewhat by a 19 basis point decrease in the cost of funding. The net interest margin decreased during 2004 by 47 basis points to 4.28%. The average balance in our securities portfolio increased by $15.4 million, while the tax-equivalent yield decreased 54 basis points to 4.84%. Our average loan portfolio volume increased 25.3% during 2004. Conversely, the average yield on the loan portfolio decreased 69 basis points. Loan demand was strong throughout 2004. Growth in the loan portfolio helped offset the decline in loan yields to produce a 12.1% increase in loan interest income.

The average balance of low cost interest-bearing accounts (interest-bearing checking, savings and money market accounts) grew 20.7% to $190.5 million at December 31, 2004. The cost of such funding decreased 10 basis points over the year ended December 31, 2004. The average balances in certificates of deposit decreased 1.9%, while the interest expense associated with these deposits decreased 12.2% or $307,000.

During 2004, our reliance on other funding sources increased on average by $37.2 million with a related increase in interest expense of only $807,000. We increased our average long term borrowings (from the Federal Home Loan Bank) by $14.6 million. Much of the increase in borrowings was related to the funding the growth in the bank’s loan portfolio. Total interest expense for 2004 was $6.0 million, an increase of $457,000 compared to the total interest expense for 2003.

Non-GAAP reconciliation of net interest margin

The net interest margin, on a tax equivalent basis, was 4.05% for the three months ended March 31, 2006 compared to 4.28% for the same period in 2005. The net interest margin decreased 17 basis points to 4.11% from 2004 to 2005. The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Because a portion of our interest income is nontaxable, the tax equivalent net interest income is considered in the calculation of this ratio. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for each of 2006, 2005 and 2004 is 34%. The reconciliation of tax equivalent net interest income, which is not a measurement under accounting principles generally accepted in the United States, to net interest income is reflected in the tables below.

Reconciliation of Net Interest Income to

Tax Equivalent Net Interest Income

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2006	2005	2005	2004	2003
	(in thousands)
GAAP measures:
Interest Income - Loans	$8,866	$5,784	$28,949	$18,613	$16,599
Interest Income - Investments & Other	1,787	1,908	7,263	8,054	8,181
Interest Expense - Deposits	2,525	938	6,524	2,870	3,220
Interest Expense - Other Borrowings	1,517	1,131	5,072	3,163	2,356

Total Net Interest Income	$6,611	$5,623	$24,616	$20,634	$19,204
Plus:
NON-GAAP measures:
Tax Benefit Realized on Non-Taxable Interest Income - Loans	$1	$2	$4	$8	$10
Tax Benefit Realized on Non-Taxable Interest Income - Municipal Securities	191	206	807	854	912
Tax Benefit Realized on Non-Taxable Interest Income - Corporate Securities	—	4	8	11	9

Total Tax Benefit Realized on Non-Taxable Interest Income	$192	$212	$819	$873	$931

Total Tax Equivalent Net Interest Income	$6,803	$5,835	$25,435	$21,507	$20,135

The following table analyzes changes in net interest income attributable to changes in the volume of interest-earning assets and interest-bearing liabilities compared to changes in interest rates. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Non-accruing loans are included in the average outstanding loans.

Volume and Rate Analysis

(Tax Equivalent Basis)

(Three Months Ended March 31)

	2006 vs. 2005 Increase (Decrease) Due to Changes in:
	(In thousands)
	Volume	Rate	Total
Interest-Earning Assets:
Securities:
Taxable	$(296)	$207	$(89)
Tax-exempt	(56)	(1)	(57)
Loans:
Taxable	2,508	576	3,084
Tax-exempt	(2)	(1)	(3)
Federal funds sold	4	2	6
Interest on money market investments	—	—	—
Interest-bearing deposits in other			—
financial institutions	(4)	3	(1)

Total interest-earning assets	$2,154	$786	$2,940

Interest-Bearing Liabilities:
Interest checking	$177	$501	$678
Regular savings deposits	33	202	235
Money market deposits	(15)	78	63
Time deposits:
$100,000 and over	91	263	354
Under $100,000	109	148	257

Total interest-bearing deposits	$395	$1,192	$1,587

Federal Home Loan Bank
Advances	$24	$131	$155
Securities sold under agree- ment to repurchase	15	139	154
Long-term debt	18	55	73
Federal Funds Purchased	1	3	4

Total interest-bearing liabilities	$453	$1,520	$1,973

Change in net interest income	$1,701	$(734)	$967

Volume and Rate Analysis

(Tax Equivalent Basis)

(Years Ended December 31)

	2005 vs. 2004 Increase (Decrease) Due to Changes in:			2004 vs. 2003 Increase (Decrease) Due to Changes in:
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest-Earning Assets:
Securities:
Taxable	$(727)	$43	$(684)	$57	$(63)	$(6)
Tax-exempt	(223)	75	(148)	(68)	(97)	(165)
Loans:
Taxable	8,815	1,528	10,343	3,462	(1,442)	2,020
Tax-exempt	(10)	(1)	(11)	(10)	1	(9)
Federal funds sold	3	(9)	(6)	(3)	(1)	(4)
Interest on money market investments	(1)	(1)	(2)	(18)	6	(12)
Interest-bearing deposits in other financial institutions	—	(1)	(1)	2	3	5

Total interest-earning assets	$7,857	$1,634	$9,491	$3,422	$(1,593)	$1,829

Interest-Bearing Liabilities:
Interest checking	$67	$930	$997	$80	$(23)	$57
Regular savings deposits	51	406	457	51	(59)	(8)
Money market deposits	(9)	153	144	46	(138)	(92)
Time deposits:
$100,000 and over	563	777	1,340	(85)	(89)	(174)
Under $100,000	509	207	716	55	(188)	(133)

Total interest-bearing deposits	$1,181	$2,473	$3,654	$147	$(497)	$(350)

Federal Home Loan Bank
Advances	$592	$331	$923	$46	$(16)	$30
Securities sold under agreement to repurchase	81	346	427	357	67	424
Long-term debt	379	159	538	564	(219)	345
Federal funds purchased	3	18	21	7	1	8

Total interest-bearing liabilities	$2,236	$3,327	$5,563	$1,121	$(664)	$457

Change in net interest income	$5,621	$(1,693)	$3,928	$2,301	$(929)	$1,372

Provision for Loan Losses

The provision for loan losses for the three months ended March 31, 2006 was $250,000 compared to $472,000 for the same period in 2005. Our loan loss provisions during 2005 and 2004 were $1.7 million and $796,000, respectively. We are committed to making loan loss provisions that maintain an allowance that adequately reflects the risk inherent in our loan portfolio. This commitment is more fully discussed in the “Asset Quality” section below.

Non-interest Income

Non-interest income has been and will continue to be an important factor for increasing profitability. We recognize this and our management continues to review and consider areas where non-interest income can be increased. Non-interest income (excluding securities gains and losses) includes fees generated by the retail banking and investment services departments of the bank as well as by Middleburg Trust Company and Middleburg Investment Advisors.

The following table summarizes our non-interest income for the periods indicated.

Non-interest Income

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2006	2005	2005	2004	2003
	(In thousands)
Service charges, commissions and fees	$596	$500	$2,319	$1,936	$2,125
Trust fee income	513	425	1,824	1,567	1,362
Investment advisory fee income	558	518	2,116	2,121	2,091
Fees on loans held for sale	—	—	—	—	878
Commission on investment sales	193	205	676	671	901
Equity earnings in affiliate	103	194	1,529	1,657	1,940
Bank-owned life insurance	104	112	458	90	—
Other operating income	24	22	23	434	202

Non-interest income	$2,091	$1,976	$8,945	$8,476	$9,499
Gains on securities available for sale, net	—	—	76	118	422

Total non-interest income	$2,091	$1,976	$9,021	$8,594	$9,921

Three months ended March 31, 2006 compared to three months ended March 31, 2005

Non-interest income increased 5.8% to $2.1 million for the first three months of 2006 compared to $2.0 million for the same period in 2005.

Service charges on deposits increased 11.8% to $436,000 for the three months ended March 31, 2006, compared to $390,000 for the same period in 2005. In particular, ATM and Visa check card fees increased approximately $21,000 for the three months ended March 31, 2006 when compared to the same period in 2005. Other service charges, commissions and fees, which include certain loan fees and other retail banking fees, increased $50,000 or 45.5% to $160,000 for the three months ended March 31, 2006 when compared to the same period in 2005. Safe deposit box rent, which is included in other service charges, increased $33,000 for the three months ended March 31, 2006 compared to the same period in 2005. The increase is the result of additional boxes available for rent and an increase in rental fee amounts.

Commissions and fees from trust and investment advisory activities increased 13.6% or $128,000 to $1.1 million for the three month period ended March 31, 2006 compared to $943,000 for the same period in 2005. Consolidated investment advisory fees provided by Middleburg Investment Advisors totaled $558,000 and $518,000 for the three months ended March 31, 2006 and 2005, respectively. Investment advisory fees of $2.1 million were unchanged in 2005 compared to the 2004 investment advisory fee amount. At March 31, 2006, assets under management at Middleburg Investment Advisors had increased $21.3 million from $569.3 million at March 31, 2005 to $590.6 million. Middleburg Investment Advisors is predominantly a fixed income money manager that bases its fee upon the market value of the accounts under management.

Consolidated fiduciary fees for services, provided by Middleburg Trust Company, increased 20.7% to $513,000 for the three months ended March 31, 2006 from $425,000 for the three months ended March 31, 2005. Fiduciary fees are based upon the market value of the accounts under administration. At March 31, 2006, Middleburg Trust Company administered $620.8 million in assets, including intercompany assets of $122.8 million, an increase of 7.9% or $45.7 million from assets under administration of nearly $575.1 million, including intercompany assets of $147.0 million, at March 31, 2005.

Commissions on investment sales decreased 5.9% to $193,000 for the three months ended March 31, 2006, compared to $205,000 for the three months ended March 31, 2005. We currently have three financial consultants who are available to each of our facilities, compared to four financial consultants in 2005.

Equity in earnings from affiliate, which reflects the 41.8% ownership interest in Southern Trust, comprised 4.9% of total non-interest income for the three months ended March 31, 2006 compared to 9.8% for the three months ended March 31, 2005. Southern Trust closed $213.8 million in loans the first three months of 2006 with 61.0% of its production attributable to purchase money financings. For the same period in 2005, Southern Trust closed $198.8 million in loans with 61.1% of its production attributable to purchase money financings.

Income earned from the bank’s $11.7 million investment in Bank Owned Life Insurance, known as BOLI, contributed $104,000 to total other income for the three months ended March 31, 2006. We purchased $6.0 million of BOLI in the third quarter of 2004 and $4.8 million in the fourth quarter of 2004 to help subsidize increasing employee benefit costs and expenses related to the restructure of our supplemental retirement plans.

Year ended December 31, 2005 compared to year ended December 31, 2004

Non-interest income increased 5.5% to $8.9 million for the year ended December 31, 2005, compared to $8.5 million for 2004.

Service charges, which include deposit fees and certain loan fees, increased 19.8% to $2.3 million for the year ended December 31, 2005, compared to $1.9 million for the year ended December 31, 2004. Loan processing fees and ATM fees increased 115.5% and 19.9%, respectively, for the year ended December 31, 2005 compared to December 31, 2004.

Middleburg Trust Company produced fiduciary fees that increased 16.4% to $1.8 million for the year ended December 31, 2005, compared to $1.6 million for the same period in 2004. Assets under administration at Middleburg Trust Company grew 7.1% or $40.9 million to $619.2 million at December 31, 2005, including intercompany assets of $123.7 million.

Investment services fees were relatively unchanged at $676,000 for the year ended December 31, 2005, compared to $671,000 for the year ended December 31, 2004.

Although Southern Trust added lending officers during 2005 to increase its production efforts, narrowed margins continue to negatively impact its earnings. The equity earnings in Southern Trust decreased 7.7% or $128,000 from $1.7 million for the year ended December 31, 2004 to $1.5 million for the 2005 year. It closed $1.1 billion in loans for the year ended December 31, 2005 with 62.2% of its production attributable to purchase money financings. In February 2005, Southern Trust experienced a loan charge off which resulted in an approximate decrease in our income of $56,000.

Income earned from the bank’s BOLI contributed $458,000 to total other income for the year ended December 31, 2005.

Year ended December 31, 2004 compared to year ended December 31, 2003

Our non-interest income decreased 10.8% to $8.5 million for the year ended December 31, 2004, compared to $9.5 million for 2003. The equity earnings in Southern Trust added $0.28 per diluted share after tax to non-interest income for the year ended December 31, 2004. In 2004, Southern Trust closed $990.3 million in loans with 66.2% of that production attributable to purchase money financing. Equity in earnings from affiliates was $1.7 million and $1.9 million for the years ended December 31, 2004 and 2003. respectively.

Service charges, which include deposit fees and certain loan fees, decreased 8.9% to $1.9 million for the year ended December 31, 2004, compared to $2.1 million for the year ended December 31, 2003. Investment advisory fees of $2.1 million for the year ended December 31, 2004 are from Middleburg Investment Advisors. Investment advisory fees increased 1.4% in 2004 compared to 2003 investment advisory fee balance. Middleburg Trust Company produced fiduciary fees that increased 15.1% to $1.6 million for the year ended December 31, 2004, compared to $1.4 million for the same period in 2003.

Investment sales fees decreased 25.5% to $671,000 for the year ended December 31, 2004, compared to $901,000 for the year ended December 31, 2003. A strategic decision was made to change the broker dealer clearing provider in the investment services department. For a period of time after the system conversion, the investment services department had only two financial consultants down from five during the first nine months of 2003. This significantly impacted the level of revenue generated by the department when comparing the year over year results.

Non-interest income for 2003 increased 29.9% to $9.5 million from $7.3 million in 2002. During 2002 and for the first four months of 2003, mortgage banking income and certain loan fees related to mortgage banking were reported on a gross income basis. All expenses of that department were reported within non-interest expenses. All earnings of that department after April 30, 2003 are being reported as equity in earnings from affiliate, following the transfer of the bank’s mortgage banking department to Southern Trust.

Non-interest Expense

The following table summarizes our non-interest income for the periods indicated.

Non-Interest Expense

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2006	2005	2005	2004	2003
	(In thousands)
Salaries and employee benefits	$3,477	$3,159	$13,240	$10,887	$9,998
Net occupancy and equipment expense	741	702	2,798	2,235	2,260
Advertising	47	61	384	374	301
Computer operations	233	206	868	770	640
Advisory fees	55	46	280	327	380
Other taxes	125	117	465	391	341
Other operating expenses	868	829	3,885	3,575	2,967

Total	$5,546	$5,120	$21,920	$18,559	$16,887

Three months ended March 31, 2006 compared to three months ended March 31, 2005

Total non-interest expense increased 8.3% or $426,000 from $5.1 million for the three months ended March 31, 2005 to $5.5 million for the three months ended March 31, 2006. When taken as a percentage of total average assets for the quarter ended March 31, 2006, however, the quarter’s non-interest expense was 0.74% of total average assets, a decrease from 0.83% for the same period in 2005.

Salaries and employee benefits increased 10.1% when comparing the three months ended March 31, 2006 to the three months ended March 31, 2005. Additions to staff to support business development, retail branching and the formation of a wealth management team have contributed to the increase in salaries and employee benefits. Several experienced commercial lenders were hired to support business development efforts in both the Reston and Warrenton areas.

Net occupancy expense increased by $39,000 or 5.6% from $702,000 for the three months ended March 31, 2005 to $741,000 for the three months ended March 31, 2006. As growth efforts continue to progress, we anticipate higher levels of occupancy expense to be incurred.

Computer operations expense increased from $206,000 for the three months ended March 31, 2005 to $233,000 for the three months ended March 31, 2006. The increase is related to both additional software licensing for the set up of the new non-bank holding company, Middleburg Investment Group, and the increased costs associated with computer related maintenance contracts.

Other tax expense increased 6.8% to $125,000 for the three months ended March 31, 2006 from $117,000 for the three months ended March 31, 2005. The increase was mainly the result of the bank’s franchise tax, which is paid to the state in lieu of an income tax and is based on the bank’s equity capital.

Other expense increased 3.6% or $34,000 to $970,000 for the three months ended March 31, 2006 from $936,000 for the three months ended March 31, 2005. The increase resulted from small increases in various expense categories, including advertising, office supplies, courier services and entertainment, due to our growth.

Year ended December 31, 2005 compared to year ended December 31, 2004

Our non-interest expense increased 18.1% to $21.9 million for the year ended December 31, 2005, compared to $18.6 million for 2004. Included in other operating expenses were one time charges related to severance payments, reductions in cash surrender values related to split dollar insurance policies and some equity adjustments for ownership in BI Investments, our broker-dealer. Impacting salary and benefit expense was a severance payment to an executive who resigned in 2004 which totaled $134,000, net of tax. The growth in salary expense was 21.6% during 2005. Additions to our staff to support branching and commercial lending contributed to the increase in salaries and employee benefits during 2005. Net occupancy and equipment expenses increased 25.2% to $2.8 million for the year ended December 31, 2005, compared to $2.2 million for the same period in 2004. In February of 2005, we executed a lease for a facility in Warrenton, Virginia. The lease has an original term of 20 years, commenced March 1, 2005, and an annual rent of $126,000 which will increase three percent per annum during the original lease term. We have four options to renew the lease beyond the initial term, each of which is for a period of five years. The Warrenton financial services center opened in October 2005.

Advertising expense increased 2.7% in 2005 to $384,000 during 2005. We conducted a campaign that was targeted specifically to grow newly developed deposit products during 2005. Computer operations expense increased from $770,000 for the year ended December 31, 2004 to $868,000 for the year ended December 31, 2005. The increase is related to both the increased cost of computer related maintenance contracts and the increased number of our clients utilizing our online banking services and the increase in volume of online banking transactions. Clients meeting specific criteria are provided free online banking services.

Other tax expense increased 18.9% or $74,000 to $465,000 for the year ended December 31, 2005 from $391,000 for the year ended December 31, 2004. The increase was mainly the result of the bank’s franchise tax, which is paid to the state in lieu of an income tax and is based on the bank’s equity capital.

Other operating expense increased 6.7% or $263,000 to $4.2 million for the year ended December 31, 2005 from $3.9 million for the year ended December 31, 2004. The increase was attributed to increases in accounting/audit fees, courier expenses and educational expenses, all resulting from our growth.

Year ended December 31, 2004 compared to year ended December 31, 2003

Our total non-interest expenses increased 9.9% or $1.7 million to $18.6 million in 2004. Included in 2004 other operating expenses were some one-time costs associated with Sarbanes-Oxley 404 compliance, supplemental executive retirement benefits, and equity adjustments for ownership in BI Investments. Also impacting salary and benefit expense in 2004 was a severance payment to the former executive which was $112,000, net of tax. The growth in salary expense was 8.9% during 2004. Additions to our staff to support branching and commercial lending contributed to the increase in salaries and employee benefits during 2004. Net occupancy and equipment expenses decreased 1.1% to $2.2 million for the year ended December 31, 2004, compared to $2.3 million for the same period in 2003. Our building expansion program, which includes the operations center and the second Leesburg facility, affected net occupancy and equipment expense year over year. Advertising expense increased in 2004 to $374,000 because the bank focused more on in-house promotions and business development calling to increase sales rather than paid advertising. Computer operations expense increased from $640,000 for the year ended December 31, 2003 to $770,000 for the year ended December 31, 2004.

Non-interest expenses increased 8.8% or $1.4 million to $16.9 million in 2003. This increase resulted from both pressures to provide competitive salary and benefit programs and occupancy and equipment investments to position the bank for future growth and productivity.

Income Taxes

Our reported income tax expense was $2.8 million for both 2005 and 2004. Our effective tax rate for 2005 was 28.1% compared to 28.2% in 2004 and 29.5% in 2003. Note 10 of our consolidated financial statements provides a reconciliation between the amount of income tax expense computed using the federal statutory rate and our actual income tax expense. Also included in Note 10 to the consolidated financial statements is information regarding the principal items giving rise to deferred taxes for the two years ended December 31, 2005.

Financial Condition

Assets

Our total assets increased to $762.0 million at March 31, 2006, compared to $739.9 million at December 31, 2005, representing an increase of $22.1 million or 3.0%. Total average assets increased 21.9% from $611.2 million for the three months ended March 31, 2005 to $745.2 million for the same period in 2006. Average shareholders’ equity increased 5.6% or $2.9 million over the same periods.

Our total assets were $739.9 million as of December 31, 2005, up $133.8 million or 22.1% from the $606.1 million level at December 31, 2004. Securities decreased $24.8 million or 14.2% from 2004 to 2005. Total loans, net of allowance for loan losses and deferred loan costs, increased by $175.1 million or 50.7% from 2004 to 2005, while deposits increased $126.6 million or 29.8% during the same period. Borrowings from the Federal Home Loan Bank, including long-term borrowings, increased $12.1 million during 2005. It is anticipated that the borrowings from the Federal Home Loan Bank will continue to rise should deposit growth not provide adequate funding for expected asset growth. Our total shareholders’ equity at year end 2005 and 2004 was $53.5 million and $51.6 million, respectively.

Loans

Our loan portfolio is the largest and most profitable component of our earning assets. Total loans, which exclude the allowance for loan losses and deferred loan costs, at March 31, 2006 were $547.9 million, an increase of $23.1 million from the December 31, 2005 amount of $524.8 million. We continue to see increases in real estate construction loans, which were $96.9 million at March 31, 2006 or 17.7% of total loans. The growth in real estate mortgage loans was largely in the category of non-farm, non-residential loans, which increased $14.2 million from the December 31, 2005 amount of $177.2 million. Additional lenders, a solid local economy, the relationship with Southern Trust and referrals arising from the success of the business strategy have contributed to the loan growth. At March 31, 2006, our newest financial service center in Warrenton had outstanding loans of $44.9 million. Net charge-offs were $23,000 for the three months ended March 31, 2006. The provision for loan losses for the three months ended March 31, 2006 was $250,000 compared to $472,000 for the same period in 2005. The allowance for loan losses was $5.4 million or 0.98% of total loans outstanding at March 31, 2006.

Our loan portfolio totaled 73.4% of average earning assets in 2005. We continue to emphasize loan portfolio growth and diversification as a means of increasing earnings while minimizing credit risk. Total loans were $524.8 million at December 31, 2005, an increase of 50.0% from December 31, 2004’s total of $348.8 million. The bank hired several experienced lenders with the expansions into the Reston and Warrenton markets. Additionally, the bank also purchases residential real estate loans from selected Southern Trust offices within its market area. The loans are secured by first deeds of trusts on the residential properties and are of good quality investment. At December 31, 2005, there were $72.3 million of outstanding loans that had been purchased from Southern Trust. Each of these factors has contributed to the strong loan growth during 2005.

Total loans increased 33.8% from $260.7 million at December 31, 2003 to $348.8 million at December 31, 2004. The total loan to deposit ratio increased to 95.2% at December 31, 2005, compared to 82.1% at December 31, 2004 and 70.5% at December 31, 2003.

The following table shows the breakdown by type of loan for the loans in our portfolio at the dates indicated.

Loan Portfolio

	March 31,	December 31,
	2006	2005	2004	2003	2002	2001
	(In thousands)
Commercial, financial and agricultural	$27,519	$28,388	$27,162	$20,360	$20,323	$22,993
Real estate construction	96,873	88,312	45,503	30,239	22,008	24,174
Real estate mortgage:
Residential (1-4 family)	175,217	174,998	114,418	83,919	74,298	80,824
Home equity lines	37,019	35,880	21,247	11,275	10,091	8,271
Non-farm, non-residential (1)	191,399	177,198	125,284	100,655	73,164	48,074
Agricultural	2,211	2,894	3,135	2,441	482	163
Consumer installment	17,699	17,128	12,075	11,828	11,741	11,901

Total loans	$547,937	$524,798	$348,824	$260,717	$212,107	$196,400
Add: Deferred loan costs (2)	832	856	297	—	—	—
Less: Allowance for loan losses	5370	5,143	3,418	2,605	2,307	2,060

Loans, net	$543,399	$520,511	$345,703	$258,112	$209,800	$194,340

(1)	This category generally consists of commercial and industrial loans where real estate constitutes a source of collateral.
(2)	We implemented SFAS No. 91 in 2004.

At March 31, 2006, residential real estate (1-4 family) portfolio loans constituted 32.0% of total loans and increased $219,000 from December 31, 2005. Of this growth, $1.1 million represents loans that we purchased from Southern Trust. Real estate construction loans consist primarily of pre-sold 1-4 family residential loans along with a marginal amount of commercial construction loans. Real estate construction loans increased to $96.9 million at March 31, 2006 and represent 17.7% of the total loan portfolio. Our one time closing construction/permanent loan product competes successfully in a high growth market like Loudoun County because we are local and can respond quickly to inspections and construction draw requests. Non-farm, non-residential real estate loans are typically owner-occupied commercial buildings. Non-farm, non-residential loans were 34.9% of the total loan portfolio at March 31, 2006. The increase in the non-farm, non-residential real estate loans is the result of the hiring of several commercial business development officers during 2003 and 2004 each of whom have been successful in attracting new business to the bank. Our branch network has also helped to support the loan portfolio diversification, such as increased commercial real estate loans. Home equity lines and agricultural real estate loans were 6.8% and 0.4% of total loans, respectively, at March 31, 2006.

Our commercial, financial and agricultural loan portfolio consists of secured and unsecured loans to small businesses. At March 31, 2006, these loans comprised 5.0% of the total loan portfolio. This portfolio decreased 3.1% during the first three months of 2006 to $27.5 million. A significant portion of our market area, Loudoun County, is one of the fastest growing counties with the fastest rate of job creation in the country. The market’s growth has contributed to the improved local economy, commercial spending and therefore the bank’s sustained commercial loan demand. Consumer installment loans primarily consist of unsecured installment credit and account for 3.2% of the loan portfolio.

Consistent with our focus on providing community-based financial services, we generally do not extend loans outside our principal market area. The market area for our lending services encompasses Fairfax, Fauquier and Loudoun Counties, where we operate full service financial centers.

Our unfunded loan commitments totaled $91.3 million at March 31, 2006, $93.6 million at December 31, 2005 and $71.0 million at December 31, 2004. The increase in the amount of unfunded commitments since 2004 is attributed in part to the increase in real estate construction financing as well as client demand for credit line products, primarily home equity lines.

At March 31, 2006, we had no concentration of loans in any one industry in excess of 10% of our total loan portfolio. However, because of the nature of our market, loan collateral is predominantly real estate.

The following table reflects the maturity distribution of selected loan categories:

Remaining Maturities of Selected Loan Categories

	March 31, 2006
	Commercial, Financial and Agricultural	Real Estate Construction

	(Dollars in thousands)
Within 1 year	$3,261	$64,857

Variable Rate:
1to 5 years	$8,551	$12,910
After 5 years	254	5,666

Total	$8,805	$18,576

Fixed Rate:
1to 5 years	$11,937	$10,003
After 5 years	3,516	3,437

Total	$15,453	$13,440

Total Maturities	$27,519	$96,873

Asset Quality

We have policies and procedures designed to control credit risk and to maintain the quality of our loan portfolio. These include underwriting standards for new originations and ongoing monitoring and reporting of asset quality and adequacy of the allowance for loan losses. Non-performing loans were $11,000 at March 31, 2006 compared to $89,000 at March 31, 2005. Total non-performing assets, which consist of non-accrual loans, restructured loans and foreclosed property, were $88,000 at December 31, 2005. This is an increase of $87,000 from the December 31, 2004 balance of $1,000. The majority of the increase resulted from the addition of one business installment loan to our non-accrual list. Non-performing assets were $365,000 at December 31, 2003.

Non-performing Assets

We place loans on non-accrual status when the collection of principal and interest is doubtful, generally when a loan becomes 90 days past due. There are three negative implications for earnings when we place a loan on non-accrual status. First, all interest accrued but unpaid at the date that the loan is placed on non-accrual status is either deducted from interest income or written off as a loss. Second, accruals of interest are discontinued until it becomes certain that both principal and interest can be repaid. Finally, there may be actual losses that require additional provisions for loan losses to be charged against earnings. For real estate loans, upon foreclosure, the balance of the loan is transferred to “Other Real Estate Owned” (“OREO”) and carried at the lower of the outstanding loan balance or the fair market value of the property based on current appraisals and other current market trends, less selling costs. If a write down of the OREO property is necessary at the time of foreclosure, the amount is charged-off against the allowance for loan losses. A review of the recorded property value is performed in conjunction with normal loan reviews, and if market conditions indicate that the recorded value exceeds the fair market value, additional write downs of the property value are charged directly to operations.

Non-performing Assets

	March 31,	December 31,
	2006	2005	2004	2003	2002	2001
	(In thousands)
Non-accrual loans	$11	$88	$1	$365	$1,063	$79
Restructured loans	—	—	—	—	—	—
Foreclosed property	—	—	—	—	—	—

Total non-performing assets	$11	$88	$1	$365	$1,063	$79

Accruing loans greater than 90 days past due	$5	$31	$—	$—	$—	$—
Allowance for loan losses to non-performing assets	48,818%	5,844%	341,800%	714%	217%	2,608%
Non-performing assets to period end loans	0.00%	0.02%	0.00%	0.14%	0.50%	0.04%

During 2005 and 2004, approximately $1,000 and $0, respectively, in additional interest income would have been recorded if our non-accrual loans had been current and in accordance with their original terms.

At March 31, 2006, the bank had no potential problem loans, which the bank defines as loans in which management has information about possible credit problems of borrowers that causes serious doubts as to the ability of the borrowers to comply with the present loan payment terms and would require disclosure regardless of non-accrual status.

Our allowance for loan losses was 48,818% of non-performing loans at March 31, 2006. Our allowance for loan losses was 5,844% of non-performing loans at December 31, 2005, as the bank had only $88,000 in non-performing assets on that date. At December 31, 2004 and 2003, the allowance for loan losses was 341,800% and 714% of non-performing loans. Our management evaluates non-performing loans relative to their collateral value and makes appropriate reductions in the carrying value of those loans based on that review.

Allowance For Loan Losses

For a discussion of our accounting policies with respect to the allowance for loan losses, see “Critical Accounting Policies – Allowance for Loan Losses” above.

The following table depicts the transactions, in summary form, that occurred to the allowance for loan losses in each year presented:

Allowance for Loan Losses

	March 31,	December 31,
	2006	2005	2004	2003	2002	2001
	(Dollars in thousands)
Balance, beginning of period	$5,143	$3,418	$2,605	$2,307	$2,060	$1,804
Loans charged off:
Commercial, financial, and agricultural	—	5	31	—	—	—
Real estate construction	—	—	—	—	—	—
Real estate mortgage	—	—	—	—	—	48
Consumer installment	47	74	137	304	74	35

Total loans charged off	$47	$79	$168	$304	$74	$83

Recoveries:
Commercial, financial, and agricultural	$—	$5	$57	$2	$2	$—
Real estate construction	—	—	—	—	—	—
Real estate mortgage	—	—	67	—	—	—
Consumer installment	24	55	61	25	19	39

Total recoveries	$24	$60	$185	$27	$21	$39

Net charge-offs (recoveries)	23	19	(17)	277	53	44
Provision for loan losses	250	1,744	796	575	300	300

Balance, end of period	$5,370	$5,143	$3,418	$2,605	$2,307	$2,060

Ratio of allowance for loan losses to loans outstanding at end of period	0.98%	0.98%	0.98%	1.00%	1.09%	1.05%

Ratio of net charge-offs (recoveries) to average loans outstanding during period	0.00%	0.00%	-0.01%	0.11%	0.03%	0.02%

The allowance for loan losses at March 31, 2006 was $5.4 million compared to $3.9 million at March 31, 2005. The allowance for loan losses was 0.98% of total loans outstanding at March 31, 2006 and March 31, 2005. The provision for loan losses was $250,000 for the three months ended March 31, 2006. The provision was $472,000 for the three months ended March 31, 2005. For the three months ended March 31, 2006, net loan charge-offs totaled $23,000, compared to $8,000 for the same period in 2005.

The allowance for loan losses was $5.1 million at December 31, 2005, an increase of $1.7 million from $3.4 million at December 31, 2004. During 2005, the bank increased its provision to the allowance for loan losses in response to the loan growth experienced during the year. The allowance was $2.6 million at December 31, 2003. In 2005, our net charge-offs (recoveries) increased $36,000 from the previous year’s net recoveries of $17,000. Net charge-offs as a percentage of average loans were 0.00% and -0.01% for 2005 and 2004, respectively. The provision for loan losses was $1.7 million for 2005 and $796,000 for 2004.

The following table shows the balance and percentage of our allowance for loan losses allocated to each major category of loan:

Allocation of Allowance for Loan Losses

	Commercial, Financial, Agricultural		Real Estate Construction		Real Estate Mortgage		Consumer
	Allowance for Loan Losses	Percent of Loan in Category to Total Loans	Allowance for Loan Losses	Percent of Loan in Category to Total Loans	Allowance for Loan Losses	Percent of Loan in Category to Total Loans	Allowance for Loan Losses	Percent of Loan in Category to Total Loans

	(Dollars in thousands)
March 31, 2006	$619	5.02%	$938	17.68%	$3,553	74.07%	$260	3.23%
December 31,
2005	620	5.40	869	16.80	3,392	74.54	262	3.26
2004	640	7.79	114	13.04	2,441	75.71	223	3.46
2003	498	7.81	103	11.60	1,857	76.05	147	4.54
2002	487	9.58	624	10.38	924	74.51	272	5.54
2001	634	11.71	750	12.31	374	69.92	302	6.06

We have allocated the allowance according to the amount deemed reasonably necessary to provide for the possibility of losses being incurred within each of the above categories of loans. The allocation of the allowance as shown in the table above should not be interpreted as an indication that loan losses in future years will occur in the same proportions that they may have in prior years or that the allocation indicates future loan loss trends. Additionally, the proportion allocated to each loan category is not the total amount that may be available for the future losses that could occur within such categories since the total allowance is a general allowance applicable to the total portfolio.

Securities

We manage our investment securities portfolio consistent with established policies that include guidelines for earnings, rate sensitivity, liquidity and pledging needs. We held bonds issued from the Commonwealth of Virginia and its political subdivisions with an aggregate market value of $3.7 million at March 31, 2006. The aggregate holdings of these bonds approximate 6.78% of our shareholders’ equity.

We account for securities under FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. This standard requires classification of investments into three categories, “held to maturity”, “available for sale”, or “trading,” as further defined in Note 1 to our consolidated financial statements. We do not maintain a trading account and have classified no securities in this category. Held to maturity securities are required to be carried on the financial statements at amortized cost. Available for sale securities are carried on our financial statements at fair value. The unrealized gains or losses, net of deferred income taxes, are reflected in shareholders’ equity. The held to maturity classification places restrictions on our ability to sell securities or to transfer securities into the available for sale classification. Since we desire the flexibility to respond to changing balance sheet needs through investment portfolio management, we have chosen to classify only a small portion of our portfolio in this category. At March 31, 2006, 1.16% of our portfolio was classified as held to maturity.

We hold in our loan and securities portfolios investments that adjust or float according to changes in “prime” lending rate. These holdings are not considered speculative but instead necessary for good asset/liability management.

Our investment portfolio increased to $150.0 million at March 31, 2006 compared to $149.6 million at December 31, 2005. We plan to maintain the investment portfolio at an amount comparable to the December 31, 2005 amount. At March 31, 2006, the tax equivalent yield on the investment portfolio was 5.34%.

The carrying value of our securities portfolio was $149.6 million at December 31, 2005, a decrease of $24.8 million or 14.2% from the carrying value of $174.4 million at December 31, 2004. The market value of the available for sale securities at December 31, 2005 was $147.9 million. The unrealized loss on the available for sale securities was $2.9 million at December 31, 2005. This loss was offset by our December 31, 2005 unrealized gain of $1.5 million. The net market value loss at December 31, 2005 is reflective of the continued rise in market interest rates. The net unrealized gain on the available for sale securities was $2.1 million at December 31, 2004.

Since the bank anticipates much of the balance sheet growth to be experienced during 2006, if any, to be in the form of net portfolio loans, specific strategies will be executed during the early part of 2006 to maintain the investment portfolio at an amount comparable to the December 31, 2005 balances.

Investment Securities Portfolio

The carrying value of securities held to maturity at the dates indicated were as follows:

	March 31,	December 31,
	2006	2005	2004	2003
	(In thousands)
State and political subdivision obligations	$1,699	$1,699	$2,699	$3,687
Mortgage-backed securities	34	34	37	41

	$1,733	$1,733	$2,736	$3,728

The carrying value of securities available for sale at the dates indicated were as follows:

	March 31,	December 31,
	2006	2005	2004	2003
	(In thousands)
U.S. Government securities	$9,265	$9,228	$12,631	$7,831
State and political subdivision obligations	31,727	30,145	31,532	34,346
Mortgage-backed securities	84,945	87,577	104,343	124,646
Other securities	22,297	20,908	23,146	24,030

	$148,234	$147,858	$171,652	$190,853

The following table indicates the increased return we experienced during the first quarter of 2006 and 2005 on a tax equivalent basis. For 2006, we plan to maintain our investment portfolio at an amount comparable to the December 31, 2005 amount. Given the flattening yield curve, our purchasing strategy remains as it was for 2005, for securities other than mortgage-backed securities, with a focus on replacing called and matured securities with short term securities. Mortgage-backed securities, which make up 56.6% of our securities portfolio at March 31, 2006 and 58.6% and 59.9% on December 31, 2005 and 2004, respectively, had the largest decrease in overall balance of $16.8 million from $104.3 million at December 31, 2004 to December 31, 2005. The focus on mortgage-backed securities was in maintaining the maturity distribution and proportion with regard to the total securities portfolio without sacrificing yields. Securities with maturities greater than five years total $78.3 million at December 31, 2005, of which $45.3 million or 57.8% are mortgage-backed securities with a weighted average yield of 4.72%. Our securities portfolio represents approximately 26.6% of our average earning assets at December 31, 2005. For that reason, it is managed primarily to provide superior returns without sacrificing interest rate, market and credit risk. Secondarily, through the asset/liability process, we consider the securities portfolio as a liquidity source in the event that we need funding within a 30-day period of time.

The following table shows the maturity distribution of the securities held and the yields on those securities.

Maturity Distribution and Yields of Securities

	Due in 1 year or less		March 31, 2006 Taxable-Equivalent Basis				Due after 10years and Equities		Total
			Due after 1 year through 5 years		Due after 5 years through 10 years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(In thousands)
Securities held for investment:
Mortgage backed securities	$1	5.84%	$5	5.84%	$9	5.84%	$19	5.84%	$34	5.84%
Tax-exempt securities (1)	546	7.66%	1,153	7.86%	—	—	—	—	1,699	7.80%

Total	$547	7.66%	$1,158	7.85%	$9	5.84%	$19	5.84%	$1,733	7.76%

Securities available for sale:
U.S. Government securities	$5,840	3.10%	$3,014	3.22%	$412	5.15%	$—	—	$9,266	3.23%
Mortgage backed securities	9,212	4.17%	23,805	4.39%	18,411	4.62%	33,517	4.70%	84,945	4.54%
Other	474	3.67%	904	4.03%	304	6.05%	13,567	6.48%	15,249	6.24%
Corporate preferred	—	—	—	—	—	—	2,085	4.91%	2,085	4.91%

Total taxable	$15,526	3.75%	$27,723	4.25%	$19,127	4.66%	$49,169	5.20%	$111,545	4.67%
Tax-exempt securities (1)	1,211	8.02%	13,427	7.67%	6,186	7.46%	9,067	7.21%	29,891	7.50%

Total	$16,737	4.06%	$41,150	5.37%	$25,313	5.34%	$58,236	5.51%	$141,436	5.27%

Total securities (2)	$17,284	4.18%	$42,308	5.44%	$25,322	5.34%	$58,255	5.52%	$143,169	5.30%

(1)	Yields on tax-exempt securities have been computed on a tax – equivalent basis.
(2)	Excludes Federal Reserve Stock of $563,400 and Federal Home Loan Bank Stock of $6,234,500.

Other Earning Assets

Our other assets include BOLI, in the amount of $11.7 million, and the bank’s investment in Southern Trust, in the amount of $9.8 million, at March 31, 2006. The bank’s ownership interest in Southern Trust changed on January 1, 2006 with the withdrawal of one of the partners in Southern Trust. The bank’s new ownership interest is 41.8% as of March 31, 2006 compared to 40.0% as of December 31, 2005.

Our average investments in federal funds sold and money market investments in 2005 were $546,000 and $0, respectively. We experienced decreases of $1.7 million and $209,000 in average federal funds sold and money market investments, respectively, from the 2004 amounts. Average investments in federal funds sold and money market investments in 2004 were $2.3 million and $209,000, respectively. The decreases experienced in both the amount of funds available for investment in federal funds sold and money market investments during 2005 and 2004 reflect the bank’s need to utilize available funds to support the growth in higher yielding assets like loans and investment securities.

Deposits

Deposits continue to be an important funding source and primary supply of our growth. Our strategy has been to increase core deposits at the same time that we are controlling the cost of funds. The maturation of our branch network, as well as increased advertising campaigns and bank mergers, have contributed to the significant growth in our deposits over the last several years. By monitoring interest rates within the local market and that of alternative funding sources, we are able to price the deposits effectively to develop a core base of deposits in each market.

The following table is a summary of average deposits and average rates paid on those deposits:

Average Deposits and Rates Paid

	Three Months Ended March 31,
	2006		2005
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Non-interest-bearing deposits	$129,123	—	$113,724	—
Interest-bearing accounts:
Interest checking	148,390	2.22%	81,603	0.67%
Regular savings	59,518	1.73%	30,410	0.25%
Money market accounts	74,193	0.94%	90,260	0.49%
Time deposits:
$ 100,000 and over	80,212	3.92%	67,465	2.54%
Under $ 100,000	59,684	3.46%	43,940	2.33%

Total interest-bearing deposits	$421,997	2.43%	$313,678	1.21%

Total	$551,120		$427,402

	Years Ended December 31,
	2005		2004		2003
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Non-interest-bearing deposits	$122,978	—	$107,255	—	$95,055	—
Interest-bearing accounts:
Interest checking	95,837	1.16%	67,314	0.17%	46,473	0.12%
Regular savings	44,784	1.24%	32,300	0.30%	26,930	0.39%
Money market accounts	88,939	0.67%	90,872	0.50%	84,390	0.65%
Time deposits:
$ 100,000 and over	77,995	3.31%	56,826	2.19%	60,564	2.34%
Under $ 100,000	60,764	2.76%	41,433	2.32%	39,559	2.77%

Total interest-bearing deposits	$368,319	1.77%	$288,745	0.99%	$257,916	1.25%

Total	$491,297		$396,000		$352,971

Although deposits decreased $5.6 million to $545.8 million at March 31, 2006 from $551.4 million at December 31, 2005, average deposits for the quarter ended March 31, 2006 increased 12.2% or $59.8 million compared to average deposits for the year ended December 31, 2005. Average non-interest bearing demand deposits were $129.2 million for the three months ended March 31, 2006 compared to $123.0 million for the year ended December 31, 2005.

During 2005, we developed three high yield deposit products - a savings account, a business money market account and an interest-bearing checking account. The new products had a combined balance of $116.4 million at March 31, 2006 compared to $93.0 million at December 31, 2005. We have an interest-bearing product, known as Tredegar Institutional Select, that integrates the use of the cash within client accounts at Middleburg Trust Company for overnight funding at the bank. The overall balance of this product was $25.3 million at March 31, 2006 and is reflected in both the interest-bearing demand deposits and the “securities sold under agreements to repurchase” amounts on the balance sheet. Excluding the Tredegar Institutional Select, savings and interest-bearing demand deposits grew by $12.5 million from December 31, 2005 to March 31, 2006.

Time deposits decreased $13.1 million from December 31, 2005 to $136.1 million at March 31, 2006. Time deposits include brokered certificates of deposit of $13.9 million with maturities ranging from two to four years. Securities sold under agreements to repurchase, called repo accounts, increased $585,000 from $34.3 million at December 31, 2005 to $34.9 million at March 31, 2006. The repo accounts include certain long-term commercial checking accounts with average balances that typically exceed $100,000 and all Tredegar Institutional Select accounts maintained by business clients.

Average total deposits increased 24.1% during 2005, 12.2% during 2004 and 19.2% during 2003. At December 31, 2005, the average balance of non-interest bearing deposits grew 14.7%. During 2005, the bank had focused some of its media advertising on campaigns specifically targeted to grow its three new deposit products. At December 31, 2005, the new products had a collective balance of $93.0 million and had a weighted average cost of 3.06%.

The average balance in interest checking and regular savings accounts grew 42.4% and 38.7%, respectively, during 2005. In March 2004, the bank developed an interest-bearing product that integrates the use of the cash within client accounts at Middleburg Trust Company for overnight funding at the bank. The overall balance of this product was $22.8 million at December 31, 2005 and is reflected in both the interest-bearing deposit and securities sold under agreement to repurchase amounts on the balance sheet. At March 31, 2006, $23.0 million was classified as an interest-bearing deposit balance.

We will continue to fund assets primarily with deposits and will focus on core deposit growth as the primary source of liquidity and stability. We offer individuals and small businesses a variety of deposit accounts, including demand and interest checking, money market, savings and time deposit accounts. We entered the brokered deposits market in April 2005. We had $13.9 million in brokered time deposits as of March 31, 2006.

The following table is a summary of the maturity distribution of certificates of deposit equal to or greater than $100,000 as of March 31, 2006:

	Maturities of Certificates of Deposit of $100,000 and Greater
	Within Three Months	Three to Six Months	Six to Twelve Months	Over One Year	Total	Percent of Total Deposits

	(Dollars in thousands)
At March 31, 2006	$37,558	$6,223	$13,675	$24,071	$81,527	14.9%

Financial Instruments with Off-Balance-Sheet Risk and Credit Risk and Contractual Obligations

The bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its clients and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and interest rate swaps. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the bank has in particular classes of financial instruments.

The bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit decreased $2.3 million to $91.3 million at March 31, 2006 compared to $93.6 million at December 31, 2005. These commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent expected future cash flows. The bank evaluates each client’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties. Standby letters of credit were $3.0 million at March 31, 2006. This amount is a decrease from $3.7 million at December 31, 2005.

Contractual obligations decreased $2.7 million to $80.0 million at March 31, 2006 compared to $82.7 million at December 31, 2005. This change results from maturities on certain long-term debt obligations and decreases in operating lease obligations.

We enter into interest rate swaps to lock in the interest cash outflows on our floating-rate debt. On December 8, 2004, we borrowed a $15 million variable rate advance from the Federal Home Loan Bank. On that same date, we also entered into an interest rate swap with SunTrust Bank. The total notional amount of the swap is $15 million. This cash flow hedge effectively changes the variable-rate interest on the Federal Home Loan Bank advance to a fixed-rate of interest. Under the terms of the swap (which expires in December 2006), we pay SunTrust Bank a fixed interest rate of 3.35%. SunTrust Bank pays us a variable rate of interest indexed to the three month LIBOR, plus 0.02%. The interest receivable from SunTrust Bank reprices quarterly. Changes in the fair value of the interest rate swap designated as a hedging instrument of the variability of cash flows associated with the long-term debt are reported in other comprehensive income. This amount is subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on floating-rate debt obligation affects earnings. Because there are no differences between the critical terms of the interest rate swap and the hedged debt obligation, we have determined no ineffectiveness in the hedging relationship.

A summary of the contract amount of the bank’s exposure to off-balance-sheet risk as of March 31, 2006 and December 31, 2005 and 2004, is as follows:

	March 31, 2006	December 31,
		2005	2004
	(In thousands)
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$91,272	$93,572	$70,967
Standby letters of credit	3,026	3,729	2,683

Unfunded commitments under lines of credit are commitments for possible future extensions of credit to existing clients. Those lines of credit may not be drawn upon to the total extent to which the bank is committed.

Standby letters of credit are conditional commitments issued by the bank to guarantee the performance of a client to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to clients. The bank holds certificates of deposit, deposit accounts and real estate as collateral supporting those commitments for which collateral is deemed necessary.

A summary of our contractual obligations at March 31, 2006 is as follows:

	Payment Due by Period
	Total	Less than 1 Year	1-3 years	3-5 years	More than 5 years
	(In thousands)
Long-Term Debt Obligations	$55,000	$15,000	$20,000	$15,000	$5,000
Operating Leases	9,590	717	1,352	1,261	6,260
Trust Preferred Capital Notes	15,465	—	—	—	15,465

Total Obligations	$80,055	$15,717	$21,352	$16,261	$26,725

We do not have any capital lease obligations, as classified under applicable FASB statements, or other purchase or long-term obligations.

Capital Resources and Dividends

We have an ongoing strategic objective of maintaining a capital base that supports the pursuit of profitable business opportunities, provides resources to absorb risks inherent in our activities and meets or exceeds all regulatory requirements.

The Federal Reserve Board has established minimum regulatory capital standards for bank holding companies and state member banks. The regulatory capital standards categorize assets and off-balance sheet items into four categories that weigh balance sheet assets according to risk, requiring more capital for holding higher risk assets. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0%, of which at least 4.0% must be Tier 1 capital, composed of common equity and retained earnings. At March 31, 2006, our Tier 1 and total risk-based capital ratios were 10.8% and 11.7%, respectively, compared to 11.1% and 12.0% at December 31, 2005. Our leverage ratio was 8.8% at March 31, 2006 compared to 8.7% at December 31, 2005. We had a ratio of total capital to risk-weighted assets of 12.0% and 15.1% at December 31, 2005 and 2004, respectively. The ratio of Tier 1 capital to risk-weighted assets was 11.1% and 14.2% at December 31, 2005 and 2004, respectively. Our capital structure places us above the well capitalized regulatory guidelines, which affords us the opportunity to take advantage of business opportunities while ensuring that we have the resources to protect against risk inherent in our business.

Analysis of Capital

	March 31, 2006	December 31,
		2005	2004
Tier 1 Capital:
Common stock	$9,523	$9,515	$9,523
Capital surplus	5,459	5,431	5,684
Retained earnings	40,605	39,281	34,997
Trust preferred debt	15,000	15,000	14,659
Goodwill	(5,805)	(5,890)	(6,228)

Total Tier 1 capital	$64,782	$63,337	$58,635

Tier 2 Capital:
Disallowed trust preferred	$—	$—	$341
Allowance for loan losses	5,370	5,143	3,418

Total tier 2 capital	$5,370	$5,143	$3,759

Total risk-based capital	$70,152	$68,480	$62,394

Risk weighted assets	$599,724	$572,729	$413,550

CAPITAL RATIOS:
Tier 1 risk-based capital ratio	10.8%	11.1%	14.2%
Total risk-based capital ratio	11.7%	12.0%	15.1%
Tier 1 capital to average total assets	8.8%	8.7%	10.2%

As noted above, our regulatory capital levels meet those established for well-capitalized institutions. While we are currently considered well-capitalized, we may from time-to-time find it necessary to access the capital markets to meet our growth objectives or capitalize on specific business opportunities.

Our core equity to asset ratio decreased slightly to 7.2% at December 31, 2005, compared to 8.5% at December 31, 2004. The decrease is the result of the growth experienced in the bank’s total assets and liabilities in relation to its total capital in 2005.

The primary source of funds for the dividends we pay to our shareholders is the dividends we receive from our subsidiaries. Federal regulatory agencies impose certain restrictions on the payment of dividends and the transfer of assets from a banking subsidiary to a holding company. Historically, these restrictions have not had an adverse impact on our dividend policy, and it is not anticipated that they will in the future.

Short-term Borrowings

At March 31, 2006 and December 31, 2005, 2004 and 2003, our short-term borrowings and the related weighted average interest rates were as follows:

	March 31,		December 31,
	2006		2005		2004		2003
	Amount	Weighted- Average Rate	Amount	Weighted- Average Rate	Amount	Weighted- Average Rate	Amount	Weighted- Average Rate
	(Dollars in thousands)
Federal funds purchased	$275	4.31%	$—	3.44%	$—	1.60%	$1,500	1.30%
Securities sold under agreements to repurchase	34,902	3.69%	34,317	2.69%	40,912	1.67%	13,535	0.74%
Federal Home Loan Bank advances	51,000	4.80%	24,100	3.54%	16,000	1.63%	27,250	1.94%

Total	$86,177		$58,417		$56,912		$42,285

Federal funds purchased and securities sold under agreements to repurchase have been a significant source of funds for the bank. We have various unused lines of credit available from certain of our correspondent banks in the aggregate amount of $127.3 million. These lines of credit, which bear interest at prevailing market rates, permit us to borrow funds in the overnight market, and are renewable annually subject to certain conditions. Securities sold under agreements to repurchase include an interest-bearing product that we have developed which integrates the use of the cash within client accounts at Middleburg Trust Company for overnight funding at the bank. This account is referred to as Tredegar Institutional Select. The overall balance of this product was $25.3 million at March 31, 2006 and is reflected in both the savings and interest-bearing demand deposits and the “securities sold under agreements to repurchase” amounts on the balance sheet. The overall balance of this product was $22.8 million at December 31, 2005, of which $1.6 million is included in securities sold under agreements to repurchase amounts on the balance sheet.

The following table shows the distribution of our short-term borrowings and the weighted-average interest rates thereon in the first three months of 2006 and at the end of each of the last three years. Also provided are the maximum amount of borrowings and the average amount of borrowings as well as weighted-average interest rates for the last quarter and each of the last three years.

	Federal Funds Purchased	Securities Sold Under Agreements To Repurchase	Federal Home Loan Bank Advances
	(Dollars in thousands)
End of Month Balance
March 31, 2006	$275	$34,902	$51,000
Weighted-average interest rate at quarter end:
March 31, 2006	4.63%	3.95%	5.09%
Maximum amount outstanding at any month’s end:
March 31, 2006	$1,175	$38,848	$51,000
Average amount outstanding during the year:
March 31, 2006	$942	$35,487	$28,158
Weighted-average interest rate during the year:
March 31, 2006	4.31%	3.69%	4.80%

	Federal Funds Purchased	Securities Sold Under Agreements To Repurchase	Federal Home Loan Bank Advances
	(Dollars in thousands)
At December 31:
2005	$—	$34,317	$24,100
2004	—	40,912	16,000
2003	1,500	13,535	27,250

Weighted-average interest rate at year end:
2005	0.00%	3.54%	4.44%
2004	0.00%	1.83%	2.44%
2003	0.75%	0.61%	1.15%

Maximum amount outstanding at any month’s end:
2005	$4,600	$42,937	$53,200
2004	2,600	45,390	37,250
2003	1,500	21,028	27,250

Average amount outstanding during the year:
2005	$987	$34,689	$30,563
2004	814	30,364	9,841
2003	391	11,287	6,695

Weighted-average interest rate during the year:
2005	3.44%	2.69%	3.54%
2004	1.60%	1.67%	1.63%
2003	1.30%	0.74%	1.94%

Liquidity

Liquidity represents an institution’s ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, short-term investments, securities classified as available for sale as well as loans and securities maturing within one year. As a result of our management of liquid assets and the ability to generate liquidity through liability funding, management believes we maintain overall liquidity sufficient to satisfy our depositors’ requirements and meet our clients’ credit needs.

We also maintain additional sources of liquidity through a variety of borrowing arrangements. The bank maintains federal funds lines with large regional and money-center banking institutions. These available lines total approximately $8.0 million, of which $275,000 was outstanding at March 31, 2006 and none of which were outstanding at December 31, 2005. Federal funds purchased during the first three months of 2006 averaged $942,000 compared to an average of $816,000 during the same period in 2005. Federal funds purchased during 2005 averaged $987,000 compared to an average of $814,000 during 2004. At March 31, 2006, we had $34.9 million of outstanding borrowings pursuant to repurchase agreements, with maturities of one day. At December 31, 2005 and 2004, the bank had $34.3 million and $40.9 million, respectively, of outstanding borrowings pursuant to securities sold under agreement to repurchase transactions with maturities of one day. The repo accounts are long-term commercial checking accounts with average balances that typically exceed $100,000. In 2005, these accounts included $1.6 million from the non-FDIC portion of the Tredegar Institutional Select.

We have a credit line in the amount of $219.7 million at the Federal Home Loan Bank of Atlanta. This line may be utilized for short and/or long-term borrowing. We have utilized the credit line for both overnight and long-term funding throughout the first three months of 2006. Overnight and long-term advances at the Federal Home Loan Bank averaged $28.2 million and $55.1 million, respectively, for the three months ended March 31, 2006. In 2005, we had a credit line in the amount of $214.9 million at the Federal Home Loan Bank of Atlanta. This line was utilized for short and/or long-term borrowing. The bank utilized the credit line for overnight funding throughout 2005 with an average balance of $30.6 million.

At March 31, 2006, cash, interest-bearing deposits with financial institutions, federal funds sold, short-term investments, loans held for sale and securities available for sale were 28.5% of total deposits. At December 31, 2005, cash, interest-bearing deposits with financial institutions, federal funds sold, short-terms investments, securities available for sale, loans and securities maturing within one year were 34.8% of total deposits and liabilities.

Recent Accounting Pronouncements

In March 2006, FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets – an amendment of SFAS No. 140. SFAS No. 156 amends SAFS No. 140 with respect to separately recognized servicing assets and liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract and requires all servicing assets and liabilities to be initially measured at fair value, if practicable. SFAS No. 156 also permits entities to subsequently measure servicing assets and liabilities using an amortization method or fair value measurement method. Under the amortization method, servicing assets and liabilities are amortized in proportion to and over the estimated period of the servicing. Under the fair value measurement method, servicing assets are measured at fair value at each reporting date and changes in fair value are reported in net income for the period the change occurs.

Adoption of SFAS No. 156 is required as of the beginning of fiscal years beginning subsequent to September 15, 2006. Earlier adoption is permitted as of the beginning of an entities fiscal year, provided the entity had not yet issued financial statements, including interim financial statements.

We do not expect the adoption of SFAS No. 156 at the beginning of 2007 to have a material impact on us.

In November 2005, the FASB issued Staff Position FSP 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. FSP 115-1 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. FSP 115-1 also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in FSP 115-1 amends FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and Accounting Principles Board APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. FSP 115-1 applies to investments in debt and equity securities and cost-method investments. The application guidance within FSP 115-1 includes items to consider in determining whether an investment is impaired, in evaluating if an impairment is other than temporary and recognizing impairment losses equal to the difference between the investment’s cost and its fair value when an impairment is determined. FSP 115-1 is required for all reporting periods beginning after December 15, 2005. Earlier application is permitted.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3. The new standard changes the requirements for the accounting for and reporting of a change in accounting principle. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. SFAS No. 123R replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Share-based compensation arrangements include share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123R requires all share-based payments to employees to be valued using a fair value method on the date of grant and expensed based on that fair value over the applicable vesting period. SFAS No. 123R also amends SFAS No. 95, Statement of Cash Flows requiring the benefits of tax deductions in excess of recognized compensation cost be reported as cash flows from financing activities instead of operating activities. The SEC issued Staff Accounting Bulletin SAB No. 107, which expresses the SEC’s views regarding the interaction between SFAS No. 123R and certain SEC rules and regulations. Additionally, SAB No. 107 provides guidance related to share-based payment transactions for public companies. We will be required to apply SFAS No. 123R as of the annual reporting period that begins after September 15, 2005.

In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans purchased by us or acquired in business combinations. SOP 03-3 does not apply to loans originated by us. We adopted the provisions of SOP 03-3 effective January 1, 2005.

BUSINESS

General

Middleburg Financial Corporation is a bank holding company that was incorporated under Virginia law in 1993. We conduct our primary operations through two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc., both of which are chartered under Virginia law. We have two other wholly owned subsidiaries, ICBI Capital Trust I and MFC Capital Trust II, which are Delaware Business Trusts that we formed in connection with the issuance of trust preferred debt in November 2001 and December 2003.

Our principal executive offices are located at 111 West Washington Street, Middleburg, Virginia 20117, and our telephone number is (703) 777-6327. We maintain a website at www.middleburgbank.com.

Middleburg Bank, which opened for business in 1924, has seven full service financial service centers and one limited service center located in Middleburg, Ashburn, Purcellville, Reston, Leesburg and Warrenton, Virginia. The bank has one wholly owned subsidiary, Middleburg Bank Service Corporation. Middleburg Bank Service Corporation is a partner in a limited liability company, Bankers Title Shenandoah, LLC, which sells title insurance to its members. Middleburg Bank Service Corporation has also invested in two other limited liability companies, Virginia Bankers Insurance Center, LLC and BI Investments, LLC. Virginia Bankers Insurance Center acts as a broker for insurance sales for its member banks and BI Investments acts as a broker dealer for sales of investment products to clients of its member banks.

On April 15, 2003, the bank acquired 40% of the issued and outstanding membership interest units of Southern Trust. The bank acquired the membership interest units in equal proportion from the seven members of Southern Trust, all of whom owned, in the aggregate, the remaining issued and outstanding units of Southern Trust at that time. Southern Trust is a regional mortgage lender headquartered in Norfolk, Virginia and has offices in Virginia, Maryland, North Carolina, South Carolina and Georgia. The bank’s ownership interest in Southern Trust changed to 41.8% on January 1, 2006 with the withdrawal of one of the members in Southern Trust.

Middleburg Investment Group is a non-bank holding company that was formed in the fourth quarter of 2005. In December 2005, we transferred our investments in Tredegar Trust Company and Gilkison Patterson Investment Advisors, Inc. to Middleburg Investment Group. As part of the transfer, the names of both subsidiary companies were changed. Tredegar Trust Company became Middleburg Trust Company, and Gilkison Patterson Investment Advisors became Middleburg Investment Advisors, Inc. Middleburg Trust Company, which opened for business in 1994, is a trust company based in Richmond, Virginia. Middleburg Investment Advisors, which was opened for business in 1981, is an investment advisor based in Alexandria, Virginia.

Products and Services

Through our subsidiaries, we offer a wide range of banking, fiduciary and investment management services to both individuals and small businesses. The banking services include various types of checking and savings deposit accounts, and the making of business, real estate, development, mortgage, home equity, automobile and other installment, demand and term loans. Also, the bank offers ATMs at all locations, internet banking, travelers’ checks, money orders, safe deposit rentals, collections, notary public, wire services and other traditional bank services to its clients. Middleburg Trust Company provides a variety of investment management and fiduciary services including trust and estate settlement. Middleburg Trust Company can also serve as escrow agent, attorney-in-fact, guardian of property or trustee of an IRA. Middleburg Investment Advisors provides fee based investment management services for its clients.

We are currently in the middle of implementing a new business strategy. Under this strategy, all of our financial services are available at a single branch, known as a financial service center. The financial service centers are larger than most traditional retail banking branches in order to allow commercial, mortgage, retail and wealth management personnel and services to be readily available to serve clients. By working together in the financial service center and the market, the team at each financial service center becomes more effective in expanding the relationships with current clients and new clients. Our goal is to create, preserve and ultimately transfer the wealth of our clients.

Our Market Area

Our primary service area is Loudoun County, western Fairfax County and northern Fauquier County, all of which are high growth and affluent markets in Northern Virginia. Collectively, the markets in which we operate are some of the fastest growing in Virginia and the United States. From 1990 to 2000, Loudoun County’s population increased 96.8% to 169,599, and its growth during the decade placed it as the sixth highest county in the United States in terms of percentage change in population during that period. The county’s population was 257,240 as of December 31, 2005, and is projected to grow by 49.3% between 2005 and 2010, one of the highest rates in the nation. The economy of Loudoun County is driven by service industries requiring a high skill level, self-employed individuals and the independently wealthy.

Fairfax County’s population increased 18.4% to 969,749 from 1990 to 2000, and it is projected to grow by 6.5% between 2005 and 2010. The county’s population was 1,036,578 as of December 31, 2005. Major employment sectors include service industries and federal, state and local governments. Fauquier County’s population, which grew 13.2% to 55,139 from 1990 to 2000, is projected to increase by 13.7% between 2005 and 2010. Fauquier County’s population was 63,225 as of December 31, 2005. The economy of Fauquier County consists mainly of service industries and agriculture.

Our Northern Virginia markets continue to rank among the top counties in the state and nation in terms of median household income and education levels, common gauges of an affluent market. Fairfax and Loudoun counties rank first and second in Virginia with median household incomes of $100,803 and $97,830, respectively. Both counties have median household incomes that are in the top three nationwide, nearly double the national median. Fairfax and Loudoun county residents over the age of 25 years are typically more highly educated with 59.9% and 53.9%, respectively, having a bachelor’s degree or higher. This ranks Fairfax as third and Loudon as fifth in the state and is significantly above the national median of 24.4%.

Since January 2005, three community banking institutions serving the Northern Virginia market (James Monroe Bancorp, Inc., Prosperity Bank & Trust Company, and Community Bank of Northern Virginia) have announced or completed their sales to larger institutions. We believe these acquisitions will create additional opportunities for an independent, locally headquartered community bank such as ours to grow within the market.

In addition to our Northern Virginia markets, Middleburg Trust Company serves the greater Richmond area, including the counties of Henrico, Chesterfield, Hanover, Goochland and Powhatan. Middleburg Investment Advisors serves Washington, D.C., contingent markets in Virginia and Maryland, and also has clients in 22 other states. Southern Trust is a regional mortgage lender headquartered in Norfolk, Virginia and has offices in Virginia, Maryland, North Carolina, South Carolina and Georgia.

Business Strategy

We are engaged in the business of banking and wealth management. We view wealth as a relative term in that every client goes through a life cycle of creation, preservation and transfer of their personal wealth. Our business strategy consists of the following four components.

•	Expand our Geographic Footprint. Under our current business strategy, all of our financial services are available at a single branch, known as a financial service center. The financial service centers are larger than most traditional retail banking branches in order to allow commercial, mortgage, retail and wealth management personnel and services to be readily available to our clients.

We have five financial service centers in the Loudoun County market and believe that several additional centers will be required to serve the county effectively. We plan to open another financial service center in Sterling early in the second quarter of 2007 and are currently seeking additional sites in the eastern half of Loudoun County. We have one financial service center in Reston, located in western Fairfax County. In Fauquier County, we have one financial service center in Warrenton with plans to open a second Warrenton location in 2008.

We expect to expand our market footprint by establishing new financial service centers or acquiring and converting existing branches from other financial institutions. Our strategy is to increase our penetration in the counties that we currently serve, but we will pursue other opportunities if the right banking professional or location becomes available in other areas outside of our immediate market area. We expect that the expansion of our market footprint will provide us with the “core” deposit growth needed to support continued asset and loan growth.

•	Integrate our Diversified Financial Services. While the core banking components of lending and deposit gathering continue to be a large part of our ongoing success, we believe that the financial life cycle also includes the need for mortgages, investment brokerage services, and investment and trust management. Our goal is to assist our clients in creating, preserving and ultimately transferring their wealth. Our acquisitions during the past nine years have been to enhance the financial solutions available to meet our clients’ needs.

The integration of diversified financial services to provide the right financial solutions happens at the Client Action Team level. Each of our markets has a Client Action Team that consists of senior officers from each of our commercial banking, retail banking, mortgage lending, investment brokerage and investment and trust management operations. The Client Action Team is responsible for working together to expand the relationships with our existing client base and maximize our business development efforts within the market. Our Client Action Team approach is focused on turning a single transaction into a relationship. We believe that our business strategy for financial service centers will minimize our clients’ reliance on a relationship with any one particular officer.

Our financial service centers house not only the retail banking staff but also members of the Client Action Team. Each financial service center operates like a decentralized “mini-bank”, with significant authority and responsibility to respond to the market. The result is fewer offices, but ones that are larger in size – physically and in overall deposits. We currently have three financial service centers with over $95 million in deposits, two of which have approximately $200 million in deposits. Our financial service centers also allow us to make credit decisions more quickly and to be more responsive to our clients’ needs.

•	Hire Successful Banking Officers. Each Client Action Team is led by one of our executive officers. Executive management and our board of directors have a broad range of experience through a variety of economic cycles in loan production, credit administration, investments, brokerage, mortgage operations, asset liability management and compliance. Critical to the success of the Client Action Team strategy is hiring highly competent and engaged local banking professionals with established relationships with small businesses and affluent households. Given the strength of our institution from over 81 years of service to our clients, we have found that our brand and banking strategy provides us with a competitive advantage in hiring and retaining these professionals.

The following table shows the breakdown by area of service of the experience of our banking professionals.

	Number of Bankers	Total Years	Average Years

Commercial Banking	13	304	23
Retail Managers	8	123	15
Mortgage Lenders	5	52	10
Investment Sales	3	38	13
Investment & Trust Management	2	33	17

We plan to hire one or more officers with significant experience and deep community ties to support loan and deposit generation in new financial service centers that we open.

•	Maintain Financial Discipline and Asset Quality. Competition for loans and deposits in the markets that we serve is extremely competitive, which has contributed to margin compression. Our liability funding strategy is to generate the lowest cost deposits possible, and our expansion efforts should help generate these “core” deposits. We plan to grow our loan portfolio while maintaining superior asset quality through our conservative underwriting practices. We will not, however, reduce our credit standards or pricing to generate new loans. Our net charge-offs for the past five calendar years have averaged less than $80,000 per year. We plan to continue to be a high performing company focused on returns on assets and to our shareholders.

Employees

As of March 31, 2006, we had a total of 172 full time equivalent employees. We consider relations with our employees to be excellent. Our employees are not represented by a collective bargaining unit.

Segment Reporting

We have decentralized the management for our two principal business activities into two segments: banking services and trust and investment advisory services. Revenue from banking activities consists primarily of interest earned on loans and investment securities and service charges on deposit accounts. Through the bank’s 41.8% investment in Southern Trust, we also recognize our share of the net income from the Southern Trust investment in the other income section of the bank’s income statement.

Revenues from trust and investment advisory activities are comprised mostly of fees based upon the market value of the accounts under administration. The trust and investment advisory services are conducted by the two subsidiaries of Middleburg Investment Group, Middleburg Trust Company and Middleburg Investment Advisors.

The banking segment has assets in custody with Middleburg Trust Company and accordingly pays Middleburg Trust Company a monthly fee. The banking segment also pays interest to both Middleburg Trust Company and Middleburg Investment Advisors on deposit accounts each company has at the bank. Middleburg Investment Advisors pays us a management fee each month for accounting and other services provided. Transactions related to these relationships are eliminated to reach consolidated totals.

The following tables present segment information for the quarters ended March 31, 2006 and 2005 and the years ended December 31, 2005 and 2004.

	For the Three Months Ended				For the Three Months Ended
	March 31, 2006				March 31, 2005
	Banking	Trust and Investment Advisory	Intercompany Eliminations	Consolidated	Banking	Trust and Investment Advisory	Intercompany Eliminations	Consolidated

	(In thousands)
Revenues:
Interest income	$10,645	$16	$(8)	$10,653	$7,686	$11	$(5)	$7,692
Trust and investment advisory fee income	—	1,096	(25)	1,071	—	970	(27)	943
Other income	1,029	1	(10)	1,020	1,043	—	(10)	1,033

Total operating income	11,674	1,113	(43)	12,744	8,729	981	(42)	9,668

Expenses:
Interest expense	4,050	—	(8)	4,042	2,074		(5)	2,069
Salaries and employee benefits	2,914	563	—	3,477	2,672	487	—	3,159
Provision for loan losses	250	—	—	250	472	—	—	472
Other	1,788	316	(35)	2,069	1,710	288	(37)	1,961

Total operating expenses	9,002	879	(43)	9,838	6,928	775	(42)	7,661

Income before income taxes	2,672	234	—	2,906	1,801	206	—	2,007
Provision for income taxes	760	98	—	858	507	91	—	598

Net income	$1,912	$136	$—	$2,048	$1,294	$115	$—	$1,409

Total assets	$755,636	$7,774	$(1,393)	$762,017	$640,044	$7,610	$(7,935)	$639,719
Capital expenditures	$243	$15	$—	$258	$1,147	$—	$—	$1,147

	December 31, 2005				December 31, 2004
	Banking	Trust and Investment Advisory	Intercompany Eliminations	Consolidated	Banking	Trust and Investment Advisory	Intercompany Eliminations	Consolidated

	(In thousands)
Revenues:
Interest income	$36,193	$47	$(28)	$36,212	$26,643	$40	$(16)	$26,667
Trust and investment advisory fee income	—	4,045	(105)	3,940	—	3,782	(94)	3,688
Other income	5,127	(5)	(41)	5,081	4,947	1	(42)	4,906

Total operating income	41,320	4,087	(174)	45,233	31,590	3,823	(152)	35,261

Expenses:
Interest expense	11,624	—	(28)	11,596	6,049	—	(16)	6,033
Salaries and employee benefits	11,199	—	—	13,240	8,833	—	—	10,887
Provision for loan losses	1,744	—	—	1,744	796	—	—	796
Other	7,564	1,262	(146)	8,680	6,609	1,199	(136)	7,672

Total operating expenses	32,131	3,303	(174)	35,260	22,287	3,253	(152)	25,388

Income before income taxes	9,189	784	—	9,973	9,303	570	—	9,873
Provision for income taxes	2,458	341	—	2,799	2,513	268	—	2,781

Net income	$6,731	$443	$—	$7,174	$6,790	$302	$—	$7,092

Total assets	$733,734	$7,557	$(1,380)	$739,911	$600,033	$7,658	$(1,570)	$606,121
Capital expenditures	$3,682	$3	$—	$3,685	$6,194	$1	$—	$6,195

Competition

We face significant competition for both loans and deposits. Competition for loans comes from commercial banks, savings and loan associations and savings banks, mortgage banking subsidiaries of regional commercial banks, subsidiaries of national mortgage bankers, insurance companies, and other institutional lenders. Our most direct competition for deposits has historically come from savings and loan associations and savings banks, commercial banks, credit unions and other financial institutions. Based upon total deposits at June 30, 2005 as reported to the Federal Deposit Insurance Corporation, our 19.1% market share in Loudoun County is the second largest among the banking organizations operating in the county. With its acquisition of First Virginia Bank in July 2003, BB&T Corporation has gained the largest share of deposits in the Loudoun County market with 21.9% of the market at June 30, 2005. Our Reston location, as of the latest FDIC report, is 0.005% of the $38.1 billion in deposits in the Fairfax County market. Statistical data for Fauquier County did not include our Warrenton location as of the latest FDIC report. We also face competition for deposits from short-term money market mutual funds and other corporate and government securities funds.

Middleburg Trust Company competes for clients and accounts with banks, other financial institutions and money managers. Even though many of these institutions have been engaged in the trust or investment management business for a considerably longer period of time than Middleburg Trust Company and have significantly greater resources, Middleburg Trust Company has grown through its commitment to quality trust and investment management services and a local community approach to business.

Middleburg Investment Advisors competes for its clients and accounts with other money managers and investment brokerage firms. Like the rest of our operations, Middleburg Investment Advisors is dedicated to quality service and high investment performance for its clients. Middleburg Investment Advisors has successfully operated in its markets for 24 years.

Lending Activities

Credit Policies

The principal risk associated with each of the categories of loans in the bank’s portfolio is the creditworthiness of its borrowers. Within each category, such risk is increased or decreased, depending on prevailing economic conditions. In an effort to manage the risk, the bank’s loan policy gives loan amount approval limits to individual loan officers based on their position and level of experience. The risk associated with real estate mortgage loans, commercial and consumer loans varies, based on market employment levels, consumer confidence, fluctuations in the value of real estate and other conditions that affect the ability of borrowers to repay indebtedness. The risk associated with real estate construction loans varies, based on the supply and demand for the type of real estate under construction.

The bank has written policies and procedures to help manage credit risk. The bank utilizes an outside third party loan review process that includes regular portfolio reviews to establish loss exposure and to ascertain compliance with the bank’s loan policy.

The bank has three levels of lending authority. Individual loan officers are the first level and are limited to their lending authority. The second level is the officers loan committee, which is composed of four officers of the bank, including the chairman and chief executive officer and the senior lending officer. The officers loan committee approves loans that exceed the individual loan officers’ lending authority and reviews loans to be presented to the directors loan committee. The directors loan committee is composed of seven directors, of which six are independent directors. The directors loan committee approves new, modified and renewed credits that exceed officers loan committee authorities. The chairman of the directors loan committee is the chairman and chief executive officer of the bank. A quorum is reached when four members are present, of which at least three must be independent directors. An application requires four votes to receive approval by this committee. In addition, the directors loan committee reports all new loans reviewed and approved to the bank’s board of directors monthly. Monthly reports shared with the directors loan committee include names and monetary amounts of all new credits in excess of $12,500 or which had been extended; a watch list including names, monetary amounts, risk rating and payment status; non-accruals and charge offs as recommended and a list of overdrafts in excess of $1,500 and which have been overdrawn more than four days. The directors loan committee also reviews lending policies proposed by management.

In the normal course of business, the bank makes various commitments and incurs certain contingent liabilities which are disclosed but not reflected in its financial statements including commitments to extend credit. At March 31, 2006, commitments to extend credit totaled $91.3 million.

Construction Lending

The bank makes local construction loans, primarily residential, and land acquisition and development loans. The construction loans are secured by residential houses under construction and the underlying land for which the loan was obtained. At March 31, 2006, construction, land and land development loans outstanding were $96.9 million, or 17.7%, of total loans. Approximately 55.0% of these loans are concentrated in the Loudoun County, Virginia market. The average life of a construction loan is approximately 12 months and it reprices monthly to meet the market, typically the prime interest rate plus one percent. Because the interest rate charged on these loans floats with the market, the construction loans help us manage our interest rate risk. Construction lending entails significant additional risks, compared with residential mortgage lending. Construction loans often involve larger loan balances concentrated with single borrowers or groups of related borrowers. Another risk involved in construction lending is attributable to the fact that loan funds are advanced upon the security of the land or home under construction, which value is estimated prior to the completion of construction. Thus, it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. To mitigate the risks associated with construction lending, the bank generally limits loan amounts to 75% to 85% of appraised value, in addition to analyzing the creditworthiness of its borrowers. The bank also obtains a first lien on the property as security for its construction loans and typically requires personal guarantees from the borrowing entity’s principal owners.

Commercial Business Loans

Commercial business loans generally have a higher degree of risk than residential mortgage loans, but have higher yields. To manage these risks, the bank generally obtains appropriate collateral and personal guarantees from the borrowing entity’s principal owners and monitors the financial condition of its business borrowers. Residential mortgage loans generally are made on the basis of the borrower’s ability to make repayment from his employment and other income and are secured by real estate whose value tends to be readily ascertainable. In contrast, commercial business loans typically are made on the basis of the borrower’s ability to make repayment from cash flow from its business and are secured by business assets, such as commercial real estate, accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial business loans is substantially dependent on the success of the business itself. Furthermore, the collateral for commercial business loans may depreciate over time and generally cannot be appraised with as much precision as residential real estate. The bank has an outside third party loan review and monitoring process to regularly assess the repayment ability of commercial borrowers. At March 31, 2006, commercial loans totaled $27.5 million, or 5.02% of total loans.

Commercial Real Estate Lending

Commercial real estate loans are secured by various types of commercial real estate in the bank’s market area, including multi-family residential buildings, commercial buildings and offices, small shopping centers and churches. At March 31, 2006, commercial real estate loans aggregated $191.4 million, or 34.9%, of the bank’s total loans.

In its underwriting of commercial real estate, the bank may lend, under internal policy, up to 80% of the secured property’s appraised value. Commercial real estate lending entails significant additional risk, compared with residential mortgage lending. Commercial real estate loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Additionally, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of a business or a real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economy generally. The bank’s commercial real estate loan underwriting criteria require an examination of debt service coverage ratios and the borrower’s creditworthiness, prior credit history and reputation. The bank also evaluates the location of the security property and typically requires personal guarantees or endorsements of the borrowing entity’s principal owners.

One-to-Four-Family Residential Real Estate Lending

Residential lending activity may be generated by the bank’s loan originator solicitation, referrals by real estate professionals, existing or new bank clients and purchases of whole loans from Southern Trust. Loan applications are taken by a bank loan officer. As part of the application process, information is gathered concerning income, employment and credit history of the applicant. Loans are underwritten using the bank’s underwriting guidelines. Security for the majority of the bank’s residential lending is in the form of owner occupied one-to-four-family dwellings. The valuation of residential collateral is provided by independent fee appraisers who have been approved by the bank’s board of directors.

The bank also originates a non-conforming adjustable rate product with a higher entry level rate and margin than that of the conforming adjustable rate products. This non-conforming loan provides yet another outlet for loans not meeting secondary market guidelines. The bank keeps these loans in its loan portfolio. Interest rates on these products offered by the bank are tied to fixed rates issued by the Federal Home Loan Bank of Atlanta plus a spread. These products contain interest rate caps at adjustment periods and rate ceilings based on a cap over and above the original interest rate.

At March 31, 2006, $212.2 million, or 38.7%, of the bank’s loan portfolio consisted of one-to four-family residential real estate loans and home equity lines. Of the $212.2 million, $121.1 million were fixed rate mortgages while the remaining $91.1 million were adjustable rate mortgages. The fixed rate loans are typically 3, 5, 7 or 10 year balloon loans amortized over a 30 year period. The bank has about $58.8 million in fixed rate loans that have maturities of 15 years or greater. Approximately $38.3 million of fixed rate loans have maturities of 5 years or less.

In connection with residential real estate loans, the bank requires title insurance, hazard insurance and if required, flood insurance. Flood determination letters with life of loan tracking are obtained on all federally related transactions, with improvements serving as security for the transaction. The bank does require escrows for real estate taxes and insurance.

Consumer Lending

The bank offers various secured and unsecured consumer loans, including unsecured personal loans and lines of credit, automobile loans, deposit account loans, installment and demand loans and home equity lines of credit and loans. At March 31, 2006, the bank had consumer loans of $17.7 million or 3.23% of total loans. Such loans are generally made to clients with whom the bank has a pre-existing relationship. The bank currently originates all of its consumer loans in its geographic market area. Most of the consumer loans are tied to the prime lending rate and reprice monthly.

Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans which are unsecured, such as lines of credit, or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer borrower against an assignee of collateral securing the loan such as the bank, and a borrower may be able to assert against such assignee claims and defenses which it has against the seller of the underlying collateral. Consumer loan delinquencies often increase over time as the loans age.

The underwriting standards employed by the bank for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes an analysis of the value of the security in relation to the proposed loan amount.

Properties

The following table contains a summary of the properties used by us in our business. We have adopted a business strategy whereby all of our financial services are available at each branch, known as a financial service center location. The financial service centers are larger than most traditional retail branches in order to allow commercial, mortgage, retail and wealth management personnel and services to be readily available to serve clients.

Office Location	Date Opened	Owned or Leased	Lease Terms

Headquarters & Main Office 111 West Washington Street Middleburg, Virginia 20117	1981	Owned

Financial Service Center 431 East Main Street Purcellville, Virginia 20132	1994	Owned

Financial Service Center 102 Catoctin Circle, SE Leesburg, Virginia 20175	1997	Owned

Financial Service Center 200 North King Street Leesburg, Virginia	1999	Leased	Lease term is 5 years, expiring March 31, 2008, with two 5-year renewal options.

Financial Service Center 20955 Professional Plaza Suite 100 Ashburn, Virginia 20147	1999	Leased	Lease term is 15 years, expiring May 31, 2014, with two 5-year renewal options.

Financial Service Center 211 Fort Evans Road, NE Leesburg, Virginia 20176	2002	Owned

Operations Building 106 Catoctin Circle, SE Leesburg, Virginia 20175	2002	Owned

Financial Service Center 1779 Fountain Drive Reston, Virginia 20190	2004	Owned and Leased	Bank owns building, but leases land. Lease term is 15 years, expiring October 31, 2019, with two 5-year renewal options.

Financial Service Center 530 Blackwell Road Warrenton, Virginia 20186	2005	Leased	Lease term is 20 years, expiring February 28, 2025, with four 5-year renewal options.

Office Location	Date Opened	Owned or Leased	Lease Terms

Middleburg Trust Company (Main Office) 821 East Main Street Richmond, Virginia	2000	Leased	Lease term is 15 years, expiring November 30, 2015, with no renewal options.

Middleburg Investment Advisors (Main Office) 1901 North Beauregard Avenue Alexandria, Virginia 22311	1993	Leased	Lease term is 15 years, expiring April 30, 2008, with no renewal options.

All of our properties are in good operating condition and are adequate for our present and anticipated future needs.

Legal Proceedings

We are not involved in any pending legal proceedings other than legal proceedings occurring in the ordinary course of business. Our management does not believe that such legal proceedings, individually or in the aggregate, are likely to have a material adverse effect on our results of operations or financial condition.

MANAGEMENT

The Board of Directors

Our board of directors currently consists of 12 members. The following biographical information discloses each director’s age and business experience in the past five years and the year that each individual was first elected to our board of directors or previously to the board of directors of the bank. Unless otherwise specified, each director has held his or her current position for at least five years.

Howard M. Armfield, 63, has been a director since 1984. Mr. Armfield is President and owner of Armfield, Harrison & Thomas, Inc., an independent insurance agency in Leesburg, Virginia.

Henry F. Atherton, III, 61, has been a director since 2004. Mr. Atherton owns and operates a farm in Fauquier County, Virginia.

Joseph L. Boling, 61, has been a director since 1993. Mr. Boling has been the Chairman and Chief Executive Officer of both us and the bank since 1997. From 1993 to 1997, he was President and Chief Executive Officer of both us and the bank.

Childs Frick Burden, 55, has been a director since 1997. Mr. Burden is a partner with Secor Group, an investment firm in Washington, D.C.

J. Lynn Cornwell, Jr., 81, has been a director since 1984. Mr. Cornwell is currently retired. Until 2000, he had served as President and was owner of J. Lynn Cornwell, Inc., a real estate development company in Loudoun County.

Robert C. Gilkison, 70, has been a director since 1999. Mr. Gilkison is currently retired. From 2001 to 2002, he was an investment consultant with Middleburg Investment Advisors, Inc. (formerly known as Gilkison Patterson Investment Advisors, Inc.), an investment advisory firm based in Alexandria, Virginia and a subsidiary of Middleburg Investment Group. From 1999 to 2001, he was President of Middleburg Investment Advisors.

Louis G. Matrone, 49, has been a director since 2005. Mr. Matrone is President and Chief Operating Officer of IMC, Inc., a technology company in Reston, Virginia.

Keith W. Meurlin, 55, has been a director since 2005. Mr. Meurlin retired as Vice President and Airport Manager of Washington Dulles International Airport in 2005 after 28 years of service. Mr. Meurlin is also a Major General in the Air Force Reserve.

Thomas W. Nalls, 64, has been a director since 1997. Mr. Nalls is a partner with the law firm of Reed Smith LLP (formerly Hazel & Thomas, P.C.) in Leesburg, Virginia.

John Sherman, 65, has been a director since 1997. Mr. Sherman is currently retired. Prior to his retirement in 2005, Mr. Sherman had been the owner and operator of The Ashby Inn in Paris, Virginia.

Millicent W. West, 84, has been a director since 1975. Ms. West has served in many volunteer positions in the Garden Club of America and Garden Club of Virginia.

Edward T. Wright, 68, has been a director since 1972. Mr. Wright retired as Senior Vice President of the bank in 1998 after 42 years of service.

Executive Officers Who Are Not Directors

Information with respect to Joseph L. Boling, our president and chief executive officer, is set forth above. Information with respect to our other executive officers is as follows:

John Mason L. Antrim, 55, has served as President and Chief Executive Officer of the Middleburg Trust Company (formerly known as Tredegar Trust Company), a subsidiary of Middleburg Investment Group, since 2001. From 1995 to 2001, he served as Vice President – Trust Administration of Middleburg Trust Company.

Kathleen J. Chappell, 38, has served as Senior Vice President and Chief Financial Officer of both us and the bank since April 2005. From 2004 to 2005, she was Senior Vice President and Controller of the bank and, from 1997 to 2004, she was Vice President and Controller of the bank.

Alice P. Frazier, 40, has served as Executive Vice President and Chief Operating Officer of both us and the bank since 2004. From 2001 to 2003, she was Executive Vice President and Chief Financial Officer of both us and the bank. From 1993 to 2001, she was Senior Vice President and Chief Financial Officer of both us and the bank.

Arch A. Moore, III, 54, has served as Executive Vice President and Senior Loan Officer of the bank since 2001. From 1995 to 2001, he was Senior Vice President and Senior Loan Officer of the bank.

James H. Patterson, 65, has served as President of Middleburg Investment Advisors since 2001. From 1981 to 2001, he was Executive Vice President of Middleburg Investment Advisors and its predecessor, Kahn Brothers Investment Management Corporation.

Gary R. Shook, 45, has served as Executive Vice President, Investment Services and Fauquier Community Executive since 2005. From 1995 to 2004, he was Senior Vice President, TFB Wealth Management Services with The Fauquier Bank.

Suzanne K. Withers, 56, has served as our Senior Vice President, HR and Organizational Development since 2004. From 2002 to 2004, she was a human resource independent contractor. From 1998 to 2001, Ms. Withers was employed with ALCATEL (formerly Newbridge Networks, Inc.) in Chantilly, Virginia as the Vice President Human Resources Management.

Security Ownership of Management

The following table sets forth, as of June 15, 2006, certain information with respect to beneficial ownership of shares of common stock by each of the members of the board of directors, by each of the executive officers named in the “Summary Compensation Table” below and by all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Name	Number of Shares	Options Exercisable Within 60 days (1)	Percent of Class (%)

John Mason L. Antrim	7,463	26,650	*
Howard M. Armfield	69,921	—	1.84
Henry F. Atherton, III	400	—	*
Joseph L. Boling	14,420	98,150	2.88
Childs Frick Burden	19,720	—	*
J. Lynn Cornwell, Jr.	8,288	—	*
Alice P. Frazier	11,159	40,900	1.35
Robert C. Gilkison	65,874	—	1.73
Louis G. Matrone	400	—	*
Keith W. Meurlin	370	—	*
Arch A. Moore, III	487	33,350	*
Thomas W. Nalls	1,700	—	*
James H. Patterson	60,714	500	1.61
John Sherman	3,151	—	*
Millicent W. West	458,102	—	12.03
Charles E. Wilson (2)	554	—	*
Edward T. Wright	85,240	—	2.24

Current directors and executive officers as a group (19 persons)	807,576	200,200	25.14

*	Percentage of ownership is less than one percent of the outstanding shares of common stock.
(1)	Amounts reflect shares of common stock issuable upon the exercise of stock options exercisable within 60 days of June 15, 2006.
(2)	Former executive officer.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of June 15, 2006, certain information with respect to the beneficial ownership of shares of common stock by each person who owns, to our knowledge, more than five percent of the outstanding shares of common stock.

Name and Address	Number of Shares	Percent of Class (%)
Millicent W. West	458,102	12.03
P.O. Box 236
Upperville, Virginia

Keefe Managers, LLC (1)	190,804	5.01
375 Park Avenue
New York, New York

(1)	In a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2006, Keefe Managers, LLC, an investment adviser, reported beneficial ownership of, including sole voting and dispositive power with respect to, 190,804 shares of common stock as of December 31, 2005.

Director Compensation

As compensation for his or her service to us, each member of our board of directors receives a fee of $600 for each meeting of the board and $350 for each committee meeting attended. In 2005, directors received $171,550 in the aggregate as compensation for their services as directors.

Executive Compensation

The following table shows, for the fiscal years ended December 31, 2005, 2004 and 2003, the cash compensation paid us and our subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the named executive officers in all capacities in which he or she served:

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)	All Other Compensation ($) (1)
Joseph L. Boling Chairman of the Board and Chief Executive Officer	2005	324,637	55,266	*	—	22,573
	2004	305,325	85,000	*	3,000	23,611
	2003	295,000	165,000	*	10,000	21,063

John Mason L. Antrim President and Chief Executive Officer, Middleburg Trust Company	2005	130,000	3,900	*	—	4,020
	2004	130,000	3,500	*	500	6,439
	2003	125,000	—	*	8,000	7,002

Alice P. Frazier Executive Vice President and Chief Operating Officer	2005	185,000	18,500	*	—	6,109
	2004	170,000	32,540	*	2,000	10,374
	2003	150,800	73,706	*	8,000	10,213

Arch A. Moore, III Executive Vice President and Senior Loan Officer	2005	180,000	13,398	*	—	5,533
	2004	167,951	23,114	*	2,000	10,600
	2003	162,271	71,090	*	8,000	10,753

James H. Patterson President, Middleburg Investment Advisors, Inc.	2005	360,000	—	*	—	—
	2004	300,000	—	*	500	9,000
	2003	300,000	—	*	—	—

Charles E. Wilson (2) Former Executive Vice President of Retail	2005	176,800	6,473	*	—	5,382
	2004	129,461	—	*	—	1,063

*	All benefits that might be considered of a personal nature did not exceed the lesser of $50,000 or 10% of total annual salary and bonus.
(1)	Amounts disclosed in this column represent payments by us to the executive officer’s account in our 401(k) plan. We made matching contributions during the year and a discretionary contribution at year end. The discretionary contribution was approved by the board of directors and was conditioned on our financial performance. Amounts for Mr. Boling include director fees paid to him for attendance at meetings of the boards of directors of both us and Middleburg Trust Company.
(2)	Mr. Wilson’s employment commenced in March 2004 and terminated in October 2005. The amounts shown for 2005 include compensation paid to Mr. Wilson after his resignation as provided in his employment contract.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is a current or former officer of us or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Stock Options

We did not grant any options during the year ended December 31, 2005.

The following table sets forth information with respect to the exercise of stock options by the named executive officers in 2005 and the amount and value of stock options held by the named executive officers as of December 31, 2005:

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at
					Value of Unexercised In-the-Money Options at Fiscal Year End ($)(2)
			Fiscal Year End (#)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph L. Boling	—	—	98,150	—	1,440,256	—
John Mason L. Antrim	—	—	26,650	—	306,756	—
Alice P. Frazier	—	—	40,900	—	547,350	—
Arch A. Moore, III	7,800	162,791	36,350	—	461,406	—
James H. Patterson	—	—	500	—	—	—
Chuck E. Wilson	—	—	—	—	—	—

(1)	The value realized was calculated by determining the difference between (i) the fair market value of common stock underlying the options at the date of exercise and (ii) the exercise price of the options.
(2)	The value of in-the-money options at fiscal year end was calculated by determining the difference between the closing price of a share of common stock as reported on the Nasdaq Capital Market on December 31, 2005 and the exercise price of the options.

Employment Agreements

We entered into an employment contract with Joseph L. Boling that had an initial term from January 1, 1998 to December 31, 2002, and provided for Mr. Boling’s service as Chairman and Chief Executive Officer of both us and the bank. Mr. Boling’s employment contract was for five years at an initial base annual salary of $191,408. Beginning December 31, 2000, and every year thereafter until December 31, 2007, the contract automatically extends for an additional year. Mr. Boling is eligible for base salary increases and bonuses as determined by the executive committee of the board of directors. We may terminate Mr. Boling’s employment with or without cause. If he resigns for “good reason” or is terminated without “cause” (as those terms are defined in the employment agreement), however, he is entitled to salary and certain benefits for the greater of the remainder of his contract or three years. Mr. Boling’s contract also contains a covenant not to compete if his employment terminates for any reason other than a change in control, as defined in the agreement.

A deferred compensation plan has also been adopted for Mr. Boling. Benefits are to be paid in monthly installments for 15 years following his retirement or death. The agreement provides that, if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits would be reduced. The deferred compensation expense for 2005, 2004 and 2003, based on the present value of the retirement benefits was $28,600, $26,700 and $24,952, respectively. The plan is unfunded. However, life insurance has been acquired on the life of Mr. Boling in an amount sufficient to discharge the obligation.

Effective as of April 1, 2004, we entered into an employment contract with Charles E. Wilson, a former officer, which provided for his service as Executive Vice President of Retail. Mr. Wilson’s employment contract was for 21 months at an initial base annual salary of $170,000, and he was eligible for base salary increases and bonuses as determined by the compensation committee of the board of directors. We could terminate Mr. Wilson’s employment with or without cause. If he resigned for “good reason” or was terminated without “cause” (as those terms are defined in the employment agreement), however, he was entitled to salary and certain benefits for the greater of the remainder of his contract or one year. Mr. Wilson’s contract also contained a covenant not to compete if his employment terminated for any reason other than a change in our control. On October 31, 2005, Charles E. Wilson resigned as our Executive Vice President of Retail. Pursuant to the terms of his employment agreement with us, Mr. Wilson is entitled to receive salary and fringe benefits for a 12-month period following the date of his resignation and is subject to the covenant not to compete contained therein.

Retirement Benefits

We have a noncontributory pension plan that conforms to the Employee Retirement Income Security Act of 1974, as amended. The amount of benefits payable under the plan is determined by an employee’s period of credited service. The amount of normal retirement benefit will be determined based on a participant’s credited service, earnings and the benefit formula as described in the plan’s adoption agreement. The plan provides for early retirement for participants with 10 years of vesting service and the attainment of age 55. A participant who terminates employment with five or more years of vesting service will be entitled to a benefit. The benefits are payable in single or joint/survivor annuities, as well as a lump sum payment option upon retirement or separation of service (subject to limitations as described in the plan’s adoption agreement).

The following table shows the estimated annual benefits payable upon retirement based on the specified remuneration and years of credited service classifications, assuming continuation of the present plan and retirement on October 1, 2005 at age 65 (normal retirement date):

Pension Plan Table

5 Year Average Salary	YEARS OF SERVICE
	10	15	20	25	30	35
$ 20,000	$2,500	$4,000	$5,500	$7,000	$8,500	$9,250
50,000	6,338	10,134	13,929	17,725	21,521	23,441
75,000	11,151	17,696	24,242	30,787	37,333	41,066
100,000	15,963	25,259	34,554	43,850	53,146	58,691
125,000	20,776	32,821	44,867	56,912	68,958	76,316
150,000	25,588	40,384	55,179	69,975	84,771	93,941
175,000	30,401	47,946	65,492	83,037	100,583	111,566
200,000	35,213	55,509	75,804	96,100	116,396	129,191
210,000 and above	37,138	58,534	79,929	101,325	122,721	136,241

Compensation under the plan is limited to $210,000 in 2005 by the Internal Revenue Code of 1986, as amended. The table below describes the estimated annual benefit payable under the retirement plan upon retirement for the following executives:

	Estimated Annual Benefits Payable	Credited Years of Service

Joseph L. Boling	$53,536	13
John Mason L. Antrim	33,928	10
Alice P. Frazier	92,136	14
Arch A. Moore, III	57,005	11
James H. Patterson	9,445	3

We have a 401(k) Savings Plan available to all employees. The plan’s primary purpose is to allow employees to save for retirement on a pre-tax basis. The plan provides for matching contributions by us equal to fifty percent of the first six percent of salary reduction contributions made by the employee. The plan also provides for discretionary profit sharing contributions to be made by us and allocated to participant accounts in proportion to the participant’s compensation.

We have a 1997 Stock Option Plan under which options for the purchase of shares of common stock may be granted to key employees. The plan reserved for issuance an aggregate of 380,000 shares of common stock. The plan requires that options be granted at an exercise price equal to 100% of the fair market value of the common stock on the date of the grant.

We also have a 2006 Equity Compensation Plan administered by the compensation committee of our board of directors, under which a total of 255,000 shares of our common stock may be issued to our directors, officers, key employees, consultants and advisors in the form of options, stock appreciation rights, stock awards, performance share awards, incentive awards, and stock units. Each type of award under the plan is subject to different requirements and the awards may be conditioned by our performance. The plan provides that no person shall be granted more than 25,000 options or 15,000 of any other type of award during any calendar year.

We adopted Senior Executive Retirement Plans (SERPs) for Joseph L. Boling, Alice P. Frazier and Arch A. Moore, III effective in July 2004. Mr. Boling has a defined benefit SERP. His retirement benefit equals a percentage of final pay, offset by other sources of retirement income. Offset items include the bank’s qualified retirement plans, an existing deferred compensation plan, and social security. The replacement percentage grows (vests) over a multi-year period. Mr. Boling’s current vested benefit is actually less than the vested benefit that he forfeited under his prior SERP. Each of Ms. Frazier and Mr. Moore has a defined contribution SERP. Each year, we credit to the accounts under such SERP an amount equal to the participant’s compensation in excess of the social security wage base times the employer social security contribution percentage and the equivalent amount of matching contributions under our 401(k) plan for compensation in excess of $90,000 (as adjusted under the Internal Revenue Code). Benefits will ultimately be a function of amounts credited to the accounts.

Both the defined benefit and defined contribution SERPs are unfunded for tax purposes; the participants are general creditors of the bank in the amount of their promised benefits. We have established and funded, however, a so-called “rabbi” trust to help offset the obligations under the SERPs. In 2005, we made a lump-sum contribution to the rabbi trust to fund benefits under the SERPs, assuming such plan had been installed in 1999. For the fiscal years ended 2004 and 2005, our expense associated with the new SERPs was $155,900 and $325,300, respectively.

Transactions with Management

Some of our directors and officers are at present, as in the past, customers of ours and our subsidiaries, and we and our subsidiaries have had, and expect to have in the future, banking transactions in the ordinary course of its business with our directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. The balance of loans to our directors, executive officers and their associates totaled $3.7 million at March 31, 2006, or 6.8% of our equity capital at that date.

Since January 1, 2005, there have been no other transactions between us and our directors or officers, nor are there any proposed transactions. Additionally, there are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof, is a party that would be material and adverse to us.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 20,000,000 shares of common stock, par value $2.50 per share. As of June 15, 2006, there were 3,809,053 shares of common stock issued and outstanding held by 437 shareholders of record. The issued shares of common stock represent non-withdrawable capital, are not accounts of an insurable type, and are not federally insured. We are not authorized to issue any shares of preferred stock.

Common Stock

Voting Rights

Each holder of shares of common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends

Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor. We are a corporation separate and distinct from Middleburg Bank and the other subsidiaries. Since most of our revenues will be received by us in the form of dividends or interest paid by our subsidiaries, our ability to pay dividends will be subject to regulatory restrictions as described in “Supervision and Regulation – Payment of Dividends” below.

No Preemptive or Conversion Rights

Holders of shares of our common stock do not have preemptive rights to purchase additional shares of our common stock, and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding shares of our common stock are non-assessable.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities.

Certain Provisions of Our Articles of Incorporation and Bylaws and Virginia Law

General

Our articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Increasing the Number of Directors

Under Virginia law, a board of directors may amend or repeal bylaws unless articles of incorporation or other provisions of Virginia law reserve such power exclusively in the shareholders or the shareholders, in adopting or amending particular bylaws, expressly prohibit the board of directors from amending or repealing that bylaw. Our articles of incorporation do not reserve the power to amend the bylaws to increase or decrease the number of directors exclusively to the shareholders and no bylaw, an no amendment thereto, expressly prohibits the board of directors from amending the bylaws to increase or decrease the number of directors. According to Virginia law, our board of directors may amend our bylaws at any time to increase or decrease the number of directors by up to 30% of the number of directors of all classes immediately following the most recent election of directors by the shareholders. In addition, the newly created directorships resulting from an increase in the number of authorized directors shall be filled by the affirmative vote of a majority of the directors then in office. As a result, if faced with an attempt to take control of our board, our directors may increase the size of the board and install directors opposed to the hostile takeover attempt.

Inability of Shareholders to Call Special Meetings

Pursuant to our bylaws, special meetings of shareholders may be called only by our president, the chairman of our board of directors or the board of directors. As a result, shareholders are not able to act on matters other than at annual shareholders meetings unless they are able to persuade the president, the chairman or a majority of the board of directors to call a special meeting.

Advance Notification Requirements

Our bylaws also require a shareholder who desires to nominate a candidate for election to the board of directors or to raise new business at annual shareholders meeting to provide us advance notice of at least 60 days and no more than 90 days before the scheduled date of the annual meeting. Our bylaws further condition the presentation of shareholder nominations for director or proposals for business on compliance with a number of conditions.

Vote Required for Certain Transactions

Our articles of incorporation provide that a plan of merger, share exchange or transaction involving the sale of all or substantially all of our assets other than in the regular course of business must be approved by a majority of the votes entitled to be cast; provided, the transaction has been approved and recommended by at least two-thirds of the directors not interested in the transaction. If the transaction has not been approved by at least two-thirds of the directors not interested, the transaction must be approved by the affirmative vote of two-thirds or more of the votes entitled to be cast on the transaction.

Effects of Virginia Anti-Takeover Statutes

The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Act, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

The provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board.

At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder. After the three-year period has expired, the principal exceptions to the two-thirds voting requirement require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. We have not adopted such an amendment.

The Virginia Stock Corporation Act also contains provisions regulating certain “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations. However, our bylaws contain a provision that makes these provisions inapplicable to acquisitions of our stock.

Limitations on Liability of Officers and Directors

As permitted by the Virginia Stock Corporation Act, our Articles of Incorporation contain provisions that permit us to indemnify our directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to us or our shareholders for breach of their fiduciary duties, except to the extent that Virginia law prohibits indemnification or elimination of liability. These provisions do not limit or eliminate our rights or the rights of any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

The rights of indemnification provided in our Articles of Incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale

All of the shares that we will issue in this offering will be freely tradable without restriction or registration under the Securities Act, unless acquired by our affiliates or acquired by a person who is subject to an agreement not to sell as described in the “Underwriting” section below.

As of June 15, 2006, we had 3,809,053 shares of common stock outstanding. Of this amount, approximately 807,576 shares of our common stock are held by persons who may be deemed to be our affiliates under the Securities Act. In addition, approximately 44,359 shares of our outstanding common stock may be deemed “restricted securities” within the meaning of Rule 144. Both shares held by our affiliates and shares that are “restricted securities” may be resold by the holders only in transactions registered under the Securities Act or permitted by the provisions of Rule 144.

Rule 144 under the Securities Act defines an affiliate of an issuer as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term “control” to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract, or otherwise. All of our directors and executive officers will likely be deemed to be affiliates of us.

In general, under Rule 144, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including affiliates, and any affiliate who holds shares sold in a public offering, may sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of the shares during the four calendar weeks preceding the sale. Rule 144 also requires that the securities must be sold in “brokers’ transactions,” as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. After restricted securities are held for two years, a person who is not deemed an affiliate of us may sell shares under Rule 144 without regard to the volume and manner of sale limitations described above. Sales of shares by our affiliates will continue to be subject to the volume and manner of sale limitations.

We cannot predict the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

SUPERVISION AND REGULATION

General

As a bank holding company, we are subject to regulation under the Bank Holding Company Act of 1956, as amended, and the examination and reporting requirements of the Board of Governors of the Federal Reserve System. As a state-chartered commercial bank, the bank is subject to regulation, supervision and examination by the Virginia State Corporation Commission’s Bureau of Financial Institutions. It is also subject to regulation, supervision and examination by the Federal Reserve Board. Other federal and state laws, including various consumer and compliance laws, govern the activities of the bank, the investments that it makes and the aggregate amount of loans that it may grant to one borrower.

The following description summarizes the significant federal and state laws applicable to us and our subsidiaries. To the extent that statutory or regulatory provisions are described, the description is qualified in its entirety by reference to that particular statutory or regulatory provision.

The Bank Holding Company Act

Under the Bank Holding Company Act, we are subject to periodic examination by the Federal Reserve and are required to file periodic reports regarding our operations and any additional information that the Federal Reserve may require. Activities at the bank holding company level are limited to:

•	banking, managing or controlling banks;

•	furnishing services to or performing services for its subsidiaries; and

•	engaging in other activities that the Federal Reserve has determined by regulation or order to be so closely related to banking as to be a proper incident to these activities.

Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include making or servicing loans and specific types of leases, performing specific data processing services and acting in some circumstances as a fiduciary or investment or financial adviser.

With some limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	acquiring substantially all the assets of any bank;

•	acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or

•	merging or consolidating with another bank holding company.

In addition, and subject to some exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with their regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenging this rebuttable control presumption.

In November 1999, Congress enacted the Gramm-Leach-Bliley Act, which made substantial revisions to the statutory restrictions separating banking activities from other financial activities. Under the Act, bank holding companies that are well-capitalized and well-managed and meet other conditions can elect to become “financial holding companies.” As financial holding companies, they and their subsidiaries are permitted to acquire or engage in previously impermissible activities such as insurance underwriting, securities underwriting and distribution, travel agency activities, insurance agency activities, merchant banking and other activities that the Federal Reserve determines to be financial in nature or complementary to these activities. Financial holding companies continue to be subject to the overall oversight and supervision of the Federal Reserve, but the Act applies the concept of functional regulation to the activities conducted by subsidiaries. For example, insurance activities would be subject to supervision and regulation by state insurance authorities. Although we have not elected to become a financial holding company in order to exercise the broader activity powers provided by the Act, we will likely elect do so in the future.

Payment of Dividends

We are a legal entity separate and distinct from our banking and non-banking subsidiaries. The majority of our revenues are from dividends paid to us by our subsidiaries. The bank is subject to laws and regulations that limit the amount of dividends it can pay. In addition, both we and the bank are subject to various regulatory restrictions relating to the payment of dividends, including requirements to maintain capital at or above regulatory minimums. Banking regulators have indicated that banking organizations should generally pay dividends only if the organization’s net income available to common shareholders over the past year has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition. We do not expect that any of these laws, regulations or policies will materially affect the ability of the bank to pay dividends. During the year ended December 31, 2005, the bank paid $1.6 million in dividends to us, and the non-banking subsidiaries paid $497,000 to us.

The FDIC has the general authority to limit the dividends paid by insured banks if the payment is deemed an unsafe and unsound practice. The FDIC has indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice.

Insurance of Accounts, Assessments and Regulation by the FDIC

The deposits of the bank are insured by the FDIC up to the limits set forth under applicable law and are subject to the deposit insurance assessments of the Bank Insurance Fund of the FDIC.

The FDIC has implemented a risk-based deposit insurance assessment system under which the assessment rate for an insured institution may vary according to regulatory capital levels of the institution and other factors, including supervisory evaluations. For example, depository institutions insured by the BIF that are “well capitalized” and that present few or no supervisory concerns are required to pay only the statutory minimum assessment of $2,000 annually for deposit insurance, while all other banks are required to pay premiums ranging from .03% to .27% of domestic deposits. These rate schedules are subject to future adjustments by the FDIC. In addition, the FDIC has authority to impose special assessments from time to time.

The FDIC is authorized to prohibit any BIF insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution’s primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. We are not aware of any existing circumstances that could result in termination of any of the bank’s deposit insurance.

Capital Requirements

The Federal Reserve Board has issued risk-based and leverage capital guidelines applicable to banking organizations that it supervises. Under the risk-based capital requirements, we and the bank are each generally required to maintain a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) of 8%. At least half of the total capital must be composed of “Tier 1 Capital,” which is defined as common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles. The remainder may consist of “Tier 2 Capital,” which is defined as specific subordinated debt, some hybrid capital instruments and other qualifying preferred stock and a limited amount of the loan loss allowance. In addition, each of the federal banking regulatory agencies has established minimum leverage capital requirements for banking organizations. Under these requirements, banking organizations must maintain a minimum ratio of Tier 1 capital to adjusted average quarterly assets equal to 3% to 5%, subject to federal bank regulatory evaluation of an organization’s overall safety and soundness. In sum, the capital measures used by the federal banking regulators are:

•	the Total Capital ratio, which is the total of Tier 1 Capital and Tier 2 Capital;

•	the Tier 1 Capital ratio; and

•	the leverage ratio.

Under these regulations, a bank will be:

•	“well capitalized” if it has a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6% or greater, and is not subject to any written agreement, order, capital directive, or prompt corrective action directive by a federal bank regulatory agency to meet and maintain a specific capital level for any capital measure;

•	“adequately capitalized” if it has a Total Capital ratio of 8% or greater, a Tier 1 Capital ratio of 4% or greater, and a leverage ratio of 4% or greater – or 3% in certain circumstances – and is not well capitalized;

•	“undercapitalized” if it has a Total Capital ratio of less than 8% or greater, a Tier 1 Capital ratio of less than 4%—or 3% in certain circumstances;

•	“significantly undercapitalized” if it has a Total Capital ratio of less than 6%, a Tier 1 Capital ratio of less than 3%, or a leverage ratio of less than 3%; or

•	“critically undercapitalized” if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

The risk-based capital standards of the Federal Reserve Board explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution’s ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution’s overall capital adequacy. The capital guidelines also provide that an institution’s exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a banking organization’s capital adequacy.

The FDIC may take various corrective actions against any undercapitalized bank and any bank that fails to submit an acceptable capital restoration plan or fails to implement a plan accepted by the FDIC. These powers include, but are not limited to, requiring the institution to be recapitalized, prohibiting asset growth, restricting interest rates paid, requiring prior approval of capital distributions by any bank holding company that controls the institution, requiring divestiture by the institution of its subsidiaries or by the holding company of the institution itself, requiring new election of directors, and requiring the dismissal of directors and officers. The bank presently maintains sufficient capital to remain in compliance with these capital requirements.

Other Safety and Soundness Regulations

There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event that the depository institution is insolvent or is in danger of becoming insolvent. For example, under the requirements of the Federal Reserve Board with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so otherwise. In addition, the “cross-guarantee” provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the FDIC as a result of the insolvency of commonly controlled insured depository institutions or for any assistance provided by the FDIC to commonly controlled insured depository institutions in danger of failure. The FDIC may decline to enforce the cross-guarantee provision if it determines that a waiver is in the best interests of the deposit insurance funds. The FDIC’s claim for reimbursement under the cross guarantee provisions is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and nonaffiliated holders of subordinated debt of the commonly controlled insured depository institutions.

Monetary Policy

The commercial banking business is affected not only by general economic conditions but also by the monetary policies of the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in United States government securities, changes in the discount rate on member bank borrowing and changes in reserve requirements against deposits held by all federally insured banks. The Federal Reserve Board’s monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national and international economy and in the money markets, as well as the effect of actions by monetary fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the bank.

Federal Reserve System

In 1980, Congress enacted legislation that imposed reserve requirements on all depository institutions that maintain transaction accounts or non-personal time deposits. NOW accounts, money market deposit accounts and other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to these reserve requirements, as are any non-personal time deposits at an institution. For net transaction accounts in 2006, the first $7.8 million, the same amount as in 2005, will be exempt from reserve requirements. A three percent reserve ratio will be assessed on net transaction accounts over $7.8 million up to and including $40.5 million, also the same amount as in 2005. A 10% reserve ratio will be applied above $40.5 million. These percentages are subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest-bearing account at, or on behalf of, a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets.

Transactions with Affiliates

Transactions between banks and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any bank or entity that controls, is controlled by or is under common control with such bank. Generally, Sections 23A and 23B:

•	limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus, and maintain an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital stock and surplus, and

•	require that all such transactions be on terms substantially the same, or at least as favorable, to the association or subsidiary as those provided to a nonaffiliate.

The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions.

Loans to Insiders

The Federal Reserve Act and related regulations impose specific restrictions on loans to directors, executive officers and principal shareholders of banks. Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer and to a principal shareholder of a bank, and some affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the bank’s loan-to-one borrower limit. Loans in the aggregate to insiders and their related interests as a class may not exceed two times the bank’s unimpaired capital and unimpaired surplus until the bank’s total assets equal or exceed $100,000,000, at which time the aggregate is limited to the bank’s unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and principal shareholders of a bank or bank holding company, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the bank with any “interested” director not participating in the voting. The FDIC has prescribed the loan amount, which includes all other outstanding loans to such person, as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Section 22(h) requires that loans to directors, executive officers and principal shareholders be made on terms and underwriting standards substantially the same as offered in comparable transactions to other persons.

Community Reinvestment Act

Under the Community Reinvestment Act and related regulations, depository institutions have an affirmative obligation to assist in meeting the credit needs of their market areas, including low and moderate-income areas, consistent with safe and sound banking practice. The Community Reinvestment Act requires the adoption by each institution of a Community Reinvestment Act statement for each of its market areas describing the depository institution’s efforts to assist in its community’s credit needs. Depository institutions are periodically examined for compliance with the Community Reinvestment Act and are assigned ratings in this regard. Banking regulators consider a depository institution’s Community Reinvestment Act rating when reviewing applications to establish new branches, undertake new lines of business, and/or acquire part or all of another depository institution. An unsatisfactory rating can significantly delay or even prohibit regulatory approval of a proposed transaction by a bank holding company or its depository institution subsidiaries.

The Gramm-Leach-Bliley Act and federal bank regulators have made various changes to the Community Reinvestment Act. Among other changes, Community Reinvestment Act agreements with private parties must be disclosed and annual reports must be made to a bank’s primary federal regulatory. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under the Gramm-Leach-Bliley Act may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a “satisfactory” rating in its latest Community Reinvestment Act examination. The bank received a “satisfactory” rating during its latest examination.

Fair Lending; Consumer Laws

In addition to the Community Reinvestment Act, other federal and state laws regulate various lending and consumer aspects of the banking business. Governmental agencies, including the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice, have become concerned that prospective borrowers experience discrimination in their efforts to obtain loans from depository and other lending institutions. These agencies have brought litigation against depository institutions alleging discrimination against borrowers. Many of these suits have been settled, in some cases for material sums, short of a full trial.

Recently, these governmental agencies have clarified what they consider to be lending discrimination and have specified various factors that they will use to determine the existence of lending discrimination under the Equal Credit Opportunity Act and the Fair Housing Act, including evidence that a lender discriminated on a prohibited basis, evidence that a lender treated applicants differently based on prohibited factors in the absence of evidence that the treatment was the result of prejudice or a conscious intention to discriminate, and evidence that a lender applied an otherwise neutral non-discriminatory policy uniformly to all applicants, but the practice had a discriminatory effect, unless the practice could be justified as a business necessity.

Banks and other depository institutions also are subject to numerous consumer-oriented laws and regulations. These laws, which include the Truth in Lending Act, the Truth in Savings Act, the Real Estate Settlement Procedures Act, the Electronic Funds Transfer Act, the Equal Credit Opportunity Act, and the Fair Housing Act, require compliance by depository institutions with various disclosure requirements and requirements regulating the availability of funds after deposit or the making of some loans to customers.

Gramm-Leach-Bliley Act of 1999

The Gramm-Leach-Bliley Act (“GLBA”) covers a broad range of issues, including a repeal of most of the restrictions on affiliations among depository institutions, securities firms and insurance companies. The following description summarizes some of its significant provisions.

The GLBA permits unrestricted affiliations between banks and securities firms. It also permits bank holding companies to elect to become financial holding companies. A financial holding company may engage in or acquire companies that engage in a broad range of financial services, including securities activities such as underwriting, dealing, investment, merchant banking, insurance underwriting, sales and brokerage activities. In order to become a financial holding company, the bank holding company and all of its affiliated depository institutions must be well-capitalized, well-managed and have at least a satisfactory Community Reinvestment Act rating.

The GLBA provides that the states continue to have the authority to regulate insurance activities, but prohibits the states in most instances from preventing or significantly interfering with the ability of a bank, directly or through an affiliate, to engage in insurance sales, solicitations or cross-marketing activities. Although the states generally must regulate bank insurance activities in a nondiscriminatory manner, the states may continue to adopt and enforce rules that specifically regulate bank insurance activities in specific areas identified under the law. Under the new law, the federal bank regulatory agencies adopted insurance consumer protection regulations that apply to sales practices, solicitations, advertising and disclosures.

The GLBA adopts a system of functional regulation under which the Federal Reserve Board is designated as the umbrella regulator for financial holding companies, but financial holding company affiliates are principally regulated by functional regulators such as the FDIC for state nonmember bank affiliates, the SEC for securities affiliates, and state insurance regulators for insurance affiliates. It repeals the broad exemption of banks from the definitions of “broker” and “dealer” for purposes of the Exchange Act, as amended. It also identifies a set of specific activities, including traditional bank trust and fiduciary activities, in which a bank may engage without being deemed a “broker,” and a set of activities in which a bank may engage without being deemed a “dealer.” Additionally, the new law makes conforming changes in the definitions of “broker” and “dealer” for purposes of the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended.

The GLBA contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, both at the inception of the customer relationship and on an annual basis, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. The law provides that, except for specific limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. An institution may not disclose to a non-affiliated third party, other than to a consumer reporting agency, customer account numbers or other similar account identifiers for marketing purposes. The GLBA also provides that the states may adopt customer privacy protections that are stricter than those contained in the GLBA.

Bank Secrecy Act

Under the Bank Secrecy Act, a financial institution is required to have systems in place to detect certain transactions, based on the size and nature of the transaction. Financial institutions are generally required to report cash transactions involving more than $10,000 to the United States Treasury. In addition, financial institutions are required to file suspicious activity reports for transactions that involve more than $5,000 and which the financial institution knows, suspects or has reason to suspect, involves illegal funds, is designed to evade the requirements of the BSA or has no lawful purpose. The USA PATRIOT Act of 2001, enacted in response to the September 11, 2001 terrorist attacks, requires bank regulators to consider a financial institution’s compliance with the BSA when reviewing applications from a financial institution. As part of its BSA program, the USA PATRIOT Act also requires a financial institution to follow recently implemented customer identification procedures when opening accounts for new customers and to review lists of individuals and entities that are prohibited from opening accounts at financial institutions.

Future Regulatory Uncertainty

Because federal regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal regulation of financial institutions may change in the future and impact its operations. Although Congress in recent years has sought to reduce the regulatory burden on financial institutions with respect to the approval of specific transactions, we fully expect that the financial institution industry will remain heavily regulated in the near future and that additional laws or regulations may be adopted further regulating specific banking practices.

Middleburg Trust Company

Middleburg Trust Company operates as a trust subsidiary of Middleburg Investment Group. It is subject to supervision and regulation by the Virginia State Corporation Commission’s Bureau of Financial Institutions and the Federal Reserve Board.

State and federal regulators have substantial discretion and latitude in the exercise of their supervisory and regulatory authority over Middleburg Trust Company, including the statutory authority to promulgate regulations affecting the conduct of business and the operations of Middleburg Trust Company. They also have the ability to exercise substantial remedial powers with respect to Middleburg Trust Company in the event that it determines that Middleburg Trust Company is not in compliance with applicable laws, orders or regulations governing its operations, is operating in an unsafe or unsound manner, or is engaging in any irregular practices.

Middleburg Investment Advisors

Middleburg Investment Advisors operates as a non-banking subsidiary of Middleburg Investment Group, which is a subsidiary of Middleburg Financial Corporation. It is subject to supervision and regulation by the SEC under the Investment Advisors Act. The Investment Advisors Act requires registered investment advisers to comply with numerous and pervasive obligations, including, among other things, record-keeping requirements, operational procedures, registration and reporting and disclosure obligations. State regulatory authorities also provide similar oversight and regulation.

UNDERWRITING

Middleburg Financial Corporation and the underwriters named below have entered into an underwriting agreement with respect to the shares of our common stock being offered. Pursuant to the underwriting agreement, each underwriter has severally agreed to purchase the number of shares listed opposite its name below. Scott & Stringfellow, Inc. is acting as lead underwriter and sole book-running manager of this offering.

Underwriter	Number of Shares
Scott & Stringfellow, Inc.
Davenport & Company LLC.
Total

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including that (i) the representations and warranties made by us to the underwriters are true; (ii) there is no material adverse change in the financial markets; and (iii) we and our legal counsel deliver customary closing documents and legal opinions to the underwriters.

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the over-allotment option described below unless and until this option is exercised.

Over-allotment Option

We have granted the underwriters an option to purchase up to an additional 60,000 shares of common stock from us at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Expenses

The underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus and to certain securities dealers at the same price less a concession of not more than $ per share. The underwriters may allow, and the dealers may re-allow, a concession of not more than $ per share on sales to certain other brokers or dealers. After the offering, these figures may be changed by the underwriters.

The following table shows the per share and total underwriting discount we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase 60,000 additional shares.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of the offering payable by us, excluding the underwriting discount, will be approximately $            .

Lock-up Agreements

We, our subsidiaries and each of our directors and executive officers have agreed not to offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of or hedge, directly or indirectly, any shares of common stock or any securities exercisable for or convertible into common stock owned by them or acquired in the offering, for a period of 90 days from the date of this prospectus, without the prior written consent of the underwriters. This consent may be given at any time without public notice.

Indemnity

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in connection with these liabilities.

Stabilization

In connection with this offering, the underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of our common stock at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid by the underwriters or the effecting of any purchase by the underwriters to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession allowed to a dealer in connection with the offering when shares of common stock sold by the dealer are purchased in syndicate covering transactions. These transactions may be effected on the Nasdaq Capital Market or otherwise, and if the underwriters commence such activities, they may discontinue them at any time.

Passive Market Making

In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on the Nasdaq Capital Market, may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security. If all independent bids are lowered below the passive market maker’s bid, however, such bid must then be lowered when certain purchase limits are exceeded.

Our Relationship with the Underwriters

Certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us for which they have received or will receive customary compensation.

The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

LEGAL MATTERS

The validity of the shares of our common stock offered and certain other legal matters will be passed upon for Middleburg Financial Corporation by the law firm of Williams Mullen, Richmond, Virginia. Certain matters in this offering will be passed upon for the underwriters by LeClair Ryan, A Professional Corporation, Richmond, Virginia.

EXPERTS

Our consolidated financial statements have been audited by Yount, Hyde & Barbour, P.C., independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with such registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facility of the SEC at the locations described above.

We also maintain an Internet site at www.middleburgbank.com, which contains information relating to us and our business.

INDEX TO FINANCIAL STATEMENTS

MIDDLEBURG FINANCIAL CORPORATION

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors

Middleburg Financial Corporation

Middleburg, Virginia

We have audited the accompanying consolidated balance sheets of Middleburg Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005. We also have audited management’s assessment, included in the accompanying Management’s Report Regarding the Effectiveness of Internal Controls over Financial Reporting, that Middleburg Financial Corporation and subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control— Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Middleburg Financial Corporation and subsidiaries’ management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for their assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Middleburg Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, management’s assessment that Middleburg Financial Corporation and subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, Middleburg Financial Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Winchester, Virginia

February 15, 2006

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2005 and 2004

(In Thousands, Except for Share Data)

	2005	2004
Assets
Cash and due from banks	$15,465	$14,658
Interest-bearing deposits in banks	160	349
Securities (fair value: 2005, $149,616; 2004, $174,483)	149,591	174,388
Loans held for sale	—	21,307
Loans, net of allowance for loan losses of $5,143 in 2005 and $3,418 in 2004	520,511	345,406
Premises and equipment, net	18,656	16,341
Accrued interest receivable and other assets	35,528	33,672

Total assets	$739,911	$606,121

Liabilities and Shareholders’ Equity

Liabilities
Deposits:
Noninterest-bearing demand deposits	$128,641	$117,264
Savings and interest-bearing demand deposits	273,570	203,126
Time deposits	149,221	104,489

Total deposits	$551,432	$424,879

Securities sold under agreements to repurchase	34,317	40,912
Federal Home Loan Bank advances	24,100	16,000
Long-term debt	57,500	53,500
Trust preferred capital notes	15,465	15,465
Accrued interest and other liabilities	3,621	3,803
Commitments and contingent liabilities	—	—

Total liabilities	$686,435	$554,559

Shareholders’ Equity
Common stock, par value, $2.50 per share; authorized, 20,000,000 shares; issued and outstanding, 2005, 3,806,053 shares; 2004, 3,809,053 shares	$9,515	$9,523
Capital surplus	5,431	5,684
Retained earnings	39,281	34,997
Accumulated other comprehensive income (loss), net	(751)	1,358

Total shareholders’ equity	$53,476	$51,562

Total liabilities and shareholders’ equity	$739,911	$606,121

See Notes to Consolidated Financial Statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years Ended December 31, 2005, 2004 and 2003

(In Thousands, Except for Per Share Data)

	2005	2004	2003
Interest and Dividend Income
Interest and fees on loans	$28,949	$18,613	$16,599
Interest on investment securities:
Taxable	2	2	2
Tax-exempt	113	167	198
Interest and dividends on securities available for sale:
Taxable	5,387	6,162	6,106
Tax-exempt	1,453	1,490	1,570
Dividends	283	199	260
Interest on deposits in banks	7	8	3
Interest on federal funds sold	18	24	28
Interest on other money market investments	—	2	14

Total interest and dividend income	$36,212	$26,667	$24,780

Interest Expense
Interest on deposits	$6,524	$2,870	$3,220
Interest on securities sold under agreements to repurchase	934	507	83
Interest on short-term debt	1,117	173	135
Interest on long-term debt	3,021	2,483	2,138

Total interest expense	$11,596	$6,033	$5,576

Net interest income	$24,616	$20,634	$19,204
Provision for loan losses	1,744	796	575

Net interest income after provision for loan losses	$22,872	$19,838	$18,629

Noninterest Income
Service charges on deposit accounts	$1,783	$1,563	$1,614
Trust and investment advisory fee income	3,940	3,688	3,453
Gains on loans held for sale	—	—	878
Gains on securities available for sale, net	76	118	422
Commissions on investment sales	676	671	901
Equity earnings in affiliate	1,529	1,657	1,940
Other service charges, commissions and fees	536	373	511
Bank-owned life insurance	458	90	—
Other income	23	434	202

Total noninterest income	$9,021	$8,594	$9,921

Noninterest Expenses
Salaries and employees’ benefits	$13,240	$10,887	$9,998
Net occupancy and equipment expense	2,798	2,235	2,260
Advertising	384	374	301
Computer operations	868	770	640
Advisory fees	280	327	380
Other taxes	465	391	341
Other operating expenses	3,885	3,575	2,967

Total noninterest expenses	$21,920	$18,559	$16,887

Income before income taxes	$9,973	$9,873	$11,663
Income tax expense	2,799	2,781	3,444

Net income	$7,174	$7,092	$8,219

Earnings per Share, basic	$1.89	$1.86	$2.18

Earnings per Share, diluted	$1.84	$1.81	$2.13

See Notes to Consolidated Financial Statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended December 31, 2005, 2004 and 2003

(In Thousands, Except Share and Per Share Data)

	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income	Total
Balance, December 31, 2002	$9,263	$3,644	$25,184	$3,319		$41,410
Comprehensive income:
Net income – 2003	—	—	8,219	—	$8,219	8,219
Other comprehensive loss net of tax:
Unrealized holding losses arising during the period (net of tax, $803)	—	—	—	—	(1,560)	—
Reclassification adjustment (net of tax, $143)	—	—	—	—	(279)	—

Other comprehensive loss (net of tax, $946)	—	—	—	(1,839)	$(1,839)	(1,839)

Total comprehensive income	—	—	—	—	$6,380	—

Cash dividends – 2003 ($0.69 per share)	—	—	(2,605)	—		(2,605)
Issuance of common stock (97,738 shares)	245	1,897	—	—		2,142

Balance, December 31, 2003	$9,508	$5,541	$30,798	$1,480		$47,327
Comprehensive income:
Net income – 2004	—	—	7,092	—	$7,092	7,092
Other comprehensive loss net of tax:
Unrealized holding losses arising during the period (net of tax, $23)	—	—	—	—	(44)	—
Reclassification adjustment (net of tax, $40)	—	—	—	—	(78)	—

Other comprehensive loss (net of tax, $63)	—	—	—	(122)	$(122)	(122)

Total comprehensive income	—	—	—	—	$6,970	—

Cash dividends – 2004 ($0.76 per share)	—	—	(2,893)	—		(2,893)
Issuance of common stock (5,951 shares)	15	143	—	—		158

Balance, December 31, 2004	$9,523	$5,684	$34,997	$1,358		$51,562

See Notes to Consolidated Financial Statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

(Continued)

Years Ended December 31, 2005, 2004 and 2003

(In Thousands, Except Share and Per Share Data)

	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income	Total
Balance, December 31, 2004	$9,523	$5,684	$34,997	$1,358		$51,562
Comprehensive income:
Net income – 2005	—	—	7,174	—	$7,174	7,174
Other comprehensive loss net of tax:
Unrealized holding losses arising during the period (net of tax, $1,131)	—	—	—	—	(2,195)	—
Reclassification adjustment (net of tax, $26)	—	—	—	—	(50)	—
Change in fair value of derivatives for interest rate swap (net of tax, $70)	—	—	—	—	136	—

Other comprehensive loss (net of tax, $1,086)	—	—	—	(2,109)	$(2,109)	(2,109)

Total comprehensive income	—	—	—	—	$5,065	—

Cash dividends – 2005 ($0.76 per share)	—	—	(2,890)	—		(2,890)
Repurchase of common stock (11,000 shares)	(28)	(380)	—	—		(408)
Issuance of common stock (8,000 shares)	20	127	—	—		147

Balance, December 31, 2005	$9,515	$5,431	$39,281	$(751)		$53,476

See Notes to Consolidated Financial Statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2005, 2004 and 2003

(In Thousands)

	2005	2004	2003
Cash Flows from Operating Activities
Net income	$7,174	$7,092	$8,219
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,174	1,115	1,190
Amortization	418	417	398
Equity in undistributed earnings of affiliate	(646)	(652)	(437)
Provision for loan losses	1,744	796	575
Net (gain) loss on securities available for sale	(76)	(118)	(422)
Net (gain) on sale of assets	(12)	—	—
Discount accretion and premium amortization on securities, net	104	40	(169)
Deferred income tax provision (benefit)	(718)	(249)	225
Origination of loans held for sale	(88,084)	(377,309)	(214,025)
Proceeds from sales of loans held for sale	109,391	367,194	220,322
Changes in assets and liabilities:
(Increase) in other assets	(13)	(210)	(1,133)
(Decrease) increase in other liabilities	407	772	(295)

Net cash provided by (used in) operating activities	$30,863	$(1,112)	$14,448

Cash Flows from Investing Activities
Proceeds from maturity, principal paydowns and calls of investment securities	$1,007	$992	$915
Proceeds from maturity, principal paydowns and calls of securities available for sale	29,803	39,469	47,083
Proceeds from sale of securities available for sale	32,980	19,027	35,857
Purchase of securities available for sale	(42,424)	(39,402)	(116,957)
Proceeds from sale of equipment	16	—	20
Purchases of bank premises and equipment	(3,685)	(6,195)	(657)
Net (increase) in loans	(176,849)	(88,090)	(48,887)
Purchase of bank-owned life insurance	—	(10,800)	—
Investment in affiliate	—	—	(6,116)

Net cash (used in) investing activities	$(159,152)	$(84,999)	$(88,742)

See Notes to Consolidated Financial Statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Continued)

Years Ended December 31, 2005, 2004 and 2003

(In Thousands)

	2005	2004	2003
Cash Flows from Financing Activities
Net increase in noninterest-bearing and interest- bearing demand deposits and savings accounts	$81,821	$54,582	$36,734
Net increase in certificates of deposit	44,732	311	4,349
Increase (decrease) in securities sold under agreements to repurchase	(6,595)	27,377	4,611
Increase (decrease) in Federal funds purchased	—	(1,500)	1,500
Proceeds from Federal Home Loan Bank advances	343,980	217,400	184,070
Payments on Federal Home Loan Bank advances	(335,880)	(228,650)	(156,820)
Proceeds from long-term debt	30,000	43,500	—
Proceeds from trust preferred capital notes	—	—	5,000
Payments on long-term debt	(26,000)	(21,000)	(545)
Payment for the repurchase of common stock	(408)	—	—
Net proceeds from issuance of common stock	147	158	142
Cash dividends paid	(2,890)	(2,891)	(2,439)

Net cash provided by financing activities	$128,907	$89,287	$76,602

Increase in cash and and cash equivalents	$618	$3,176	$2,308

Cash and Cash Equivalents
Beginning	15,007	11,831	9,523

Ending	$15,625	$15,007	$11,831

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest paid to depositors	$7,209	$3,308	$3,392
Interest paid on short-term obligations	1,044	176	123
Interest paid on long-term debt	3,132	2,359	2,097

	$11,385	$5,843	$5,612

Income taxes	$3,373	$1,969	$3,302

Supplemental Disclosure of Noncash Transactions
Issuance of common stock for contingent payment under terms of acquisition of affiliate	$—	$—	$2,000

Unrealized gain (loss) on securities available for sale	$(3,403)	$(185)	$(2,785)

Change in market value of interest rate swap	$206	$—	$—

See Notes to Consolidated Financial Statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1.	Nature of Banking Activities and Significant Accounting Policies

Middleburg Financial Corporation’s banking subsidiary, Middleburg Bank (the “Bank”), grants commercial, financial, agricultural, residential and consumer loans to customers principally in Loudoun County, Fauquier County and Fairfax County, Virginia. The loan portfolio is well diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. Middleburg Trust Company and Middleburg Investment Advisors, Inc. (“Middleburg Investment Advisors”), non-banking subsidiaries of Middleburg Investment Group, Inc. (“Middleburg Investment Group”), a subsidiary of Middleburg Financial Corporation (the “Company”), offer a comprehensive range of fiduciary and investment management services to individuals and businesses.

The accounting and reporting policies of the Company conform to U. S. generally accepted accounting principles and to accepted practice within the banking industry.

Principles of Consolidation

The consolidated financial statements of the Company and its wholly-owned subsidiaries, the Bank, Middleburg Investment Group, Middleburg Trust Company, Middleburg Investment Advisors, Middleburg Bank Service Corporation, ICBI Capital Trust I, and MFC Capital Trust II include the accounts of all companies. All material intercompany balances and transactions have been eliminated in consolidation. Financial Accounting Standards Board (“FASB”) Interpretation No. 46R requires that the Company no longer eliminate through consolidation the equity investments in ICBI Capital Trust I and MFC Capital Trust II, which approximated $465,000 at December 31, 2005 and 2004, respectively. The subordinate debt of the trust preferred entities is reflected as a liability of the Company.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. The Company does not retain servicing rights on mortgage loans sold.

Loans

The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Loudoun County and Fauquier County, Virginia. The ability of the debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in the process of collection. Personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Loan Fees and Costs

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases, effective May 1, 2004. Accordingly, loan origination and commitment fees and direct loan origination costs are deferred and amortized as an adjustment of the loan yield over the life of the related loan. Prior to this date, the fees and costs were being recognized as collected and incurred, which did not produce results that are materially different from the recognition method adopted May 1, 2004.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is computed principally on the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	10-40
Furniture and equipment	3-15

Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

Other Real Estate

Real estate acquired by foreclosure is carried at the lower of cost or fair market value less an allowance for estimated selling expenses on the future disposition of the property. Revenue and expenses from operations and changes in the valuation are included in the net expenses from other real estate.

Goodwill and Intangible Assets

The Company adopted SFAS No. 142, Goodwill and Other Identifiable Assets, effective January 1, 2003. Accordingly, goodwill is no longer subject to amortization over its estimated useful life, but is subject to at least an annual assessment for impairment by applying a fair value based test. Testing performed at December 31, 2005 did not indicate impairment. Additionally, under SFAS No. 142, acquired intangible assets (such as customer relationships and non-compete agreements) are separately recognized and amortized over their useful life ranging from 7 to 15 years.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Trust Company Assets

Securities and other properties held by Middleburg Trust Company in a fiduciary or agency capacity are not assets of the Company and are not included in the accompanying consolidated financial statements.

Stock Split

On September 11, 2003, the Board of Directors of the Company approved a 2-for-1 stock split of the Company’s common stock. The effective date of the stock split was October 17, 2003. All per share information for all periods presented has been retroactively restated to reflect the stock split.

Earnings Per Share

Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. All amounts have been retroactively restated to reflect the 2-for-1 stock split in 2003.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, other temporary investments and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, goodwill and intangibles.

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income are components of comprehensive income.

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

Derivative Financial Instruments

As part of the Company’s asset/liability management, the Company uses interest rate swaps to modify interest rate characteristics of various balance sheet accounts. Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. Swaps are accounted for on the “accrual” method. Under that method, the interest component associated with the contract is recognized over the life of the contract in net interest income.

The Company enters into commitments to originate mortgage loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. The period of time between issuance of a loan commitment and closing and sale of the loan generally ranges from 60 to 120 days. The Company protects itself from changes in interest rates through the use of best efforts forward delivery commitments, whereby the Company commits to sell a loan at the time the borrower commits to an interest rate with the intent that the buyer has assumed interest rate risk on the loan.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to current year provisions.

Stock-Based Employee Compensation Plan

At December 31, 2005, the Company had a stock-based employee compensation plan which is described more fully in Note 8. The Company accounts for the plan under the recognition and measurement principles of APB opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Year Ended December 31,
	2005	2004	2003
	(In thousands, except per share data)
Net income, as reported	$7,174	$7,092	$8,219
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(89)	(199)	(193)

Pro forma net income	$7,085	$6,893	$8,026

Earnings per share:
Basic - as reported	$1.89	$1.86	$2.18
Basic - pro forma	1.86	1.81	2.13
Diluted - as reported	1.84	1.81	2.13
Diluted - pro forma	1.81	1.76	2.08

Note 2.	Securities

Amortized costs and fair values of securities being held to maturity as of December 31, 2005 and 2004 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	2005
	(In Thousands)
Obligations of states and political subdivisions	$1,699	$25	$—	$1,724
Mortgage-backed securities	34	—	—	34

	$1,733	$25	$—	$1,758

	2004
	(In Thousands)
Obligations of states and political subdivisions	$2,699	$95	$—	$2,794
Mortgage-backed securities	37	—	—	37

	$2,736	$95	$—	$2,831

The amortized cost and fair value of securities being held to maturity as of December 31, 2005 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

	Amortized Cost	Fair Value
	(In Thousands)
Due in one year or less	$422	$425
Due after one year through five years	1,277	1,299
Mortgage-backed securities	34	34

	$1,733	$1,758

Amortized costs and fair values of securities available for sale as of December 31, 2005 and 2004, are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	2005
	(In Thousands)
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$9,414	$—	$(186)	$9,228
Obligations of states and political subdivisions	29,130	1,056	(41)	30,145
Mortgage-backed securities	90,096	119	(2,638)	87,577
Corporate preferred stock	2,090	—	(26)	2,064
Restricted stock	5,428	—	—	5,428
Other	13,046	371	(1)	13,416

	$149,204	$1,546	$(2,892)	$147,858

	2004
	(In Thousands)
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$12,764	$2	$(135)	$12,631
Obligations of states and political subdivisions	29,869	1,667	(4)	31,532
Mortgage-backed securities	104,570	900	(1,127)	104,343
Corporate preferred stock	3,418	203	(46)	3,575
Restricted stock	4,688	—	—	4,688
Other	14,285	598	—	14,883

	$169,594	$3,370	$(1,312)	$171,652

The amortized cost and fair value of securities available for sale as of December 31, 2005, by contractual maturity are shown below. Maturities may differ from contractual maturities in corporate and mortgage-backed securities because the securities and mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

	Amortized Cost	Fair Value
	(In Thousands)
Due in one year or less	$4,539	$4,509
Due after one year through five years	17,087	17,342
Due after five years through 10 years	6,848	7,120
Due after 10 years	10,070	10,402
Mortgage-backed securities	90,096	87,577
Corporate preferred	2,090	2,064
Restricted stock	5,428	5,428
Other	13,046	13,416

	$149,204	$147,858

Proceeds from sales of securities available for sale during 2005, 2004 and 2003 were $32,980,000, $19,027,000 and $35,857,000, respectively. Gross gains of $337,000, $259,000 and $513,000 and gross losses of $261,000, $141,000 and $91,000 were realized on those sales, respectively. The tax benefit (provision) applicable to these net realized gains and losses amounted to $(26,000), $(40,000) and $(143,000), respectively.

The carrying value of securities pledged to qualify for fiduciary powers, to secure public monies and for other purposes as required by law amounted to $93,655,213 and $100,059,133 at December 31, 2005 and 2004, respectively.

At December 31, 2005 and 2004, investments in an unrealized loss position that are temporarily impaired are as follows:

	Less Than 12 Months		12 Months or More
	Fair Value	Unrealized (Losses)	Fair Value	Unrealized (Losses)
	(In thousands)
2005
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$1,388	$(11)	$7,840	$(175)
Obligations of states and political subdivisions	1,924	(41)	—	—
Mortgage-backed securities	39,441	(994)	36,529	(1,644)
Corporate preferred	—	—	2,064	(26)
Other	49	(1)	—	—

Total temporarily impaired securities	$42,802	$(1,047)	$46,433	$(1,845)

2004
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$12,283	$(131)	$96	$(4)
Obligations of states and political subdivisions	700	(2)	98	(2)
Mortgage-backed securities	32,959	(294)	28,739	(833)
Corporate preferred	1,993	(36)	—	(10)
Other	261	—	100	—

Total temporarily impaired securities	$48,196	$(463)	$29,033	$(849)

The unrealized losses in the portfolio as of December 31, 2005 are considered temporary and are a result of the current interest rate environment and not increased credit risk. Of the temporarily impaired securities, 82 are investment grade and one is non-rated. The federal agency mortgage-backed securities have the largest temporary impairment but are issued by government sponsored enterprises (Federal National Mortgage Association and Federal Home Loan Mortgage Corporation). The non-rated security is a corporate trust preferred security that has a par value at maturity of $90,000. Market prices change daily and are affected by conditions beyond the control of the Company. Although the Company has the ability and intent to hold these securities until the temporary loss is recovered, decisions by management may necessitate the sale before the loss is fully recovered. Investment decisions reflect the strategic asset/liability objectives of the Company. The investment portfolio is analyzed frequently and managed to provide an overall positive impact to the Company’s income statement and balance sheet.

Note 3.	Loans, Net

	December 31,
	2005	2004
	(In Thousands)
Mortgage loans on real estate:
Construction	$88,312	$45,503
Secured by farmland	2,894	3,135
Secured by 1-4 family residential	211,734	135,665
Other real estate loans	177,198	125,284
Loans to farmers (except secured by real estate)	10	31
Commercial loans	28,378	27,131
Consumer loans	16,895	11,889
All other loans	233	186

Total loans	$525,654	$348,824
Less: Allowance for loan losses	5,143	3,418

Net loans	$520,511	$345,406

Note 4.	Allowance for Loan Losses

	2005	2004	2003
	(In Thousands)
Balance, beginning	$3,418	$2,605	$2,307
Provision charged to operating expense	1,744	796	575
Recoveries	60	185	27
Loan losses charged to the allowance	(79)	(168)	(304)

	$5,143	$3,418	$2,605

There were no loans recognized for impairment under SFAS No. 114 as of December 31, 2005 and 2004. No interest income on impaired loans was recognized in 2005, 2004 and 2003.

Non-accrual loans excluded from impaired loan disclosure under SFAS No. 114 amounted to $88,000 and $1,000 at December 31, 2005 and 2004, respectively. If interest on these loans had been accrued, such income would have approximated $1,196 and $0 for 2005 and 2004, respectively.

There were $31,000 and $15,000 in loans 90 days past due and still accruing interest on December 31, 2005 and 2004, respectively.

Note 5.	Premises and Equipment, Net

Premises and equipment consists of the following:

	2005	2004
	(In Thousands)
Land	$2,379	$2,268
Banking facilities	12,216	9,107
Furniture, fixtures and equipment	7,713	8,567
Construction in progress and deposits on equipment	3,409	4,215

	$25,717	$24,157
Less accumulated depreciation	7,061	7,816

	$18,656	$16,341

Depreciation expense was $1,174,000, $1,115,000 and $1,190,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2005, pertaining to banking premises and equipment, future minimum rent commitments (in thousands) under various operating leases are as follows:

2006	$715
2007	722
2008	654
2009	625
2010	632
Thereafter	6,381

$9,729

Note 6.	Deposits

The Company has developed an interest bearing product that integrates the use of the cash within client accounts at Middleburg Trust Company for overnight funding at the Bank. The overall balance of this product was $22.8 million and 33.1 million at December 31, 2005 and 2004, respectively, and is reflected in both the interest-bearing demand deposits and securities sold under agreements to repurchase amounts on the balance sheet.

The aggregate amount of jumbo time deposits, each with a minimum denomination of $100,000, was approximately $93,117,000 and $62,719,000 at December 31, 2005 and 2004, respectively.

At December 31, 2005, the scheduled maturities of time deposits (in thousands) are as follows:

2006	$89,021
2007	20,824
2008	9,065
2009	13,673
2010	14,133
Thereafter	2,505

$149,221

At December 31, 2005 and 2004, overdraft demand deposits reclassified to loans totaled $233,000 and $186,000, respectively.

Note 7.	Borrowings

The Company has a $214,580,000 line of credit with the Federal Home Loan Bank of Atlanta (“FHLB”) available for short and long-term borrowings. Advances on the line are secured by all of the Company’s first lien residential real estate loans on one-to-four unit single-family dwellings and by eligible commercial real estate loans. As of December 31, 2005, the book value of these loans totaled approximately $288,093,000. The amount of the available credit is limited to seventy five percent of qualifying collateral for the first lien residential real estate loans and fifty percent of the eligible commercial real estate loans. Any borrowings in excess of the qualifying collateral require pledging of additional assets.

At December 31, 2005, the Company had short-term advances outstanding from the Federal Home Loan Bank of $24,100,000.

The Company’s long-term debt with the Federal Home Loan Bank of $57,500,000 at December 31, 2005 matures through 2014. During 2005 and 2004, the interest rate ranged from 1.78 percent to 6.16 percent and the weighted average rate was 3.88 percent.

The contractual maturities of the Company’s long-term debt are as follows:

2005
(In Thousands)
Due in 2006	$15,000
Due in 2007	10,000
Due in 2008	10,000
Due in 2009	7,500
Due in 2010	10,000
Due in 2014	5,000

$57,500

The Company has an additional $8,000,000 in lines of credit available from other institutions at December 31, 2005.

Note 8.	Stock Option Plan

The Company sponsors a stock option plan, which provides for the granting of both incentive and nonqualified stock options. Under the plan, the Company may grant options to its officers and employees for up to 380,000 shares of common stock. The exercise price of each option equals the market price of the Company’s stock on the date of grant. The options vest over the three years following the date of grant. All options expire ten years from the grant date. The Company did not grant any options during the year ended December 31, 2005.

Options outstanding at December 31, 2005, 2004 and 2003 are summarized as follows:

	2005		2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	220,605	$17.65	220,730	$17.00	182,750	$14.90
Granted	—	—	9,000	39.40	47,000	23.83
Exercised	(8,000)	11.37	(5,951)	22.19	(9,020)	10.00
Forfeited	(1,500)	37.80	(3,174)	25.87	—	—

Outstanding at end of year	211,105	$17.74	220,605	$17.65	220,730	$17.00

Options exercisable at year end	208,425	$17.47	201,917	$16.63	164,888	$14.84
Weighted average fair value of options granted during the year		$—		$10.58		$5.74

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions.

	2004	2003
Dividend yield	2.20%	2.69%
Expected life	10 years	10 years
Expected volatility	20.07%	19.84%
Risk-free interest rate	4.40%	4.43%

As of December 31, 2005, options outstanding and exercisable are summarized as follows:

Range of Exercise Prices	Options Outstanding	Remaining Contractual Life	Options Exercisable
$10.63	33,950	4.9	33,950
11.75	31,000	2.9	31,000
12.25	5,155	3.8	5,155
12.38	40,000	3.9	40,000
22.00	34,000	7.3	34,000
22.75	55,000	6.3	55,000
37.00	4,000	7.7	4,000
39.40	8,000	8.0	5,320

Note 9.	Employee Benefit Plans

The Company has a noncontributory, defined benefit pension plan covering substantially all full-time employees. The Company funds pension costs in accordance with the funding provisions of the Employee Retirement Income Security Act. Information about the plan (valued at September 30 of each year) follows:

	2005	2004	2003
	(In Thousands)
Change in Benefit Obligation
Benefit obligation, beginning of year	$3,456	$2,676	$2,009
Service cost	593	406	312
Interest cost	216	181	146
Actuarial loss (gain)	(16)	385	214
Benefits paid	(235)	(192)	(5)

Benefit obligation, end of year	$4,014	$3,456	$2,676

Change in Plan Assets
Fair value of plan assets, beginning of year	$4,093	$3,530	$2,055
Actual return on plan assets	485	303	355
Employer contributions	—	452	1,125
Benefits paid	(235)	(192)	(5)

Fair value of plan assets, ending	$4,343	$4,093	$3,530

Funded status	$330	$637	$854
Unrecognized net actuarial loss	922	1,155	899
Unrecognized net obligation at transition	(12)	(16)	(20)
Unrecognized prior service cost	(196)	(197)	(197)

Prepaid benefit cost included in other assets	$1,044	$1,579	$1,536

The accumulated benefit obligation for the defined benefit pension plan was $3,137,000, $2,720,000 and $2,222,000 at December 31, 2005, 2004 and 2003, respectively.

	2005	2004	2003
	(In Thousands)
Components of Net Periodic Benefit Cost
Service cost	$592	$406	$312
Interest cost	216	181	146
Expected return on plan assets	(309)	(205)	(148)
Amortization of prior service cost	(1)	(1)	(1)
Amortization of net obligation at transition	(4)	(4)	(4)
Recognized net actuarial loss	42	31	35

Net periodic benefit cost	$536	$408	$340

	2005	2004	2003
Weighted-Average Assumptions for Benefit Obligations as of September 30
Discount rate	6.00%	6.25%	6.75%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	4.00%	4.00%	4.00%

	2005	2004	2003
Weighted-Average Assumptions for Net Periodic Benefit Costs as of September 30
Discount rate	6.25%	6.75%	7.25%
Expected return on plan assets	8.50%	8.50%	9.00%
Rate of compensation increase	4.00%	4.00%	4.00%

Long-Term Rate of Return

The plan sponsor selects the expected long-term rate of return on assets assumption in consultation with their investment advisors and actuary. This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested to provide plan benefits. Historical performance is reviewed with respect to real rates of return (net of inflation) for the major asset classes held or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience that may not continue over the measurement period, with higher significance placed on current forecasts of future long-term economic conditions.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Further, solely for this purpose, the plan is assumed to continue in force and not terminate during the period which assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses (both investment and non-investment) typically paid from plan assets to the extent such expenses are not explicitly estimated within periodic cost.

Asset Allocation

The pension plan’s weighted-average asset allocations at September 30, 2005 and 2004, by asset category are as follows:

	September 30,
	2005	2004
Mutual funds - fixed income	34%	35%
Mutual funds - equity	66%	65%

Total	100%	100%

The trust fund is sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return, with a targeted asset allocation of 40% fixed income and 60% equities. The investment manager selects investment fund managers with demonstrated experience and expertise and funds with demonstrated historical performance for the implementation of the plan’s investment strategy. The investment manager will consider both actively and passively managed investment strategies and will allocate funds across the classes to develop an efficient investment structure.

It is the responsibility of the trustee to administer the investments of the trust within reasonable costs, being careful to avoid sacrificing quality. These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs and other administrative costs chargeable to the trust.

The Company expects to contribute $428,000 to its pension plan in 2006.

Estimated future benefit payments (in thousands), which reflect expected future service, as appropriate, are as follows:

2006	$1
2007	34
2008	35
2009	92
2010	177
2011-2015	1,365

401(k) Plan

The Company has a 401(k) plan whereby a majority of employees participate in the plan. Employees may contribute up to 100 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to 50 percent of the first 6 percent of an employee’s compensation contributed to the plan. Matching contributions vest to the employee equally over a five-year period. For the years ended December 31, 2005, 2004 and 2003, expense attributable to the plan amounted to $146,000, $137,000 and $122,000, respectively.

Deferred Compensation Plans

Two deferred compensation plans were adopted for the President and two Executive Officers of the Company. Benefits are to be paid in monthly installments commencing at retirement and ending upon the death of the officer. The agreement provides that if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits would be reduced. The deferred compensation expense for 2005, 2004 and 2003, based on the present value of the retirement benefits, was $353,819, $182,583 and $57,881, respectively. The plans are unfunded; however, life insurance has been acquired on the life of the employees in amounts sufficient to help meet the costs of the obligations.

Note 10.	Income Taxes

Net deferred tax liabilities consist of the following components as of December 31, 2005 and 2004:

	2005	2004
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,668	$1,095
Deferred compensation	267	146
Securities available for sale	457	—

	$2,392	$1,241

Deferred tax liabilities:
Deferred loan fees, net	$291	$101
Property and equipment	461	493
Prepaid pension costs	353	535
Securities available for sale	—	700
Interest rate swap	70	—

	$1,175	$1,829

Net deferred tax assets (liabilities)	$1,217	$(588)

The provision for income taxes charged to operations for the years ended December 31, 2005, 2004 and 2003 consists of the following:

	2005	2004	2003
	(In Thousands)
Current tax expense	$3,517	$3,030	$3,219
Deferred tax provision (benefit)	(718)	(249)	225

	$2,799	$2,781	$3,444

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2005, 2004 and 2003, due to the following:

	2005	2004	2003
	(In Thousands)
Computed “expected” tax expense	$3,391	$3,357	$3,965
(Decrease) in income taxes resulting from:
Tax-exempt interest income	(506)	(553)	(588)
Other, net	(86)	(23)	67

	$2,799	$2,781	$3,444

Note 11.	Related Party Transactions

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms were indebted to the subsidiary bank for loans totaling $1,023,000 and $2,093,000 at December 31, 2005 and 2004, respectively. During 2005, total principal additions were $1,688,000 and total principal payments were $2,758,000.

Note 12.	Contingent Liabilities and Commitments

In the normal course of business, there are outstanding various commitments and contingent liabilities, which are not reflected in the accompanying financial statements. The Company does not anticipate any material loss as a result of these transactions.

See Note 15 with respect to financial instruments with off-balance-sheet risk.

The Company must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final weekly reporting period in the years ended December 31, 2005 and 2004, the aggregate amount of daily average required reserves for each year was approximately $25,000.

Note 13.	Earnings Per Share

The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. Potential dilutive common stock had no effect on income available to common stockholders. All amounts have been retroactively restated to reflect the 2-for-1 stock split in 2003.

	2005		2004		2003
	Shares	Per Share Amount	Shares	Per Share Amount	Shares	Per Share Amount
Earnings per share, basic	3,803,000	$1.89	3,804,000	$1.86	3,770,000	$2.18

Effect of dilutive securities:
Stock options	103,000		116,000		97,000

Earnings per share, diluted	3,906,000	$1.84	3,920,000	$1.81	3,867,000	$2.13

In 2005, 2004 and 2003, stock options representing 13,125 shares, 12,625 shares and 13,750 shares, respectively, were not included in the calculation of earnings per share because they would have been antidilutive.

Note 14.	Retained Earnings

Transfers of funds from the banking subsidiary to the Company in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 2005, the aggregate amount of unrestricted funds which could be transferred from the Company’s subsidiaries to the Company, without prior regulatory approval, totaled $17,834,000 or 33.3% of the total consolidated net assets.

Note 15.	Financial Instruments With Off-Balance-Sheet Risk and Credit Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and interest rate swaps. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of the contract amount of the Company’s exposure to off-balance-sheet risk as of December 31, 2005 and 2004, is as follows:

	2005	2004
	(In Thousands)
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$93,572	$70,967
Standby letters of credit	3,729	2,683

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Unfunded commitments under lines of credit are commitments for possible future extensions of credit to existing customers. Those lines of credit may not be drawn upon to the total extent to which the Company is committed.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds certificates of deposit, deposit accounts, and real estate as collateral supporting those commitments for which collateral is deemed necessary.

The Company maintains an interest rate risk management strategy that uses derivative instruments to minimize significant, unanticipated earnings fluctuations caused by interest rate volatility. The Company’s specific goal is to lower (where possible) the cost of its borrowed funds.

The Company enters into interest rate swaps to lock in the interest cash outflows on its floating-rate debt. On December 8, 2004, the Company borrowed a $15,000,000 variable rate advance from FHLB. On that same date, the Company entered into an interest rate swap with SunTrust Bank. The total notional amount of the swap is $15,000,000. This cash flow hedge effectively changes the variable-rate interest on the FHLB advance to a fixed-rate of interest. Under the terms of the swap (which expires December 2006), the Company pays SunTrust Bank a fixed interest rate of 3.35%. SunTrust Bank pays the Company a variable rate of interest indexed to the three-month LIBOR, plus 0.02%. The interest receivable from SunTrust reprices quarterly.

Changes in the fair value of the interest rate swap designated as a hedging instrument of the variability of cash flows associated with the long-term debt are reported in other comprehensive income. This amount is subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on floating-rate debt obligation affects earnings. Because there are no differences between the critical terms of the interest rate swap and the hedged debt obligation, the Company assumes no ineffectiveness in the hedging relationship.

The Company has approximately $9,618,000 in deposits in financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (“FDIC”) at December 31, 2005.

Note 16.	Fair Value of Financial Instruments and Interest Rate Risk

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Short-Term Investments

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities

For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. The carrying value of restricted stock approximates fair value based on the redemption provisions of the applicable entities.

Loans Held for Sale

Fair values of loans held for sale are based on commitments on hand from investors or prevailing market prices.

Loans

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans were estimated using discounted cash flow analyses, using interest rates currently being offered.

Accrued Interest

The carrying amounts of accrued interest approximate fair values.

Deposits and Borrowings

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. For all other deposits and borrowings, the fair value is determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

Off-Balance-Sheet Financial Instruments

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 2005 and 2004, the fair values of loan commitments and standby letters of credit were deemed immaterial.

Fair values for off-balance-sheet derivative financial instruments, for other-than-trading purposes, are based upon quoted market prices.

The estimated fair values, and related carrying amounts, of the Company’s financial instruments are as follows:

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash and short-term investments	$15,625	$15,625	$15,007	$15,007
Securities	149,591	149,616	174,388	174,483
Loans held for sale	—	—	21,307	21,307
Loans	520,511	506,093	345,406	344,138
Accrued interest receivable	3,035	3,035	2,430	2,430
Interest rate swap	206	206	—	—

Financial liabilities:
Deposits	$551,432	$550,200	$424,879	$424,656
Securities sold under agreements to repurchase	34,317	34,280	40,912	40,899
Federal Home Loan Bank advances	24,100	24,100	16,000	16,000
Long-term debt	57,500	57,250	53,500	53,722
Trust preferred capital notes	15,465	15,646	15,465	15,627
Accrued interest payable	1,010	1,010	799	799

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Company’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.

Note 17.	Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2005 and 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Company’s and the Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amount in Thousands)
As of December 31, 2005:
Total Capital (to Risk Weighted Assets):
Consolidated	$68,480	12.0%	$45,818	8.0%	N/A	N/A
Middleburg Bank	$66,685	11.7%	$45,709	8.0%	$57,136	10.0%
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$63,337	11.1%	$22,909	4.0%	N/A	N/A
Middleburg Bank	$61,542	10.8%	$22,854	4.0%	$34,281	6.0%
Tier 1 Capital (to Average Assets):
Consolidated	$63,337	8.7%	$29,011	4.0%	N/A	N/A
Middleburg Bank	$61,542	8.5%	$28,935	4.0%	$36,169	5.0%

As of December 31, 2004:
Total Capital (to Risk Weighted Assets):
Consolidated	$62,395	15.1%	$33,180	8.0%	N/A	N/A
Middleburg Bank	$58,842	14.3%	$32,931	8.0%	$41,164	10.0%
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$58,636	14.2%	$16,590	4.0%	N/A	N/A
Middleburg Bank	$55,424	13.5%	$16,466	4.0%	$24,698	6.0%
Tier 1 Capital (to Average Assets):
Consolidated	$58,636	10.2%	$23,347	4.0%	N/A	N/A
Middleburg Bank	$55,424	9.7%	$22,914	4.0%	$28,643	5.0%

Note 18.	Goodwill and Intangible Assets

The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets, which prescribes the accounting for goodwill and intangible assets subsequent to initial recognition. The provisions of SFAS No. 142 discontinue the amortization of goodwill and intangible assets with indefinite lives but require at least an annual impairment review, and more frequently if certain impairment indicators are in evidence. Based on the testing for impairment of goodwill and intangible assets, there were no impairment charges for 2005, 2004 or 2003. Identifiable intangible assets are being amortized over the period of expected benefit, which ranges from 7 to 15 years. Information concerning goodwill and intangible assets is presented in the following table:

	December 31, 2005		December 31, 2004
	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Identifiable intangibles	$3,734,000	$1,266,071	$3,734,000	$928,452
Unamortizable goodwill	3,421,868	—	3,421,868	—

Amortization expense of core deposit intangibles for each of the three years ended December 31, 2005 totaled $337,619. Estimated amortization expense of core deposit intangibles for the years ended December 31 follows (in thousands):

2006	$337,619
2007	337,619
2008	337,619
2009	212,905
2010	171,333
Thereafter	1,070,834

$2,467,929

Note 19.	Trust Preferred Capital Notes

On November 14, 2001, ICBI Capital Trust I, a wholly-owned subsidiary of the Company, was formed for the purpose of issuing redeemable capital securities. On November 28, 2001, $10 million of trust preferred securities were issued through a pooled underwriting totaling approximately $750 million. The securities have a LIBOR-indexed floating rate of interest. During 2005, the interest rates ranged from 6.44% to 8.42%. For the year ended December 31, 2005, the weighted-average interest rate was 7.04%. The securities have a mandatory redemption date of December 8, 2031, and are subject to varying call provisions beginning December 8, 2006. The principal asset of the Trust is $10.3 million of the Company’s junior subordinated debt securities with like maturities and like interest rates to the capital securities.

On December 12, 2003, MFC Capital Trust II, a wholly-owned subsidiary of the Company, was formed for the purpose of issuing redeemable capital securities. On December 19, 2003, $5 million of trust preferred securities were issued through a pooled underwriting totaling approximately $344 million (the “Trust Preferred Securities”). The securities have a LIBOR-indexed floating rate of interest.

During 2005, the interest rates ranged from 5.01% to 7.09%. For the year ended December 31, 2005, the weighted-average interest rate was 6.20%. The securities have a mandatory redemption date of January 23, 2034, and are subject to varying call provisions beginning January 23, 2009. The principal asset of the MFC Capital Trust II is $5.2 million of the Company’s junior subordinated debt securities with like maturities and like interest rates to the capital securities.

The Trust Preferred Securities may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 capital after its inclusion. The portion of the Trust Preferred Securities not considered as Tier 1 capital may be included in Tier 2 capital. On December 31, 2005, all of the Company’s Trust Preferred Securities are included in Tier I capital.

The obligations of the Company with respect to the issuance of the capital securities constitute a full and unconditional guarantee by the Company of the trusts’ obligations with respect to the capital securities.

Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related capital securities.

Note 20.	Acquisition of Mortgage Company Interest

On April 15, 2003, the Bank, a wholly owned subsidiary of the Company, acquired 40% of the issued and outstanding membership interest units of Southern Trust Mortgage, LLC (“STM”). The Bank acquired the membership interest units in equal proportion from the seven members of STM, all of whom own, in the aggregate, the remaining issued and outstanding units of STM. STM is a regional mortgage lender headquartered in Norfolk, Virginia and has offices in Virginia, Maryland, North Carolina, South Carolina and Georgia. The purchase price that the Company and the Bank paid in connection with the acquisition consisted of approximately $6.0 million in cash and 44,359 shares of common stock.

The Company is accounting for its investment in STM by the equity method of accounting under which the Company’s share of the net income of the affiliate is recognized as income in the Company’s income statement and added to the investment account, and dividends received from the affiliate are treated as a reduction of the investment account. The investment in affiliate totaling $9.9 million at December 31, 2005 is included in other assets on the consolidated balance sheet.

Note 21.	Condensed Financial Information – Parent Corporation Only

MIDDLEBURG FINANCIAL CORPORATION

(Parent Corporation Only)

Balance Sheets

December 31, 2005 and 2004

	2005	2004
	(In Thousands)
Assets
Cash on deposit with subsidiary bank	$518	$145
Money market fund	40	901
Securities available for sale	87	1,848
Investment in subsidiaries	62,852	58,384
Goodwill	3,422	3,422
Intangible assets, net	2,468	2,806
Other assets	407	646

Total assets	$69,794	$68,152

Liabilities
Trust preferred capital notes	$15,465	$15,465
Other liabilities	853	1,125

Total liabilities	$16,318	$16,590

Shareholders’ Equity
Common stock	$9,515	$9,523
Capital surplus	5,431	5,684
Retained earnings	39,281	34,997
Accumulated other comprehensive income (loss), net	(751)	1,358

Total shareholders’ equity	$53,476	$51,562

Total liabilities and shareholders’ equity	$69,794	$68,152

MIDDLEBURG FINANCIAL CORPORATION

(Parent Corporation Only)

Statements of Income

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(In Thousands)
Income
Dividends from subsidiaries	$2,097	$2,682	$3,300
Interest and dividends from investments	56	90	163
Interest on money market fund	12	1	6
Management fees from MIA	40	40	40
Other income	—	27	5
Gains on securities available for sale, net	149	128	81

Total income	$2,354	$2,968	$3,595

Expenses
Salaries and employee benefits	$151	$316	$125
Amortization	418	418	398
Legal and professional fees	27	79	32
Printing and supplies	4	3	5
Directors fees	73	64	44
Advertising	—	3	1
Interest expense	1,028	771	548
Other	421	371	215

Total expenses	$2,122	$2,025	$1,368

Income before allocated tax benefits and undistributed income of subsidiaries	$232	$943	$2,227

Income tax (benefit)	(506)	(485)	(258)

Income before equity in undistributed income of subsidiaries	$738	$1,428	$2,485

Equity in undistributed income of subsidiaries	6,436	5,664	5,734

Net income	$7,174	$7,092	$8,219

MIDDLEBURG FINANCIAL CORPORATION

(Parent Corporation Only)

Statements of Cash Flows

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(In Thousands)
Cash Flows from Operating Activities
Net income	$7,174	$7,092	$8,219
Adjustments to reconcile net income to net cash provided by operating activities:
Discount accretion on securities, net	—	—	(20)
Amortization	418	417	398
Undistributed earnings of subsidiaries	(6,436)	(5,664)	(5,734)
Gain on sale of securities available for sale	(149)	(128)	(81)
(Increase) decrease in other assets	159	(410)	58
Increase (decrease) in other liabilities	(245)	297	56

Net cash provided by operating activities	$921	$1,604	$2,896

Cash Flows from Investing Activities
Purchase of securities available for sale	$—	$(444)	$(859)
Proceeds from sale of securities available for sale	1,742	575	1,498
Investment in subsidiary bank	—	(4,300)	—

Net cash provided by (used in) investing activities	$1,742	$(4,169)	$639

Cash Flows from Financing Activities
Proceeds from issuance of trust preferred capital notes	$—	$—	$5,000
Payments on long-term debt	—	—	(545)
Payments for the repurchase of common stock	(485)	—	—
Net proceeds from issuance of common stock	224	158	142
Cash dividends paid	(2,890)	(2,891)	(2,439)

Net cash provided by (used in) financing activities	$(3,151)	$(2,733)	$2,158

Increase (decrease) in cash and cash equivalents	$(488)	$(5,298)	$5,693
Cash and Cash Equivalents
Beginning	1,046	6,344	651

Ending	$558	$1,046	$6,344

Supplemental Disclosure of Noncash Transactions
Issuance of common stock for contingent payment under terms of acquisition of affiliate	$—	$—	$2,000

Note 22.	Segment Reporting

The Company has two reportable segments, banking and trust and investment advisory services. Revenue from banking activity consists primarily of interest earned on loans and investment securities, service charges on deposit accounts, and income recognized from the Bank’s investment in STM.

Revenues from trust and investment advisory services are comprised of fees based upon the market value of assets under administration. The trust and investment advisory services are conducted by two subsidiaries of the Company, Middleburg Trust Company and Middleburg Investment Advisors.

Information about reportable segments and reconciliation to the consolidated financial statements follows:

	For the Year Ended December 31, 2005
	Banking	Trust and Investment Advisory	Intersegment Eliminations	Consolidated
	(In Thousands)
Revenues:
Interest income	$36,193	$47	$(28)	$36,212
Trust and investment advisory fee income	—	4,045	(105)	3,940
Other income	5,127	(5)	(41)	5,081

Total operating income	$41,320	$4,087	$(174)	$45,233

Expenses:
Interest expense	$11,624	$—	$(28)	$11,596
Salaries and employee benefits	11,199	2,041		13,240
Provision for loan losses	1,744	—		1,744
Other	7,564	1,262	(146)	8,680

Total operating expenses	$32,131	$3,303	$(174)	$35,260

Income before income taxes	$9,189	$784	$—	$9,973
Provision for income taxes	2,458	341		2,799

Net income	$6,731	$443	$—	$7,174

Total assets	$733,734	$7,557	$(1,380)	$739,911
Capital expenditures	$3,682	$3	$—	$3,685

	For the Year Ended December 31, 2004
	Banking	Trust and Investment Advisory	Intersegment Eliminations	Consolidated
	(In Thousands)
Revenues:
Interest income	$26,643	$40	$(16)	$26,667
Trust and investment advisoryfee income	—	3,782	(94)	3,688
Other income	4,947	1	(42)	4,906

Total operating income	$31,590	$3,823	$(152)	$35,261

Expenses:
Interest expense	$6,049	$—	$(16)	$6,033
Salaries and employee benefits	8,833	2,054	—	10,887
Provision for loan losses	796	—	—	796
Other	6,609	1,199	(136)	7,672

Total operating expenses	$22,287	$3,253	$(152)	$25,388

Income before income taxes	$9,303	$570	$—	$9,873
Provision for income taxes	2,513	268	—	2,781

Net income	$6,790	$302	$—	$7,092

Total assets	$600,033	$7,658	$(1,570)	$606,121
Capital expenditures	$6,194	$1	$—	$6,195

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands, Except Share Data)

	(Unaudited) March 31, 2006	December 31, 2005
Assets:
Cash and due from banks	$13,813	$15,465
Interest-bearing deposits in banks	288	160
Securities (fair value: March 31, 2006, $149,985, December 31, 2005, $149,616)	149,967	149,591
Loans, net of allowance for loan losses of $5,370 in 2006 and $5,143 in 2005	543,399	520,511
Premises and equipment, net	18,638	18,656
Accrued interest receivable and other assets	35,912	35,528

Total assets	$762,017	$739,911

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing demand deposits	$121,809	$128,641
Savings and interest bearing demand deposits	287,881	273,570
Time deposits	136,138	149,221

Total deposits	$545,828	$551,432

Federal funds purchased	275	—
Securities sold under agreements to repurchase	34,902	34,317
Federal Home Loan Bank advances	51,000	24,100
Long-term debt	55,000	57,500
Trust preferred capital notes	15,465	15,465
Accrued interest payable and other liabilities	5,014	3,621

Total liabilities	$707,484	$686,435

Shareholders’ Equity:
Common stock, par value $2.50 per share, authorized 20,000,000 shares; issued and outstanding at March 31, 2006 - 3,809,053 issued and outstanding at December 31, 2005 - 3,806,053	$9,523	$9,515
Capital surplus	5,459	5,431
Retained earnings	40,605	39,281
Accumulated other comprehensive loss, net	(1,054)	(751)

Total shareholders’ equity	$54,533	$53,476

Total liabilities and shareholders’ equity	$762,017	$739,911

See Accompanying Notes to Consolidated Financial Statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(In Thousands, Except Per Share Data)

	(Unaudited)
	For the Three Months Ended March 31,
	2006	2005
Interest and Dividend Income
Interest and fees on loans	$8,866	$5,784
Interest on investment securities:
Taxable	1	1
Nontaxable	22	35
Interest on securities available for sale:
Taxable	1,329	1,432
Nontaxable	350	365
Dividends	75	71
Interest on deposits in banks and federal funds sold	10	4

Total interest and dividend income	$10,653	$7,692

Interest Expense
Interest on deposits	$2,525	$938
Interest on securities sold under agreements to repurchase	323	169
Interest on short-term debt	343	184
Interest on long-term debt	851	778

Total interest expense	$4,042	$2,069

Net interest income	$6,611	$5,623
Provision for loan losses	250	472

Net interest income after provision for loan losses	$6,361	$5,151

Other Income
Service charges on deposit accounts	$436	$390
Trust and investment advisory fee income	1,071	943
Commissions on investment sales	193	205
Equity in earnings of affiliate	103	194
Other service charges, commissions and fees	160	110
Bank-owned life insurance	104	112
Other operating income	24	22

Total other income	$2,091	$1,976

Other Expense
Salaries and employees’ benefits	$3,477	$3,159
Net occupancy and equipment expense	741	702
Other taxes	125	117
Computer operations	233	206
Other operating expenses	970	936

Total other expense	$5,546	$5,120

Income before income taxes	$2,906	$2,007
Income taxes	858	598

Net income	$2,048	$1,409

Net income per share, basic	$0.54	$0.37
Net income per share, diluted	$0.52	$0.36
Dividends per share	$0.19	$0.19

See Accompanying Notes to Consolidated Financial Statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

For the Three Months Ended March 31, 2006 and 2005

(In Thousands, Except Share Data)

(Unaudited)

	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income	Total
Balances - December 31, 2004	$9,523	$5,684	$34,997	$1,358		$51,562
Comprehensive Income
Net income			1,409		$1,409	1,409
Other comprehensive loss net of tax:
Unrealized holding losses arising during the period (net of tax, $659)					(1,277)
Change in fair value of derivatives for interest rate swap (net of tax, $59)					109

Other comprehensive loss (net of tax, $600)			(1,168)	$(1,168)	$(1,168)	(1,168)

Total comprehensive income					$241

Cash dividends declared			(722)			(722)
Repurchase of common stock (11,000 shares)	(27)	(380)				(407)
Issuance of common stock (150 shares)	—	2				2

Balances - March 31, 2005	$9,496	$5,306	$35,684	$190		$50,676

Balances - December 31, 2005	$9,515	$5,431	$39,281	$(751)		$53,476
Comprehensive Income
Net income			2,048		$2,048	2,048
Other comprehensive loss net of tax:
Unrealized holding losses arising during the period (net of tax, $153)					(298)
Change in fair value of derivatives for interest rate swap (net of tax, $3)					(5)

Other comprehensive loss (net of tax, $156)				(303)	$(303)	(303)

Total comprehensive income					$1,745

Cash dividends declared			(724)			(724)
Issuance of common stock (3,000 shares)	8	28				36

Balances - March 31, 2006	$9,523	$5,459	$40,605	$(1,054)		$54,533

See Accompanying Notes to Consolidated Financial Statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2006	March 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,048	$1,409
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	250	472
Depreciation and amortization	430	388
(Equity in undistributed earnings) and distributions in excess of earnings of affiliate	46	(55)
Premium amortization and discount (accretion) on securities, net	12	(2)
Originations of loans held for sale	—	(50,791)
Proceeds from sales of loans held for sale	—	60,473
(Increase) in other assets	(437)	(5)
Increase in other liabilities	1,392	716

Net cash provided by operating activities	$3,741	$12,605

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturity, principal paydowns and calls on investment securities	$—	$222
Proceeds from maturity, principal paydowns and calls of securities available for sale	3,215	6,832
Proceeds from sale of securities available for sale	2,487	2,220
Purchase of securities available for sale	(6,540)	(6,525)
Net (increase) in loans	(23,138)	(47,333)
Purchases of premises and equipment	(258)	(1,147)

Net cash (used in) investing activities	$(24,234)	$(45,731)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in non-interest bearing and interest bearing demand deposits and savings accounts	$7,479	$10,569
Net increase (decrease) in certificates of deposits	(13,083)	14,751
Net increase in federal funds purchased	275	—
Proceeds from Federal Home Loan Bank advances	82,175	66,890
Payment on Federal Home Loan Bank advances	(55,275)	(42,250)
Payment on long-term debt	(2,500)	—
Cash dividends paid	(723)	(724)
Issuance of common stock	36	2
Repurchase of common stock	—	(407)
Increase (decrease) in securities sold under agreements to repurchase	585	(15,588)

Net cash provided by financing activities	$18,969	$33,243

(Decrease) increase in cash and cash equivalents	$(1,524)	$117
CASH AND CASH EQUIVALENTS
Beginning	15,625	15,007

Ending	$14,101	$15,124

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for:
Interest	$3,826	$1,779
Income taxes	35	611
SUPPLEMENTAL DISCLOSURES FOR NON-CASH INVESTING AND FINANCING ACTIVITIES
Unrealized (loss) on securities available for sale	(450)	(1,936)
Change in fair value of interest rate swap	(8)	168

See Accompanying Notes to Consolidated Financial Statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDAIRIES

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2006 and 2005

(Unaudited)

Note 1. General

In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position at March 31, 2006 and the results of operations, changes in shareholders’ equity and cash flows for the three months ended March 31, 2006 and 2005, in accordance with accounting principles generally accepted in the United States of America. The statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”) of Middleburg Financial Corporation (the “Company”). The results of operations for the three month periods ended March 31, 2006 and 2005 are not necessarily indicative of the results to be expected for the full year.

Note 2. Stock–Based Employee Compensation Plan

As of March 31, 2006, the Company sponsored one stock option plan (the 1997 Stock Option Plan), which provides for the granting of both incentive and nonqualified stock options. Under the plan, the Company may grant options to its officers and employees for up to 380,000 shares of common stock. The exercise price of each option equals the market price of the Company’s stock on the date of grant. The options vest over the three years following the date of grant. All options expire ten years from the grant date. The Company did not grant any options during the three months ended March 31, 2006.

(Subsequent to March 31, 2006, the Company’s shareholders approved the 2006 Equity Compensation Plan, which will succeed the 1997 Stock Option Plan. The Company has not made any grants or awards under the new plan.)

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, such as stock options, based on the fair value of those awards at the date of the grant and eliminates the choice to account for stock options under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company adopted SFAS No. 123R effective January 1, 2006 using the modified prospective method and, as such, results for prior periods have not been restated. As of March 31, 2006, there was $21,000 in unrecognized compensation expense. Prior to January 1, 2006, no stock-based employee compensation cost was reflected in net income, as all options granted under the Company’s plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and earnings per share for the period indicated if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, prior to January 1, 2006.

Three Months Ended March 31, 2005
(In Thousands, except per share data)
Net income, as reported	$1,409
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(22)

Pro forma net income	$1,387

Earnings per share:
Basic - as reported	$0.37
Basic - pro forma	0.36
Diluted - as reported	0.36
Diluted - pro forma	0.35

Note 3. Securities

Amortized costs and fair values of securities being held to maturity at March 31, 2006 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Market Value
	(In Thousands)
Obligations of states and political subdivisions	$1,699	$18	$—	$1,717
Mortgage backed securities	34	—	—	34

	$1,733	$18	$—	$1,751

Amortized costs and fair values of securities available for sale at March 31, 2006 are summarized as follows:

	Amortized Cost	Gross Gains	Gross (Losses)	Market Value
	(In Thousands)
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$9,439	$—	$(174)	$9,265
Corporate preferred stock	2,090	—	(6)	2,084
Obligations of states and political subdivisions	30,804	969	(46)	31,727
Mortgage backed securities	87,858	93	(3,006)	84,945
Restricted Stock	6,798	—	—	6,798
Other	13,041	376	(2)	13,415

	$150,030	$1,438	$(3,234)	$148,234

At March 31, 2006, investments in an unrealized loss position that were temporarily impaired are as follows:

	Less Than 12 Months		12 Months or More
	Fair Value	Unrealized (Losses)	Fair Value	Unrealized (Losses)
	(In thousands)
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$1,340	$(9)	$7,900	$(165)
Obligations of states and political subdivisions	2,920	(18)	610	(28)
Mortgage-backed securities	36,238	(908)	43,852	(2,098)
Corporate preferred	—	—	2,085	(6)
Other	98	(2)	—	—

Total temporarily impaired securities	$40,596	$(937)	$54,447	$(2,297)

The unrealized losses in the portfolio as of March 31, 2006 are considered temporary and are a result of the current interest rate environment and not increased credit risk. Of the temporarily impaired securities, 89 are investment grade and one is non-rated. The federal agency mortgage-backed securities have the largest temporary impairment but are issued by government sponsored enterprises (Federal National Mortgage Association and Federal Home Loan Mortgage Corporation). The non-rated security is a corporate trust preferred security that has a par value at maturity of $90,000. Market prices change daily and are affected by conditions beyond the control of the Company. Although the Company has the ability and intent to hold these securities until the temporary loss is recovered, decisions by management may necessitate the sale before the loss is fully recovered. Investment decisions reflect the strategic asset/liability objectives of the Company. The investment portfolio is analyzed frequently and managed to provide an overall positive impact to the Company’s income statement and balance sheet.

Note 4. Loan Portfolio

The consolidated loan portfolio was composed of the following:

	March 31, 2006	December 31, 2005
	(In Thousands)
Commercial, financial and agricultural	$27,519	$28,388
Real estate construction	96,873	88,312
Real estate mortgage	405,846	390,970
Consumer installment	17,699	17,128

Total loans	547,937	524,798
Add: Deferred loan costs	832	856
Less: Allowance for loan losses	5,370	5,143

Net loans	$543,399	$520,511

The Company had $11,000 in non-performing assets at March 31, 2006.

Note 5. Allowance for Loan Losses

The following is a summary of transactions in the allowance for loan losses:

	March 31, 2006	December 31, 2005
	(In Thousands)
Balance at January 1	$5,143	$3,418
Provision charged to operating expense	250	1,744
Recoveries added to the allowance	24	60
Loan losses charged to the allowance	(47)	(79)

Balance at the end of the period	$5,370	$5,143

Note 6. Earnings Per Share

The following table shows the weighted average number of shares used in computing earnings per share and the effect on the weighted average number of shares of potential dilutive common stock. Potential dilutive common stock has no effect on income available to common shareholders.

	Three Months Ended
	March 31, 2006		March 31, 2005
	Shares	Per Share Amount	Shares	Per Share Amount
Basic EPS	3,807,786	$0.54	3,802,732	$0.37

Effect of dilutive securities: stock options	97,179		109,158

Diluted EPS	3,904,965	$0.52	3,911,890	$0.36

Note 7. Segment Reporting

The Company operates in a decentralized fashion in two principal business activities: banking services and trust and investment advisory services. Revenue from banking activities consists primarily of interest earned on loans and investment securities, service charges on deposit accounts, and income recognized from the 41.8% investment of the Bank in STM.

Middleburg Investment Group, the non-bank subsidiary of the Company, generates revenues from trust and investment advisory activities through its two subsidiaries, Middleburg Trust Company and Middleburg Investment Advisors. Trust and investment advisory revenue is comprised of fees based upon the market value of the accounts under administration.

The banking segment has assets in custody with Middleburg Trust Company and accordingly pays Middleburg Trust Company a monthly fee. The banking segment also pays interest to both Middleburg Trust Company and Middleburg Investment Advisors on deposit accounts that each company has at the Bank. Middleburg Investment Advisors pays the Company a management fee each month for accounting and other services provided. Transactions related to these relationships are eliminated to reach consolidated totals.

The following table presents segment information for the three months ended March 31, 2006 and 2005, respectively.

	For the Three Months Ended March 31, 2006				For the Three Months Ended March 31, 2005
	Banking	Trust and Investment Advisory	Intercompany Eliminations	Consolidated	Banking	Trust and Investment Advisory	Intercompany Eliminations	Consolidated
	(In Thousands)
Revenues:
Interest income	$10,645	$16	$(8)	$10,653	$7,686	$11	$(5)	$7,692
Trust and investment advisory fee income	—	1,096	(25)	1,071	—	970	(27)	943
Other income	1,029	1	(10)	1,020	1,043	—	(10)	1,033

Total operating income	11,674	1,113	(43)	12,744	8,729	981	(42)	9,668

Expenses:
Interest expense	4,050	—	(8)	4,042	2,074	—	(5)	2,069
Salaries and employee benefits	2,914	563	—	3,477	2,672	487	—	3,159
Provision for loan losses	250	—	—	250	472	—	—	472
Other	1,788	316	(35)	2,069	1,710	288	(37)	1,961

Total operating expenses	9,002	879	(43)	9,838	6,928	775	(42)	7,661

Income before income taxes	2,672	234	—	2,906	1,801	206	—	2,007
Provision for income taxes	760	98	—	858	507	91	—	598

Net income	$1,912	$136	$—	$2,048	$1,294	$115	$—	$1,409

Total assets	$755,636	$7,774	$(1,393)	$762,017	$640,044	$7,610	$(7,935)	$639,719
Capital expenditures	$243	$15	$—	$258	$1,147	$—	$—	$1,147

Note 8. Defined Benefit Pension Plan

The table below reflects the components of the Net Periodic Benefit Cost.

	Three Months Ended March 31,
	2006	2005
	(In Thousands)
Service cost	$169	$148
Interest cost	60	54
Expected return on plan assets	(92)	(77)
Amortization of net obligation at transition	(1)	(1)
Net actuarial loss	6	10

Net periodic benefit cost	$142	$134

The Company previously disclosed in the 2005 Form 10-K that it expected to contribute $428,000 to its pension plan in 2006. As of March 31, 2006, no contributions have been made. The Company plans to make all required contributions for 2006.

Note 9. Recent Accounting Pronouncements

In March 2006, FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets – an amendment of SFAS No. 140. SFAS no. 156 amends SAFS No. 140 with respect to separately recognized servicing assets and liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract and requires all servicing assets and liabilities to be initially measured at fair value, if practicable. SFAS No. 156 also permits entities to subsequently measure servicing assets and liabilities using an amortization method or fair value measurement method. Under the amortization method, servicing assets and liabilities are amortized in proportion to and over the estimated period of the servicing. Under the fair value measurement method, servicing assets are measured at fair value at each reporting date and changes in fair value are reported in net income for the period the change occurs.

Adoption of SFAS No. 156 is required as of the beginning of fiscal years beginning subsequent to September 15, 2006. Earlier adoption is permitted as of the beginning of an entities fiscal year, provided the entity had not yet issued financial statements, including interim financial statements.

The Company does not expect the adoption of SFAS No. 156 at the beginning of 2007 to have a material impact.

                        , 2006

[INSERT LOGO]

500,000 Shares of Common Stock

PROSPECTUS

Scott & Stringfellow, Inc.	Davenport & Company LLC

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$1,953	*
NASD Filing Fee	2,500
Printing Expenses	30,000
Accounting Fees and Expenses	30,000
Legal Fees and Expenses	75,000
Blue Sky Fees and Expenses	30,000
Miscellaneous Expenses	547
Total	$170,000

*	Represents actual expenses. All other expenses are estimates.

Item 14. Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he or she has met the standard of conduct prescribed by the Virginia Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

Article III of the Registrant’s Articles of Incorporation provides for the elimination of certain personal liability of directors and executive officers of the Registrant to the Registrant and its shareholders for monetary damages in excess of one dollar arising by reason of the fact that such person is or was serving in such capacity. In addition, Article III provides for the indemnification of persons who are or were directors, officers, employees or agents of the Registrant, or who are or were serving at the request of the Registrant in a similar capacity with another enterprise or entity to the fullest extent authorized by the Virginia Act. Article III also authorizes the Registrant to purchase insurance for itself and indemnifiable persons against any expense, liability or loss whether or not the Registrant would have the power to indemnify such expense, liability or loss under the Virginia Act.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed on behalf of the Registrant as part of this registration statement:

1.1	Form of Underwriting Agreement.*

3.1	Articles of Incorporation of Middleburg Financial Corporation (restated in electronic format as of October 2, 2003), attached as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2003, incorporated herein by reference.

3.2	Bylaws of Middleburg Financial Corporation (restated in electronic format as of September 28, 2005), attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 4, 2005, incorporated herein by reference.

4.1	Specimen of Common Stock Certificate, attached as Exhibit 4 to the Registration Statement on Form S-4, Registration No. 333-24523, filed with the Commission on April 4, 1997 (the “Form S-4”) incorporated herein by reference.

5.1	Opinion of Williams Mullen.*

10.1	Employment Agreement, dated as of January 1, 1998, between the Registrant and Joseph L. Boling, attached as Exhibit 10.1 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1998, incorporated herein by reference.

10.2	Independent Community Bankshares, Inc. 1997 Stock Option Plan, as amended, attached as Exhibit 4.3 to the Registration Statement on Form S-8, Registration No. 333-93447, filed with the Commission on December 22, 1999, incorporated herein by reference.

10.3	Middleburg Financial Corporation 2006 Management Incentive Plan, attached as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, incorporated herein by reference.

10.4	Middleburg Financial Corporation 2006 Equity Compensation Plan, attached as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 2, 2006, incorporated herein by reference.

21.1	Subsidiaries of Middleburg Financial Corporation, attached as Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, incorporated herein by reference.

23.1	Consent of Williams Mullen (included in Exhibit 5.1).*

23.2	Consent of Yount, Hyde & Barbour, P.C.*

24.1	Powers of Attorney (included on signature page).**

*	Filed herewith.
**	Filed previously.

(b)	Financial Statement Schedules. All financial statement schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are either included in the financial information set forth in the Prospectus or are inapplicable and therefore have been omitted.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of

1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Loudoun County, Commonwealth of Virginia, on June 16, 2006.

MIDDLEBURG FINANCIAL CORPORATION

By:	/s/ Joseph L. Boling
Joseph L. Boling
Chairman of the Board, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph L. Boling Joseph L. Boling	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	June 16, 2006

* Kathleen J. Chappell	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 16, 2006

* Howard M. Armfield	Director	June 16, 2006

* Henry F. Atherton, III	Director	June 16, 2006

* Childs Frick Burden	Director	June 16, 2006

* J. Lynn Cornwell, Jr.	Director	June 16, 2006

* Robert C. Gilkison	Director	June 16, 2006

Signature	Title	Date

* Louis G. Matrone	Director	June 16, 2006

* Keith W. Meurlin	Director	June 16, 2006

* Thomas W. Nalls	Director	June 16, 2006

* John Sherman	Director	June 16, 2006

* Millicent W. West	Director	June 16, 2006

* Edward T. Wright	Director	June 16, 2006

*	Joseph L. Boling, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of this registration statement.

By:	/s/ Joseph L. Boling
Joseph L. Boling
June 16, 2006

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.*

3.1	Articles of Incorporation of Middleburg Financial Corporation (restated in electronic format as of October 2, 2003), attached as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2003, incorporated herein by reference.

3.2	Bylaws of Middleburg Financial Corporation (restated in electronic format as of September 28, 2005), attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 4, 2005, incorporated herein by reference.

4.1	Specimen of Common Stock Certificate, attached as Exhibit 4 to the Registration Statement on Form S-4, Registration No. 333-24523, filed with the Commission on April 4, 1997 (the “Form S-4”) incorporated herein by reference.

5.1	Opinion of Williams Mullen.*

10.1	Employment Agreement, dated as of January 1, 1998, between the Registrant and Joseph L. Boling, attached as Exhibit 10.1 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1998, incorporated herein by reference.

10.2	Independent Community Bankshares, Inc. 1997 Stock Option Plan, as amended, attached as Exhibit 4.3 to the Registration Statement on Form S-8, Registration No. 333-93447, filed with the Commission on December 22, 1999, incorporated herein by reference.

10.3	Middleburg Financial Corporation 2006 Management Incentive Plan, attached as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, incorporated herein by reference.

10.4	Middleburg Financial Corporation 2006 Equity Compensation Plan, attached as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 2, 2006, incorporated herein by reference.

21.1	Subsidiaries of Middleburg Financial Corporation, attached as Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, incorporated herein by reference.

23.1	Consent of Williams Mullen (included in Exhibit 5.1).*

23.3	Consent of Yount, Hyde & Barbour, P.C.*

24.2	Powers of Attorney (included on signature page).**

*	Filed herewith.
**	Filed previously.